The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and neither we nor the selling stockholders named in this prospectus supplement are soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 22, 2005

PROSPECTUS SUPPLEMENT (To Prospectus dated June 17, 2005)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-122906

4,000,000 Shares

Common Stock

($.001 par value per share)

We are offering 2,750,000 shares of our common stock, and the selling stockholders are offering 1,250,000 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is traded on The NASDAQ National Market under the symbol “EPAY.” On June 20, 2005, the closing sale price of our common stock on The NASDAQ National Market was $15.75.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 1 OF THE PROSPECTUS.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to Bottomline	$	$
Proceeds, before expenses, to the Selling Stockholders	$	$

The underwriters may also purchase up to an additional 350,000 shares from us and up to an additional 250,000 shares from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about              , 2005.

Sole Book-Running Manager	Co-Lead Manager
Needham & Company, LLC A.G. Edwards	Adams Harkness Thomas Weisel Partners LLC

The date of this prospectus supplement is                  , 2005.

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights only some of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” beginning on page 1 of the prospectus regarding our company and the common stock being sold in this offering. All references to “we,” “us,” “Bottomline,” “our,” and similar terms refer to Bottomline Technologies (de), Inc. and its subsidiaries unless the context requires otherwise.

Our Company

We provide software products and services for business payments and invoice management. Our solutions enable organizations to automate, manage, standardize and control transaction-based processes across the enterprise, particularly those that involve making payments, sending and receiving invoices, receiving payments, generating business documents and conducting electronic banking. We offer software designed to run on-site at the customer’s location as well as hosted solutions. Our software is sold both on a license and on a subscription basis.

Our software applications address the global payment and related process requirements of business enterprises, permitting them to achieve greater operating efficiency, increase visibility of the cash cycle and better comply with applicable regulations and standards. We support a broad range of global networks and payment standards, including Automated Clearing House (ACH), Financial Electronic Data Interchange (EDI), Fed Wire transfer, BACS (ACH for the UK), BACSTEL-IP and SWIFT, as well as new and evolving standards.

We have over 6,000 customers, in industries such as financial services, insurance, health care, technology, communications, education, media, manufacturing and government. We provide our products and services to approximately 60 of the Fortune 100 companies and 90 of the FTSE (Financial Times) 100 companies. Our customers include leading organizations such as British Airways, Cisco Systems, Citibank, GMAC and John Deere. Our solutions include a hosted offering that automates the receipt, review and approval of legal invoices used by American International Group, Liberty Mutual and Safeco Insurance, among others.

Our objective is to be the leading global provider of business payment and invoice management software solutions and services. Key elements of our strategy include the following:

•	Leveraging our market position to capitalize on growth opportunities in electronic payments and invoice management.

•	Aggressively pursuing the sale of hosted solutions and subscription-based pricing in order to increase our recurring revenue contribution.

•	Expanding our software functionality and product set to support a broader array of financial business processes.

•	Continuing to build our presence outside of North America and the United Kingdom by leveraging our experience with changing global payment standards.

•	Broadening our relationships with our existing customer base by selling existing applications, as well as newly-developed products.

•	Pursuing strategic acquisitions that expand our geographic footprint or complement our product functionality.

Bottomline was originally organized as a New Hampshire corporation in 1989 and was reincorporated as a Delaware corporation in August 1997. Our principal executive offices are located at 325 Corporate Drive, Portsmouth, New Hampshire 03801, our telephone number is (603) 436-0700 and our Internet address is www.bottomline.com. We are not including the information on our web site as part of, or incorporating it by reference into, this prospectus supplement or the accompanying prospectus. Our web site address is included as an inactive technical reference only.

The Offering

Common stock offered by:
Bottomline	2,750,000 shares
Selling stockholders	1,250,000 shares
Total	4,000,000 shares

Common stock to be outstanding after this offering	21,062,252 shares

Use of proceeds	For general corporate purposes, including working capital, product development and capital expenditures, as well as potential acquisitions. See “Use of Proceeds.” We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

NASDAQ National Market Symbol	EPAY

Our common stock to be outstanding after this offering is based on 18,312,252 shares outstanding as of March 31, 2005 and excludes the following as of that date:

•	5,621,897 shares of common stock issuable upon the exercise of options outstanding as of such date at a weighted average exercise price of $11.12 per share;

•	1,729,132 shares of common stock reserved for future issuance under our stock option plans; and

•	922,543 shares of common stock reserved for sale under our employee stock purchase plan.

See “Capitalization” on page S-8 of this prospectus supplement and Note 9 to our 2004 consolidated financial statements, which are included in this prospectus supplement.

In addition, the underwriters have a 30-day option to purchase up to 350,000 additional shares from us and 250,000 additional shares from the selling stockholders to cover overallotments. Some of the disclosures in this prospectus supplement would be different if the underwriters exercise their overallotment option. Unless we tell you otherwise, the information in this prospectus supplement assumes that the underwriters will not exercise their overallotment option.

Summary Consolidated Quarterly Financial Data

(in thousands, except per share data)

You should read the following unaudited summary consolidated quarterly financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes in this prospectus supplement. The unaudited quarterly information has been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. Certain prior period amounts have been reclassified to ensure comparability of all financial information.

	Three Months Ended
	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Mar. 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004	Mar. 31, 2005
Consolidated Statement of Operations Data:
Total revenues	$18,617	$16,871	$21,254	$21,567	$22,440	$21,747	$23,952	$24,488
Total cost of revenues	9,098	7,944	9,662	9,787	9,960	9,170	10,008	10,688

Gross profit	9,519	8,927	11,592	11,780	12,480	12,577	13,944	13,800
Operating expenses:
Sales and marketing	4,969	4,219	5,792	5,474	5,577	5,522	6,272	6,012
Product development and engineering
Product development and engineering	1,545	2,106	2,427	2,429	2,302	2,275	2,597	2,298
In-process research and development	—	789	—	—	53	—	—	—
Stock compensation expense	(24)	13	9	9	10	8	6	—
General and administrative	2,583	2,374	2,932	3,305	3,219	3,106	3,202	3,042
Amortization of intangible assets	2,170	1,611	891	866	909	886	756	707

Total operating expenses	11,243	11,112	12,051	12,083	12,070	11,797	12,833	12,059

Income (loss) from operations	(1,724)	(2,185)	(459)	(303)	410	780	1,111	1,741
Other income (loss), net	(59)	55	42	103	88	57	236	108
Provision for income taxes	(15)	(15)	(32)	(41)	(81)	(158)	(107)	(84)

Net income (loss)	$(1,798)	$(2,145)	$(449)	$(241)	$417	$679	$1,240	$1,765

Diluted net income (loss) per common share	$(0.11)	$(0.13)	$(0.03)	$(0.01)	$0.02	$0.04	$0.07	$0.09
Shares used in computing diluted net income (loss) per share	15,938	16,044	16,621	16,775	18,078	18,314	18,953	19,464
Other Financial Data:
EBITDA(1)	$860	$774	$1,019	$1,187	$2,001	$2,277	$2,618	$2,992

	March 31, 2005
	Actual	As Adjusted(2)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$38,398	$79,029
Working capital	27,449	68,080
Total assets	102,249	142,880
Deferred revenue and deposits	21,040	21,040
Total liabilities	34,517	34,517
Stockholders’ equity	67,732	108,363

Reconciliations of net income (loss) to EBITDA are as follows:

	Three Months Ended
	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Mar. 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004	Mar. 31, 2005
Net income (loss)	$(1,798)	$(2,145)	$(449)	$(241)	$417	$679	$1,240	$1,765
Interest income, net	(49)	(46)	(39)	(46)	(52)	(58)	(127)	(169)
Provision for income taxes	15	15	32	41	81	158	107	84
Depreciation	546	537	575	558	583	604	636	605
Amortization of intangible assets	2,170	1,611	891	866	909	886	756	707
Amortization of stock compensation expense	(24)	13	9	9	10	8	6	—
In-process research and development	—	789	—	—	53	—	—	—

EBITDA	$860	$774	$1,019	$1,187	$2,001	$2,277	$2,618	$2,992

(1)	EBITDA, a non-GAAP financial measure, is defined as GAAP net income (loss) plus interest expense, income taxes and depreciation and amortization less interest earned. EBITDA as calculated by us may be different than EBITDA as calculated for other companies. We have provided an EBITDA measure because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income (loss), as an indicator of our operating performance, or as a substitute for any of our financial measures presented under generally accepted accounting principles.
(2)	As adjusted, to give effect to this offering as if it occurred on March 31, 2005. Assumes the sale of 2,750,000 shares at an assumed public offering price of $15.75 per share, which was the last reported sale price of our common stock on The NASDAQ National Market on June 20, 2005, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus supplement regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus supplement and accompanying prospectus, particularly under the heading “Risk Factors” in the accompanying prospectus, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the 2,750,000 shares of our common stock will be approximately $40.6 million, at an assumed public offering price of $15.75 per share, which was the last reported sale price of our common stock on The NASDAQ National Market on June 20, 2005, and after deducting the estimated underwriting discount and estimated offering expenses payable by us. If the underwriters exercise their overallotment option in full, we estimate the net proceeds from this offering to us will be approximately $45.8 million, at an assumed public offering price of $15.75 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

We expect to use the net proceeds from this offering for general corporate purposes, including working capital, product development and capital expenditures. We may also use a portion of the net proceeds to acquire other complementary products, technologies or businesses when the opportunity arises; however, we currently have no commitments or agreements with respect to any such transactions. As of the date of this prospectus supplement, we cannot specify with certainty the particular uses for the net proceeds we will receive in this offering. Accordingly, our management will have broad discretion in applying our net proceeds of this offering. Pending such uses, the net proceeds of this offering will be invested in investment grade, interest-bearing instruments.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on The NASDAQ National Market under the symbol “EPAY.” The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported by The NASDAQ National Market.

	High	Low
Fiscal Year Ended June 30, 2003
First Quarter	$6.80	$4.37
Second Quarter	6.50	3.71
Third Quarter	7.99	5.02
Fourth Quarter	8.75	5.41
Fiscal Year Ended June 30, 2004
First Quarter	$9.60	$6.38
Second Quarter	9.85	6.89
Third Quarter	11.10	8.77
Fourth Quarter	10.90	7.40
Fiscal Year Ending June 30, 2005
First Quarter	$10.61	$7.50
Second Quarter	17.35	8.90
Third Quarter	16.23	10.63
Fourth Quarter (through June 20, 2005)	15.87	11.31

On June 20, 2005, the last reported sale price of our common stock on The NASDAQ National Market was $15.75 per share. As of March 31, 2005, there were 18,312,252 shares of our common stock outstanding held by approximately 356 holders of record.

DIVIDEND POLICY

We have never paid dividends on our common stock. We intend to retain our earnings for use in our business and, therefore, do not anticipate paying any cash dividends on our common stock for the foreseeable future. Additionally, pursuant to the terms of our existing Loan and Security Agreement with Silicon Valley Bank, any decision to pay dividends on our common stock would be subject to the bank’s approval.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2005:

•	on an actual basis; and

•	on an as adjusted basis to reflect the sale of 2,750,000 shares of our common stock we are offering at an assumed public offering price of $15.75 per share, which was the last reported sale price of our common stock on The NASDAQ National Market on June 20, 2005, after deducting the estimated underwriting discount and offering expenses payable by us.

	As of March 31, 2005
	Actual	As Adjusted
	(in thousands, except share data)
Stockholders’ equity:
Preferred stock, $.001 par value; 4,000,000 shares authorized; none issued and outstanding	$—	$—
Common stock, $.001 par value; 50,000,000 shares authorized; 18,312,252 shares issued and outstanding (actual); 21,062,252 shares issued and outstanding (as adjusted)	18	21
Additional paid-in capital	178,121	218,748
Accumulated other comprehensive income	3,907	3,907
Treasury stock, 143,584 shares	(1,149)	(1,149)
Retained deficit	(113,165)	(113,165)

Total stockholders’ equity	67,732	108,362

Total capitalization	$67,732	$108,362

The table above excludes the following as of March 31, 2005:

•	5,621,897 shares of common stock issuable upon the exercise of options outstanding as of such date at a weighted average exercise price of $11.12 per share;

•	1,729,132 shares of common stock reserved for future issuance under our stock option plans; and

•	922,543 shares of common stock reserved for sale under our employee stock purchase plan.

See Note 9 to our 2004 consolidated financial statements included in this prospectus supplement.

DILUTION

Our unaudited net tangible book value on March 31, 2005 was approximately $34.6 million, or $1.89 per share of common stock. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding.

After giving effect to the sale of 2,750,000 shares of common stock offered by us in this offering, our pro forma net tangible book value on March 31, 2005 would have been $75.2 million, or $3.57 per share of common stock. The adjustments made to determine pro forma net tangible book value per share are the following:

•	an increase in total assets to reflect the net proceeds of the offering as described under “Use of Proceeds” (assuming that the public offering price will be $15.75 per share); and

•	the addition of the number of shares offered by this prospectus supplement to the number of shares outstanding.

The following table illustrates the pro forma increase of $1.68 per share in net tangible book value and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Assumed public offering price per share		$15.75
Net tangible book value per share as of March 31, 2005	1.89
Increase in net tangible book value per share attributable to offering	1.68

Pro forma net tangible book value per share as of March 31, 2005, after giving effect to the offering		3.57

Dilution per share to new investors in the offering		$12.18

The above discussion and tables are based on 18,312,252 shares of common stock outstanding at March 31, 2005, and excludes:

•	5,621,897 shares of common stock issuable upon the exercise of options outstanding as of such date at a weighted average exercise price of $11.12 per share;

•	1,729,132 shares of common stock reserved for future issuance under our stock option plans; and

•	922,543 shares of common stock reserved for sale under our employee stock purchase plan.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data as of June 30, 2003 and 2004 and for the years ended June 30, 2002, 2003 and 2004 have been derived from our consolidated financial statements, which appear elsewhere this prospectus supplement, and have been audited by Ernst & Young LLP, independent registered public accounting firm, as indicated in their report. The following selected consolidated financial data as of March 31, 2005 and for the nine months ended March 31, 2004 and 2005 have been derived from our unaudited consolidated financial statements, which appear elsewhere in this prospectus supplement. In the opinion of management, all necessary adjustments for a fair statement (consisting of only normal recurring adjustments) have been included in the unaudited interim results. The data should be read in conjunction with the consolidated financial statements, including the notes thereto, which are included in this prospectus supplement, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement.

	Fiscal Year Ended June 30,					Nine Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
						(unaudited)
Statement of Operations Data:	(in thousands, except per share data)
Revenues:
Software licenses	$15,606	$23,619	$16,023	$13,021	$14,366	$10,740	$13,649
Service and maintenance	20,495	34,181	38,169	40,865	51,364	36,741	44,724
Equipment and supplies	10,249	19,910	19,794	17,379	16,402	12,212	11,813

Total revenues	46,350	77,710	73,986	71,265	82,132	59,693	70,186
Cost of revenues:
Software licenses	561	2,279	1,455	1,936	1,678	1,310	1,868
Service and maintenance	10,419	18,072	18,506	20,358	21,456	16,213	19,028
Equipment and supplies	7,730	14,506	14,457	13,615	13,312	9,872	8,970

Total cost of revenues	18,710	34,857	34,418	35,909	36,446	27,395	29,866

Gross profit	27,640	42,853	39,568	35,356	45,686	32,298	40,320
Operating expenses:
Sales and marketing
Sales and marketing	13,784	23,710	19,504	18,372	21,062	15,484	17,806
Expense associated with warrants issued	7,954	—	—	—	—	—	—
Product development and engineering
Product development and engineering	8,580	13,437	13,795	10,836	10,171	6,962	7,170
In-process research and development	3,900	—	—	—	842	789	—
Stock compensation expense	—	349	411	71	41	32	14
General and administrative	8,606	13,407	11,016	11,088	11,830	8,610	9,349
Amortization of intangible assets	2,311	30,501	33,634	8,830	4,277	3,368	2,349

Total operating expenses	45,135	81,404	78,360	49,197	48,223	35,245	36,688

Income (loss) from operations	(17,495)	(38,551)	(38,792)	(13,841)	(2,537)	(2,947)	3,632
Other income (expense), net	1,830	(734)	63	(189)	288	200	401

Income (loss) before (benefit) provision for income taxes and cumulative effect of accounting change	(15,665)	(39,285)	(38,729)	(14,030)	(2,249)	(2,747)	4,033
(Benefit) provision for income taxes	(1,400)	714	60	60	169	88	349

Income (loss) before cumulative effect of accounting change	(14,265)	(39,999)	(38,789)	(14,090)	(2,418)	(2,835)	3,684
Cumulative effect of accounting change	—	—	—	(13,764)	—	—	—

Net income (loss)	$(14,265)	$(39,999)	$(38,789)	$(27,854)	$(2,418)	$(2,835)	$3,684

Diluted income (loss) per common share before cumulative effect of accounting change	$(1.33)	$(3.12)	$(2.63)	$(0.90)	$(0.15)	$(0.17)	$0.19
Cumulative effect of accounting change	—	—	—	(0.88)	—	—	—

Diluted net income (loss) per common share	$(1.33)	$(3.12)	$(2.63)	$(1.78)	$(0.15)	$(0.17)	$0.19

Shares used in computing diluted net income (loss) per share	10,744	12,827	14,725	15,667	16,514	16,480	19,911

Certain prior period amounts have been reclassified to comply with recent accounting pronouncements and for comparative purposes, as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 2 to our 2004 consolidated financial statements. To ensure comparability, these reclassifications also reflect changes in where certain classes of employees are now reported within our operating expense categories.

	June 30,					March 31, 2005
	2000	2001	2002	2003	2004
						(unaudited)
Balance Sheet Data:	(in thousands)
Cash and cash equivalents	$27,292	$13,247	$25,931	$25,802	$20,724	$23,817
Marketable securities	11,222	—	—	—	4,291	14,581
Working capital	40,976	13,563	20,700	17,564	17,264	27,449
Total assets	71,280	116,449	97,570	73,362	90,067	102,249
Long-term debt	—	—	253	—	—	—
Total stockholders’ equity	57,128	92,964	72,631	47,695	59,253	67,732

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and the financial statements and notes thereto appearing elsewhere in this prospectus supplement. This prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Without limiting the foregoing, the words “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” and similar expressions are intended to identify forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us up to, and including the date of this document, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and elsewhere in this prospectus. You should carefully review those factors and also carefully review the risks outlined in other documents that we file from time to time with the Securities and Exchange Commission, or the SEC.

Overview

We provide software products and services for business payments and invoice management. Our solutions enable organizations to automate, manage, standardize and control transaction-based processes across the enterprise, particularly those that involve making payments, sending and receiving invoices, receiving payments, generating business documents and conducting electronic banking. We offer software designed to run on-site at the customer’s location as well as hosted solutions. Our software is sold both on a license and on a subscription basis.

In fiscal year 2004, we improved our operating results through revenue growth and management of expenses. Our revenue increased from $71.3 million to $82.1 million. The revenue increase was attributable to our acquisition of Create!form International, Inc. (Createform) (a component of our Licensed Technology segment) during the year, and foreign exchange rate fluctuations. We derived approximately 44% of our revenue through international subsidiaries. We expect revenue to grow approximately 10% in fiscal year 2005 and see potential for further revenue growth through market opportunities such as the BACSTEL IP conversion currently underway in the United Kingdom.

Our net loss decreased from $27.8 million in fiscal year 2003 to $2.4 million in fiscal year 2004. This decrease was principally due to the absence, in fiscal year 2004, of a $13.8 million goodwill impairment charge recorded in fiscal year 2003 along with improved overall operating results in fiscal year 2004. Our fiscal year 2004 results include approximately $5.2 million of acquisition related charges in the form of amortization of intangible assets ($4.3 million), in-process research and development ($842,000) and stock compensation expense ($41,000). We expect net income to be between $1.9 million and $2.6 million in fiscal year 2005.

For the first nine months of fiscal 2005, our revenue increased to $70.2 million from $59.7 million in the same period of the prior year. The revenue increase was principally attributable to internal growth being driven largely by the BACSTEL-IP opportunity in the UK, increases in the foreign exchange rate in the UK and a full nine months of revenue from Createform. We derived approximately one half of our revenue through our international operations, of which the majority was from our Bottomline Europe subsidiary. We expect further revenue growth through market opportunities such as the BACSTEL-IP conversion, which refers to the payments technology upgrade mandated by UK BACS (Bankers Automated Clearing Services), currently underway in the United Kingdom and the continued market adoption of our Legal eXchange product, which we are presently marketing only in the US.

We had net income of $3.7 million in the nine months ended March 31, 2005 compared to a net loss of $2.8 million in the nine months ended March 31, 2004. This increase in net income was principally due to improvements in the operating results of our Licensed Technology and Outsourced Solutions segments, decreases in amortization expense, the absence of in-process research and development charges in the nine months ended March 31, 2005 and an increase in the foreign exchange rate in the UK. The results for the nine months ended March 31, 2005 include approximately $2.4 million of acquisition-related charges in the form of amortization of intangible assets of $2.3 million and stock compensation expense of approximately $14,000. We expect net income to be between $1.5 million and $1.7 million during the remaining three months of the fiscal year.

Revenue Sources

Our revenues are primarily derived from the following three sources:

•	Software License Fees. Software license revenues, which we derive from our software applications, are generally based on the number of software applications and user licenses purchased. Fees from the sale of software licenses are generally recognized upon delivery of the software to the customer. However, certain of our software arrangements, primarily those involving NetTransact and WebSeries Electronic Banking, are often recognized on a percentage of completion basis over the life of the project because they require significant customization and modification and involve extended implementation periods. The majority of our software license revenue is derived within our Licensed Technology segment, and this revenue stream carries significantly higher profit margins than our other sources of revenue.

•	Service and Maintenance Fees. We derive service and maintenance revenues from consulting, design, project management and training fees; customer support and maintenance fees; customer-specific customization of our products; and transactional service fees from our Legal eXchange product and our other transactional based product offerings. Revenues relating to custom consulting, design and service fees are normally recognized at the time services are rendered. Software maintenance fees are established as a percentage, typically 15%-20%, of the list price for the software license, and are prepaid annually. Support and maintenance agreements generally have a term of 12 months, renewable annually, and we recognize revenue related to customer support and maintenance fees ratably over the applicable maintenance period. Professional services revenues associated with software license arrangements that include significant customization and modification are generally recognized on a percentage of completion basis over the life of the project. Revenues relating to our WebSeries Legal e-Billing product and our other transactional-based product offerings are reported within our Outsourced Solutions segment and are generally recognized at the time transactions are processed. Certain of our offerings, particularly our outsourced and transactional service offerings, require customers to pay a non-refundable set up or installation fee. In such cases, since the up-front payment does not reflect a separate earnings process by Bottomline, these fees are deferred and are recognized as revenue over the estimated life of the customer relationship, which is generally not more than four years.

•	Equipment and Supplies Revenues. We derive equipment and supplies revenues from the sale of printers, check paper and magnetic ink character recognition toners. These revenues are normally recognized at the time of delivery. Equipment and supplies revenue also includes postage and shipping related charges billed to customers.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation in our consolidated financial statements.

Critical Accounting Policies and Significant Judgments and Estimates

We believe that several accounting policies are important to understanding our historical and future performance. We refer to such policies as “critical” because these specific areas generally require us to make judgments and estimates about matters that are uncertain at the time we make the estimate, and different estimates—which also would have been reasonable—could have been used. These critical accounting policies and estimates relate to revenue recognition and goodwill and intangible assets. These critical policies, and our procedures related to these policies, are discussed below. In addition, refer to Note 2 to our 2004 consolidated financial statements included in this prospectus supplement for a discussion of all of our significant accounting policies.

Revenue Recognition

We derive our revenues from the sale of software licenses, professional services, software maintenance and equipment and supplies. We recognize revenue when persuasive evidence of an arrangement exists, delivery of the product has occurred, the fee is fixed and determinable and collectibility is probable. We consider a non-cancelable fully executed agreement or customer purchase order to be persuasive evidence of an arrangement. We consider delivery to have occurred upon transfer of product title to the customer, or completion of services rendered. We consider the fee to be fixed or determinable if the fee is not subject to adjustment, or if we have not granted extended payment terms to the customer (excluding our long-term contract arrangements for which revenue is recorded on a percentage of completion basis, our normal payment terms do not exceed 90 days). We consider collection to be probable if our internal credit analysis indicates that the customer will be able to pay amounts as they become due under the arrangement.

Our sales arrangements can contain multiple revenue elements, such as software licenses, professional services, and software maintenance. Revenue earned on software arrangements involving multiple elements which qualify for separate element treatment is allocated to each element based on the relative fair values of those elements. Revenue allocated to the software element is based on the “residual” method, under which revenue equal to the fair value of professional services and software support is allocated to those items and recognized as revenue as those items are delivered. Any “residual” or remaining portion of the total arrangement fee is then allocated to the software license element. Revenue is recognized for each element when the aforementioned revenue recognition criteria have been met.

Certain of our software development arrangements require significant customization and modification and extended implementation periods. These arrangements do not qualify for separate element revenue recognition treatment, as described above, and instead must be accounted for under contract accounting. Under contract accounting, companies must select from two generally accepted methods of accounting: the completed contract method and the percentage of completion method. The completed contract method recognizes revenue only upon contract completion, and all project costs and revenues are reported as deferred items in the balance sheet until that time. The percentage of completion method recognizes revenue on a contract as the work progresses, as a percentage of cumulative costs incurred compared to the total estimated project costs.

We have historically used the percentage of completion method of accounting for our long-term and custom contracts, since we believe that we can make reasonably dependable estimates of progress toward completion. Progress is measured based on cumulative costs incurred, as measured at the end of each reporting period, as a percentage of total expected project costs. Accordingly, the revenue we record in any reporting period for sales arrangements accounted for on a percentage of completion basis is dependent upon our estimates of the remaining costs that will be incurred in fulfilling our contractual obligations. Our estimates of total contract costs at the end of any reporting period could prove to be materially different from final actual contract costs, as determined only at subsequent stages of project completion. To mitigate this risk, we solicit the input of our project professional staff on a monthly basis, as well as at the end of each reporting period, for purposes of evaluating estimates toward completion, so that our estimates are always based on the most recent cost projections available.

Goodwill and Intangible Assets

Effective July 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS 142) relating to goodwill and intangible assets. We were required to perform a transitional impairment test upon adoption to determine the amount of goodwill impairment, if any. Based on the results of this impairment test, we recorded an impairment charge of $13.8 million associated with goodwill in the Bottomline Europe reporting unit. This amount was recorded as a cumulative effect of a change in accounting principle in our consolidated statement of operations.

We were required to calculate the fair value of our reporting units in connection with the impairment review. The principal component of each fair value calculation is the determination of discounted future cash flows, and there are a number of variables that we considered for purposes of projecting these future cash flows. There is inherent uncertainty involved with this estimation process, and, while our estimates are consistent with our internal planning assumptions, the ultimate accuracy of these estimates is only verifiable over time. The particularly sensitive components of these estimates include, but are not limited to:

•	the selection of an appropriate discount rate;

•	the required return on all assets employed by the valued asset to generate future income streams;

•	our projected overall revenue growth and mix of revenue;

•	our gross margin estimates (which are highly dependent on our mix of revenue);

•	the level of Bottomline US products that will be sold by Bottomline Europe;

•	our software product life cycles;

•	the attrition rate of our customers, particularly those who contribute to our recurring revenue streams (such as software maintenance);

•	our planned level of operating expenses; and

•	our effective tax rate.

The use of different assumptions or projections, in some or all of the areas noted above, would likely have resulted in different fair value results, thus affecting our determination of overall goodwill impairment.

We are required to test our goodwill at least annually for impairment and we performed this review during the fourth quarter of our 2004 fiscal year. Based on our fourth quarter review, we concluded that there was no goodwill impairment. At June 30, 2004, our goodwill carrying value was $13.4 million in our US reporting unit and $12.8 million in our UK reporting unit. There can be no assurance that there will not be additional impairment charges recorded in subsequent periods as a result of our periodic impairment reviews.

In addition to our goodwill review, we also perform periodic reviews of the carrying value of our other intangible assets. These intangible assets consist of acquired core technology, and customer related intangibles such as acquired customer lists and customer contracts. We specifically consider whether any indicators of impairment are present, including:

•	whether there has been a significant decrease in the market price of an asset;

•	whether there has been a significant adverse change in the extent or manner in which an asset is used; and

•	whether there is an expectation that the asset will be sold or disposed of before the end of its originally estimated useful life.

If indicators of impairment are present, an estimate of the undiscounted cash flows that the specific asset is expected to generate must be made, to ensure that the carrying value of the asset can be recovered. These estimates involve significant subjectivity, similar to that which accompanies our goodwill valuation process. At June 30, 2004, the carrying value of our intangible assets, excluding goodwill, was $8.5 million. None of these assets were deemed to be impaired.

Valuation of Acquired Intangible Assets

In connection with our acquisition of Createform in September 2003 and our acquisition of Albion Business Machines Ltd. (ABM) in May 2004, we recorded in-process research and development charges of $789,000 and $53,000, and recorded several other intangible assets relating to acquired core technology and customer related intangible assets. The valuation process used to calculate the values assigned to the in-process research and development and the acquired intangible assets is complex and involves significant estimates relative to our financial projections. The principal component of the valuation process is the determination of discounted future cash flows, and there are a number of variables that we considered for purposes of projecting these future cash flows. There is inherent uncertainty involved with this estimation process, and, while our estimates are consistent with our internal planning assumptions, the ultimate accuracy of these estimates is only verifiable over time. Further, the projections required for the valuation process normally require a ten-year forecast, which exceeds our normal internal planning and forecasting timeline. The particularly sensitive components of these estimates include, but are not limited to:

•	the selection of an appropriate discount rate;

•	the required return on all assets employed by the valued asset to generate future income streams;

•	our projected overall revenue growth and mix of revenue;

•	our gross margin estimates (which are highly dependent on our mix of revenue);

•	our technology and product life cycles;

•	the attrition rate of our customers, particularly those who contribute to our recurring revenue streams (such as software maintenance);

•	our planned level of operating expenses; and

•	our effective tax rate.

Recent Accounting Pronouncements

In November 2002, the Emerging Issues Task Force reached consensus on EITF No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which addresses how to account for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The guidance of EITF 00-21 is applicable to agreements entered into in fiscal periods beginning after June 15, 2003 (fiscal 2004 for us) and companies are permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle. The adoption of EITF 00-21 on July 1, 2003 did not have a material impact on our consolidated financial statements.

Effective January 1, 2003, we adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses the financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires that costs associated with an exit or disposal activity be recognized when a liability is incurred, rather than at the date of an entity’s commitment to an exit plan. The adoption of SFAS 146 did not have a material impact on our consolidated financial statements.

Effective January 1, 2003, we adopted FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 requires certain guarantees to be recorded at fair value and requires new disclosures related to guarantees. The initial recognition and measurement provisions of FIN 45 were effective for guarantees issued or modified after December 31, 2002. Additionally, new disclosure requirements applicable to all guarantees subject to the scope of FIN 45, including guarantees that arose prior to December 31, 2002, are effective for financial statements issued for periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on our consolidated financial statements, however, we have modified the disclosures in our consolidated financial statements as required by the pronouncement.

Effective January 1, 2003, we adopted SFAS No. 148, “Accounting for Stock Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.” SFAS 148 provides for alternative methods of voluntary transition to the fair value based method of accounting for stock-based employee compensation, and it requires more prominent disclosures, in both interim and annual financial statements, about the method of accounting for stock-based employee compensation and the effect of the method used on reported financial results. SFAS 148 is effective for interim periods beginning after December 15, 2002, and for annual periods ending after December 15, 2002. The adoption of SFAS 148 did not have a material impact on our consolidated financial statements, since we elected to continue to account for our stock based compensation using the intrinsic value method prescribed in APB 25. However, we have modified the disclosures in our consolidated financial statements as required by the pronouncement.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51”, and in December 2003, the FASB issued a revised Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, (collectively FIN 46), both of which address consolidation of variable interest entities. FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other interests in the entity. Previously, entities were generally consolidated by an enterprise only when it had a controlling financial interest through ownership of a majority of the voting interests in the entity. The consolidation requirements of FIN 46 apply to variable interest entities created after January 31, 2003 and to older entities in the first fiscal year or interim period ending after March 15, 2004. The adoption of FIN 46 did not have a material impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 requires an issuer to classify specified financial instruments with characteristics of both liabilities and equity as liabilities that were previously classified either entirely as equity or between the liabilities section and the equity section of the statement of financial position. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material effect on our consolidated financial statements.

In December 2003, the SEC issued Staff Accounting Bulletin No. (“SAB”) 104, “Revenue Recognition,” which supersedes SAB 101, “Revenue Recognition in Financial Statements.” SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” The issuance of SAB 104 reflects the concepts contained in EITF 00-21; the other revenue recognition concepts contained in SAB 101 remain largely unchanged. The adoption of SAB 104 during fiscal 2004 did not have a material impact on our consolidated financial statements.

In March 2004, the Emerging Issues Task Force reached consensus on EITF No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, which sets forth a basic model to evaluate whether investments within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, are other-than temporarily impaired. The guidance of EITF 03-1 will be applied prospectively to all current and future investments in interim or annual reporting periods beginning after June 15, 2004 (fiscal 2005 for us). We do not expect the adoption of EITF 03-1 to have a material impact on our consolidated financial statements.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123 (revised 2004), “Share Based Payment” (SFAS 123R). Under SFAS 123R, companies will be required to recognize as expense the estimated fair value of all share-based payments to employees, including the fair value of employee stock options. Pro forma disclosure of the estimated impact of such awards is no longer an alternative to financial statement recognition. SFAS 123R is effective for public companies in the first annual reporting period beginning after June 15, 2005. Accordingly, we will adopt the provisions of SFAS 123R effective July 1, 2005, the first quarter of our 2006 fiscal year.

There are two transition alternatives for public companies adopting the statement: the modified prospective method and the modified retrospective method. Under the modified prospective method, companies are required to recognize compensation cost for share-based payments to employees, based on the grant date estimate of fair value, from the beginning of the fiscal period in which the recognition provisions of SFAS 123R are first applied. Prior period financial information would not be restated under this method. Under the modified retrospective method, companies would restate prior periods to include the recognition of compensation cost based on amounts previously reported in the proforma disclosures relating to stock based compensation under the existing requirements of SFAS 123, “Accounting for Stock-Based Compensation”, such as is presented in Note 2 to our unaudited financial statements for the three and nine months ended March 31, 2005 and 2004. We have not yet determined which method of adoption we will elect.

We expect the adoption of SFAS 123R to have a material effect on our financial statements, in the form of additional compensation expense, on a quarterly and annual basis. It is not possible to precisely determine the expense impact of adoption since a portion of the ultimate expense that is recorded will likely relate to awards that we have not yet granted, but are likely to grant prior to the July 1, 2005 adoption date. The expense associated with these future awards can only be determined based on factors such as the price of our common stock, volatility of our stock price and risk-free interest rates as measured at the grant date. However, our historic financial statements, as well as our financial results for the three and nine months ended March 31, 2005, are relevant data points for gauging the potential level of expense that might be recorded in future periods. Based on these results, we estimate that quarterly and annual compensation costs, after the adoption of SFAS 123R, could increase by $2 million and $8 million, respectively. There can be no assurance that the actual expense recognition upon adoption of SFAS 123R will not exceed these estimates.

Three Months Ended March 31, 2005 Compared to the Three Months Ended March 31, 2004

Revenues by Segment

Our three reportable segments are: Licensed Technology, Outsourced Solutions and Tailored Solutions. The following table provides our revenues by segment:

	Three Months Ended March 31,				Increase (Decrease) Between Periods 2005 Compared to 2004
	2005		2004
	(in thousands)	As % of total Revenues	(in thousands)	As % of total Revenues	(in thousands)%
Licensed Technology	$18,717	76.4%	$15,456	71.7%	$3,261	21.1%
Outsourced Solutions	3,544	14.5	3,522	16.3	22	0.6
Tailored Solutions	2,227	9.1	2,589	12.0	(362)	(14.0)

	$24,488	100.0%	$21,567	100.0%	$2,921	13.5

Licensed Technology. The revenue increase in dollars and as a percentage of revenues was primarily due to an increased volume of BACSTEL-IP software sales and associated professional services in the UK, an increase in the foreign currency exchange rate in the UK, and an increase in revenue from Createform products and services. We expect revenue for the Licensed Technology segment to increase in absolute dollars due to the opportunities created by the continued rollout of the BACSTEL-IP standard in the UK.

Outsourced Solutions. The revenue increase in dollars was primarily due to an increase in services revenue generated from customers who utilize our Legal eXchange product in the US, partially offset by a decrease in revenues associated with our outsourced payment offering in the UK. We expect revenue for the Outsourced Solutions segment to increase in absolute dollars during the remainder of the fiscal year based on our implementation during the quarter ended March 31, 2005 of a major Legal eXchange customer.

Tailored Solutions. The revenue decrease in dollars and as a percentage of revenues was due to the absence of a large project during the quarter of the current year that was present during the quarter of the prior year. We expect revenue for the Tailored Solutions segment to increase in absolute dollars during the remainder of the fiscal year as contracts in the production backlog are completed.

Revenues by Category

	Three Months Ended March 31,				Increase (Decrease) Between Periods 2005 Compared to 2004
	2005		2004
	(in thousands)	As % of total Revenues	(in thousands)	As % of total Revenues	(in thousands)%
Revenues:
Software licenses	$4,629	18.9%	$3,598	16.7%	$1,031	28.7%
Service and maintenance	15,540	63.5	13,801	64.0	1,739	12.6
Equipment and supplies	4,319	17.6	4,168	19.3	151	3.6

Total revenues	$24,488	100.0%	$21,567	100.0%	$2,921	13.5

Software Licenses. The increase in software license revenues in dollars and as a percentage of revenues was due principally to the increase in BACSTEL-IP license revenues in the UK and an increase in the foreign currency exchange rate in the UK. We expect that software license revenues will continue to increase in absolute dollars during the remainder of the fiscal year.

Service and Maintenance. The increase in service and maintenance revenues in dollars was due principally to an increase in professional services generated in the UK related to the BACSTEL-IP initiative and an increase in the foreign currency exchange rate in the UK. Service and maintenance revenues also increased as a result of increases in professional services revenue associated with a large software implementation project in the US. We expect that service and maintenance revenues will continue to increase in absolute dollars during the remainder of the fiscal year.

Equipment and Supplies. Although equipment and supplies revenues increased in dollars, such revenues declined as a percentage of revenues. The percentage decrease was due to our de-emphasis in both the US and UK on sales efforts for lower margin products and the continued migration of US and UK customers to our web-based products and solutions, which are not equipment and supplies intensive. The dollar increase was due in part to an increase in the foreign currency exchange rate in the UK. We expect that equipment and supplies revenues will stay relatively constant, as a percentage of revenues, during the remainder of the fiscal year.

Cost of Revenues by Category

	Three Months Ended March 31,				Increase (Decrease) Between Periods 2005 Compared to 2004
	2005		2004
	(in thousands)	As % of total Revenues	(in thousands)	As % of total Revenues	(in thousands)%
Cost of revenues:
Software licenses	$492	2.0%	$456	2.1	$36	7.9%
Service and maintenance	6,931	28.3	5,925	27.5	1,006	17.0
Equipment and supplies	3,265	13.3	3,406	15.8	(141)	(4.1)

Total cost of revenues	$10,688	43.6%	$9,787	45.4%	$901	9.2

Gross profit	$13,800	56.4	$11,780	54.6	$2,020	17.1

Software Licenses. Software license costs consist of expenses incurred by us to manufacture, package and distribute our software products and related documentation and costs of licensing third party software that is incorporated into or sold with certain of our products. Software license costs improved slightly as a percentage of software license revenues to 10.6% of software license revenues in the three months ended March 31, 2005 compared to 12.7% in the three months ended March 31, 2004. The improvement in software license costs as a percentage of software license revenues was due to a decrease in third party software license royalties. We expect that software license costs will remain consistent, as a percentage of software license revenues, during the remainder of the fiscal year.

Service and Maintenance. Service and maintenance costs include salaries and other related costs for our customer service, maintenance and help desk support staffs, as well as third party contractor expenses used to complement our professional services team. Service and maintenance costs increased to 44.6% of service and maintenance revenues in the three months ended March 31, 2005 compared to 42.9% of service and maintenance revenues in the three months ended March 31, 2004. The increase in service and maintenance costs in absolute dollars was attributable to higher professional services revenues and a corresponding increase in external professional services costs in the UK as a result of increased software license deployments. The increase was also due in part to an increase in the foreign currency exchange rate in the UK. We expect that service and maintenance costs will remain constant, as a percentage of service and maintenance revenues, during the remainder of the fiscal year.

Equipment and Supplies. Equipment and supplies costs include the costs associated with equipment and supplies that we resell, as well as freight, shipping and postage costs associated with the delivery of our products. Equipment and supplies costs decreased to 75.6% of equipment and supplies revenues in the three months ended March 31, 2005 from 81.7% of equipment and supplies revenues in the three months ended March 31, 2004. The decrease in equipment and supplies costs as a percentage of equipment and supplies revenues was attributable to an improvement in margin on US sales as a result of our focus on higher yield orders and as a result of decreases in delivery-related costs in the UK which typically carry no gross margin. We expect that equipment and supplies costs will remain relatively constant, as a percentage of equipment and supplies revenues, for the remainder of the fiscal year.

Operating Expenses

	Three Months Ended March 31,				Increase (Decrease) Between Periods 2005 Compared to 2004
	2005		2004
	(in thousands)	As % of total revenues	(in thousands)	As % of total revenues	(in thousands)%
Operating expenses:
Sales and marketing	$6,012	24.5%	$5,474	25.4%	$538	9.8%
Product development and engineering	2,298	9.4	2,429	11.3	(131)	(5.4)
Stock compensation expense	—	—	9	—	(9)	(100.0)
General and administrative	3,042	12.4	3,305	15.3	(263)	(8.0)
Amortization of intangible assets	707	2.9	866	4.0	(159)	(18.4)

Total operating expenses	$12,059	49.2%	$12,083	56.0%	$(24)	(0.2)

Sales and Marketing. Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, travel, public relations and marketing materials and trade shows. The increase in sales and marketing expenses was principally attributable to increases in sales commissions associated with Bottomline Europe as a result of increased revenue associated with the BACSTEL-IP product and an increase in the foreign currency exchange rate in the UK, partially offset by a decrease in salaries, commissions and employee related costs in the US as a result of lower head count. We expect that sales and marketing expenses will remain relatively constant as a percentage of revenues during the remainder of the fiscal year.

Product Development and Engineering. Product development and engineering expenses remained consistent on a quarter over quarter basis and consist primarily of personnel costs to support product development, which continues to be focused on enhancements and revisions to our products based on customer feedback and general marketplace demands. We expect that product development and engineering expenses will remain consistent, as a percentage of revenues, during the remainder of the fiscal year.

General and Administrative. General and administrative expenses consist primarily of salaries and related costs for operations and finance employees and legal and accounting services. The decrease in general and administrative expenses was primarily due to decreases in certain facilities costs and decreases in external professional services costs in the US, offset in part by an increase in the foreign currency exchange rate. We expect that general and administrative costs will remain relatively constant, as a percentage of revenues, during the remainder of the fiscal year.

Amortization of Intangible Assets. We amortize our intangible assets in proportion to the estimated rate at which the asset provides economic benefit to us. Accordingly, amortization expense rates are typically higher in the early periods of an asset’s estimated life. The decrease in amortization expense in the quarter ended March 31, 2005, as compared to the quarter ended March 31, 2004, is due to a decrease in amortization rates as certain intangible assets have aged, offset in part by an increase in the foreign currency exchange rate in the UK. We expect that amortization expense for fiscal 2005 will approximate $3.1 million, excluding the impact of any amounts associated with the HMSL acquisition, which is in the initial stage of a preliminary purchase price allocation.

Provision for Income Taxes. The increase in income tax expense from $41,000 to $84,000 is primarily due to a provision for income taxes in the UK. We began to generate taxable income in the UK during fiscal year 2005.

Nine Months Ended March 31, 2005 Compared to the Nine Months Ended March 31, 2004

Revenues by Segment

Our three reportable segments are: Licensed Technology, Outsourced Solutions and Tailored Solutions. The following table represents our revenues by segment:

	Nine Months Ended March 31,				Increase (Decrease) Between Periods 2005 Compared to 2004
	2005		2004
	(in thousands)	As % of total Revenues	(in thousands)	As % of total Revenues	(in thousands)%
Licensed Technology	$52,519	74.8%	$42,278	70.8%	$10,241	24.2%
Outsourced Solutions	10,730	15.3	9,396	15.7	1,334	14.2
Tailored Solutions	6,937	9.9	8,019	13.5	(1,082)	(13.5)

	$70,186	100.0%	$59,693	100.0%	$10,493	17.6

Licensed Technology. The revenue increase in dollars and as a percentage of revenues was primarily due to a full nine months of revenue contribution from Createform in the period ending March 31, 2005, an increased volume of BACSTEL-IP software sales and associated professional services in the UK and an increase in the foreign currency exchange rate in the UK. This increase was partially offset by a decrease in the sales of some of our legacy payments products in the US.

Outsourced Solutions. The revenue increase in dollars was primarily due to the increase in service revenue generated from customers who utilize our Legal eXchange product in the US offset in part by a decrease in revenue associated with our outsourced payment offering in the UK.

Tailored Solutions. The revenue decrease in dollars and as a percentage of revenues was primarily due to the completion of several large customer projects during fiscal 2005.

Revenues by Category

	Nine Months Ended March 31,				Increase (Decrease) Between Periods 2005 Compared to 2004
	2005		2004
	(in thousands)	As % of total Revenues	(in thousands)	As % of total Revenues	(in thousands)%
Revenues:
Software licenses	$13,649	19.5%	$10,740	18.0%	$2,909	27.1%
Service and maintenance	44,724	63.7	36,741	61.5	7,983	21.7
Equipment and supplies	11,813	16.8	12,212	20.5	(399)	(3.3)

Total revenues	$70,186	100.0%	$59,693	100.0%	$10,493	17.6

Software Licenses. The increase in software license revenues in dollars and as a percentage of revenues was due principally to an increase in BACSTEL-IP license revenues in the UK, a full nine months of revenue contribution from Createform, and an increase in the foreign currency exchange rate in the UK. This increase was partially offset by a decrease in license fees from some of our legacy payment products in the US.

Service and Maintenance. The increase in service and maintenance revenues in dollars and as a percentage of revenues was due to a full nine months of revenue contribution from Createform, an increase in professional service revenues in the UK related to the BACSTEL-IP initiative, an increase in transaction revenues generated from customers who utilize our Legal eXchange products in the US and an increase in the foreign currency exchange rate in the UK. This increase in service and maintenance revenues was partially offset by a decrease in the professional services associated with certain of our legacy payment products in the US.

Equipment and Supplies. The decrease in equipment and supplies revenues in dollars and as a percentage of revenues was principally due to the de-emphasis on sales efforts for our lower margin products and the continued migration of US and UK customers to our web-based products and solutions, which are not equipment and supplies intensive. This revenue decrease was offset in part by an increase in the foreign currency exchange rate in the UK.

Cost of Revenues by Category

	Nine Months Ended March 31,				Increase (Decrease) Between Periods 2005 Compared to 2004
	2005		2004
	(in thousands)	As % of total Revenues	(in thousands)	As % of total Revenues	(in thousands)%
Cost of revenues:
Software licenses	$1,868	2.7%	$1,310	2.2%	$558	42.6%
Service and maintenance	19,028	27.1	16,213	27.2	2,815	17.4
Equipment and supplies	8,970	12.8	9,872	16.5	(902)	(9.1)

Total cost of revenues	$29,866	42.6%	$27,395	45.9%	$2,471	9.0

Gross profit	$40,320	57.4	$32,298	54.1	$8,022	24.8

Software Licenses. Software license costs consist of expenses incurred by us to manufacture, package and distribute our software products and related documentation and costs of licensing third party software that is incorporated into or sold with certain of our products. Software license costs increased to $1.9 million, representing 13.7% of software license revenues in the nine months ended March 31, 2005 compared to 12.2% in the nine months ended March 31, 2004. The increase in software license cost of revenues was primarily due to the cost of third party software incorporated into and sold with our banking software product in a large transaction in the UK during the quarter ended September 30, 2004 and, to a lesser degree, an increase in the foreign currency exchange rate in the UK.

Service and Maintenance. Service and maintenance costs include salaries and other related costs for our customer service, maintenance and help desk support staffs, as well as third party contractor expenses used to complement our professional services team. Service and maintenance costs decreased to 42.5% of service and maintenance revenues in the nine months ended March 31, 2005 compared to 44.1% of service and maintenance revenues in the nine months ended March 31, 2004. The increase in service and maintenance costs was attributable to a full nine months of expense contribution from Createform, an increase in external professional services costs in the UK as a result of increased software license deployments and an increase in the foreign currency exchange rate in the UK.

Equipment and Supplies. Equipment and supplies costs include the costs associated with equipment and supplies that we resell, as well as freight, shipping and postage costs associated with the delivery of our products. Equipment and supplies costs decreased to 75.9% of equipment and supplies revenues in the nine months ended March 31, 2005 compared to 80.8% of equipment and supplies revenues in the nine months ended March 31, 2004. The decrease in equipment and supplies costs as a percentage of equipment and supplies revenues was attributable primarily to decreases in delivery related costs in the UK, which typically carry no gross margin, and an improvement in the gross margin yield on certain US products.

Operating Expenses

	Nine Months Ended March 31,				Increase (Decrease) Between Periods 2005 Compared to 2004
	2005		2004
	(in thousands)	As % of total revenues	(in thousands)	As % of total revenues	(in thousands)%
Operating expenses:
Sales and marketing	$17,806	25.4%	$15,484	25.9%	$2,322	15.0%
Product development and engineering:
Product development and engineering	7,170	10.2	6,962	11.7	208	3.0
In-process research and development	—	—	789	1.3	(789)	(100.0)
Stock compensation expense	14	—	32	0.1	(18)	(56.3)
General and administrative	9,349	13.3	8,610	14.4	739	8.6
Amortization of intangible assets	2,349	3.4	3,368	5.6	(1,019)	(30.3)

Total operating expenses	$36,688	52.3%	$35,245	59.0%	$1,443	4.1

Sales and Marketing. Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, travel, public relations and marketing materials and trade shows. The increase in sales and marketing expenses was principally attributable to a full nine months of expense contribution from Createform, increases in commissions costs in the UK as a result of increased revenue associated with the BACSTEL-IP product and an increase in the foreign currency exchange rate in the UK. The increase was partially offset by a decrease in US sales and marketing costs as a result of lower headcount.

Product Development and Engineering. Product development and engineering expenses consist primarily of personnel costs to support product development, which continues to be focused on enhancements and revisions to our products based on customer feedback and general marketplace demands. The increase in product development and engineering expenses is attributable to a full nine months of expense contribution from Createform and, to a lesser extent, an increase in the foreign currency exchange rate in the UK.

General and Administrative. General and administrative expenses consist primarily of salaries and other related costs for operations and finance employees and legal and accounting services. The increase in general and administrative expenses was primarily attributable to compensation cost increases, increased costs associated with Sarbanes-Oxley Act compliance and an increase in the foreign currency exchange rate in the UK.

Amortization of Intangible Assets. The decrease in amortization expense was due principally to certain intangible assets that became fully amortized in the nine months ended March 31, 2005, partially offset by an increase in the foreign currency exchange rate in the UK.

Provision for Income Taxes. The increase in income tax expense from $88,000 to $349,000 is primarily due to a provision for income taxes in the UK. We began to generate taxable income in the UK during fiscal year 2005.

Liquidity and Capital Resources

One of our goals is to maintain and improve our capital structure. The key metrics we focus on in assessing the strength of our liquidity are summarized in the table below:

	Nine Months Ended March 31,
	2005	2004
	(in thousands)
Cash provided by operating activities	$10,929	$1,529

	March 31, 2005	June 30, 2004
	(in thousands)
Cash, cash equivalents and marketable securities	$38,398	$25,015
Working capital	27,449	17,264
Long-term debt	—	—

We have financed our operations primarily from cash provided by operating activities and the sale of our common stock.

We have generated positive operating cash flows in the first nine months of the current fiscal year and in each of our last three completed fiscal years. We believe that the cash generated from our operations and the cash, cash equivalents and marketable securities on hand, particularly given that we have no long-term debt obligations, will be sufficient to meet our working capital and capital expenditure requirements for the foreseeable future. We also may receive additional investments from, and make investments in, customers or other companies. However, any such transactions would be subject to the required approval of our board of directors, any required approval of our stockholders and potentially bank or regulatory approval. On April 27, 2005 we acquired HMSL, a UK based services company for approximately $9.7 million which consisted of cash consideration of $7.6 million and $2.1 million of our common stock. We do not believe that this acquisition will significantly alter our overall liquidity position. We also may undertake additional business or asset acquisitions.

Operating Activities

	Nine Months Ended March 31,
	2005	2004
	(in thousands)
Net income (loss)	$3,684	$(2,835)
Non-cash adjustments	4,283	5,891
Changes in working capital	2,962	(1,527)

Net cash provided by operating activities	$10,929	$1,529

Net cash provided by operating activities for the nine months ended March 31, 2005 was primarily due to the Company’s improvement from a net loss to a net income position and an increase in deferred revenue. Net cash provided by operating activities for the nine months ended March 31, 2004 was due to non-cash adjustments including amortization of intangibles, in-process research and development, and depreciation and amortization of property and equipment.

Investing Activities

	Nine Months Ended March 31,
	2005	2004
	(in thousands)
Purchases of marketable securities, net	$(10,285)	$(3,515)
Purchases of property and equipment, net	(1,515)	(1,413)
Acquisition of businesses and assets, net of cash acquired	—	(2,819)

Net cash used in investing activities	$(11,800)	$(7,747)

Cash was primarily used in the nine months ended March 31, 2005 to acquire high quality marketable securities, and, to a lesser extent, to acquire property and equipment. Cash was primarily used in the nine months ended March 31, 2004 to acquire high quality marketable securities, to acquire Createform and to acquire property and equipment. We expect to incur capital expenditures during the remainder of the fiscal year 2005 consistent with, on average, the level of capital expenditures incurred during the fiscal year to date. However, we expect cash used for investing activities to significantly increase on an overall basis during the remainder of the fiscal year as a result of our acquisition of HMSL on April 27, 2005.

Financing Activities

	Nine Months Ended March 31,
	2005	2004
	(in thousands)
Proceeds from exercise of stock options and employee stock purchase plan	$3,476	$2,342
Proceeds from exercise of stock warrants	425	—
Repurchase of common stock	—	(367)
Payment of principal on long-term debt	—	(253)
Payment of bank financing fees	—	(25)
Payment of debt assumed upon acquisition	—	(331)

Net cash provided by financing activities	$3,901	$1,366

Net cash provided by financing activities for the nine months ended March 31, 2005 was the result of proceeds received from the exercise of stock options and the exercise of options under our employee stock purchase plan and the exercise of a warrant to purchase 100,000 shares of our common stock at a price of $4.25 per share. Net cash provided by financing activities for the nine months ended March 31, 2004 was primarily the result of the exercise of stock options and the exercise of options under the employee stock purchase plan, partially offset by the repurchase of our common stock under the repurchase plan authorized by our board of directors in July 2002 and the payment of debt assumed in prior acquisitions.

Commitments

In December 2004, Bottomline Europe entered into a contract with a vendor to provide software installation services to certain of our customers. Under the terms of the arrangement, Bottomline Europe has agreed to a minimum purchase commitment of £450,000 (approximately $850,000 based on exchange rates in effect at March 31, 2005) from this vendor. In the event that we have not expended the minimum purchase commitment by June 30, 2006, any remaining, unused amount is due and payable to the vendor. As of March 31, 2005, we had expended approximately £75,000 under this arrangement (approximately $142,000).

Product and Business Acquisitions

Create!form International, Inc.

In September 2003, we acquired all of the outstanding stock of Createform. The initial purchase consideration for Createform was approximately $7,900,000, consisting of approximately $2,800,000 in cash, 563,151 shares of our common stock with a value of approximately $4,800,000 and transaction costs. In addition to the initial purchase consideration, contingent consideration of 298,630 shares of our common stock was issued to the selling shareholders of Createform in September 2004 based on certain Createform operating results that were achieved during fiscal year 2004.

The value of the additional shares issued, approximately $3,165,000, was recorded as additional goodwill at June 30, 2004 since the contingent consideration had been earned, but not yet issued, as of that date. At June 30, 2004, the contingent consideration was valued assuming un-issued shares of common stock would be issued to the Createform selling stockholders. At the time of share issuance, in September 2004, the shares were issued using our treasury shares. Accordingly, in September 2004, we have reclassified the value of the treasury shares issued as a reduction to the treasury stock and additional paid-in-capital accounts.

Albion Business Machines Ltd.

In May 2004, Bottomline Europe acquired certain assets and assumed certain liabilities of Albion Business Machines Ltd. (ABM). The initial purchase consideration was approximately $2,740,000 and consisted of 300,000 shares of our common stock with a value of approximately $2,319,000, cash of $303,000 and transaction costs. In addition to the initial purchase consideration, contingent consideration of approximately $247,000 in cash was paid to the ABM shareholders in September 2004, after the completion of a detailed review and evaluation of the acquired ABM customer lists and customer contracts. The value of the contingent consideration was recorded as a component of goodwill upon payment.

Off-Balance Sheet Arrangements

During the three and nine months ended March 31, 2005, we did not engage in material off-balance sheet activities, including the use of structured finance, special purpose or variable interest entities, material trading activities in non-exchange traded commodity contracts or transactions with persons or entities that benefit from their non-independent relationship with us.

Fiscal Years Ended June 30, 2004, June 30, 2003 and June 30, 2002

Results of Operations

The following table sets forth, for the fiscal years indicated, the percentage relationships that selected items in the Consolidated Statements of Operations bear to total revenues.

	Percentages of Total Revenues Fiscal Year Ended June 30,
	2002	2003	2004
Revenues:
Software licenses	21.7%	18.3%	17.5%
Service and maintenance	51.6	57.3	62.5
Equipment and supplies	26.7	24.4	20.0

Total revenues	100.0	100.0	100.0
Cost of revenues:
Software licenses	2.0	2.7	2.0
Service and maintenance	25.0	28.6	26.2
Equipment and supplies	19.5	19.1	16.2

Total cost of revenues	46.5	50.4	44.4

Gross profit	53.5	49.6	55.6
Operating expenses:
Sales and marketing	26.4	25.8	25.7
Product development and engineering
Product development and engineering	18.6	15.2	12.4
In-process research and development	—	—	1.0
Stock compensation expense	0.6	0.1	—
General and administrative	14.9	15.5	14.4
Amortization of intangible assets	45.4	12.4	5.2

Total operating expenses	105.9	69.0	58.7

Loss from operations	(52.4)	(19.4)	(3.1)
Other income (expense), net	0.1	(0.3)	0.4

Loss before provision for income taxes and cumulative effect of accounting change	(52.3)	(19.7)	(2.7)
Provision for income taxes	0.1	0.1	0.2

Loss before cumulative effect of accounting change	(52.4)	(19.8)	(2.9)
Cumulative effect of accounting change	—	(19.3)	—

Net loss	(52.4)%	(39.1)%	(2.9)%

Fiscal Year Ended June 30, 2004 Compared to Fiscal Year Ended June 30, 2003

Revenues by Segment

As a result of a change in how financial information was reported to and used by our chief operating decision makers, we are presenting segment financial information. Our three reportable segments are: Licensed Technology, Outsourced Solutions and Tailored Solutions. The following table represents our revenues by segment for the year ended June 30, 2004. Segment information prior to 2004 has not been presented, since our financial systems did not track financial information on a segment basis prior to 2004 and therefore it is impracticable to provide such information for prior fiscal years.

	(in thousands)	As % of total Revenues
Licensed Technology	$58,721	71.5%
Outsourced Solutions	14,099	17.2
Tailored Solutions	9,312	11.3

Total revenues	$82,132	100.0%

A measure of segment profit or loss, is as follows:

(in thousands)
Licensed Technology	$4,302
Outsourced Solutions	(639)
Tailored Solutions	(1,040)

Total measure of segment profit	$2,623

The measure of segment profit noted above is on a pre-tax basis, and excludes certain acquisition related expenses such as amortization of intangible assets, charges related to acquired in-process research and development and stock compensation expense associated with stock options assumed in prior business acquisitions. A reconciliation of the segment measure of profit to our consolidated loss before income tax expense is included within Note 11 to our 2004 consolidated financial statements included in this prospectus supplement.

The segment profit associated with our Licensed Technology segment is derived in large part from the profit contribution from software license revenues (which yield significantly higher profit margins than our other revenue streams) and from the profit associated with the on-going, recurring revenue associated with the support and maintenance of our installed customer base. Conversely, our Tailored Solutions and Outsourced Solutions segments, which have a much lower contribution of software revenues, have incurred losses for 2004. While we anticipate that the Tailored Solutions and Outsourced Solutions segments will ultimately grow and move toward profitability, we believe that for 2005 the majority of segment profit will continue to be generated by the Licensed Technology segment.

From a revenue and profit growth standpoint, we believe that our Licensed Technology segment is will grow as a result of the BACSTEL-IP initiative in the UK. This initiative relates to a new electronic payment standard in the UK that requires all businesses in the UK to migrate to the new payment protocol by the end of 2005. Similarly, we believe that revenue from our Outsourced Solutions segment will also grow and that segment will move toward profitability as our Legal eXchange products continue to gain market share in the US.

Revenues

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2003	2004	2004 Compared to 2003
	(in thousands)		(in thousands)%
Revenues:
Software licenses	$13,021	$14,366	$1,345	10.3%
Service and maintenance	40,865	51,364	10,499	25.7
Equipment and supplies	17,379	16,402	(977)	(5.6)

Total revenues	$71,265	$82,132	$10,867	15.2

The majority of the revenue increase was due to the contribution of revenue from Createform (acquired in September 2003) and an increase in the foreign currency exchange rate in the UK, which had the effect of increasing pound-denominated revenue when reported in US dollars, offset in part by a decrease in sales associated with our legacy payment offerings. All Createform revenues are part of our Licensed Technology Segment. Revenues, based on the point of sale rather than the location of the customer, were $45.9 million in the US, $34.9 million in the UK and $1.3 million in Australia for the fiscal year ended June 30, 2004. Revenues based on the point of sale for the fiscal year ended June 30, 2003 were $41.0 million in the US and $30.3 million in the UK.

Software Licenses. The increase in software license revenues was due principally to the contribution of revenue from Createform and, to a lesser extent, an increase in the foreign currency exchange rate in the UK. This increase was partially offset by a decrease in license fees from our legacy payment products and, to a lesser extent, a decrease in our WebSeries licenses in the US. Based on current plans, we anticipate that software license revenues will increase in fiscal year 2005.

Service and Maintenance. The increase in service and maintenance revenues in dollars and as a percentage of revenues was due principally to an increase in professional service and transaction revenues generated from customers who utilize our WebSeries and Legal eXchange products in the US, the contribution of professional services and software maintenance revenues generated by Createform, an increase in the foreign currency exchange rate in the UK and an increase in professional services associated with a large contract in the UK. The increase in service and maintenance revenues was partially offset by a decrease in the professional services associated with our legacy products in the US as a result of declining software license fees on those products. Based on current plans, we anticipate that service and maintenance revenues will increase in fiscal year 2005.

Equipment and Supplies. The decrease in equipment and supplies revenues in dollars and as a percentage of revenues was due principally to the continued migration of US and UK customers to our web-based products and solutions, which are not equipment and supplies intensive, offset in part by an increase in the foreign currency exchange rate in the UK. Based on current plans, we anticipate that equipment and supplies revenues will decrease from fiscal year 2004 levels.

Cost of Revenues

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2003	2004	2004 Compared to 2003
	(in thousands)		(in thousands)%
Cost of revenues:
Software licenses	$1,936	$1,678	$(258)	(13.3)%
Service and maintenance	20,358	21,456	1,098	5.4
Equipment and supplies	13,615	13,312	(303)	(2.2)

Total cost of revenues	$35,909	$36,446	$537	(1.5)

Gross profit	$35,356	$45,686	$10,330	29.2

Software Licenses. Software license costs consist of expenses incurred by us to manufacture, package and distribute our software products and related documentation and costs of licensing third party software that is incorporated into or sold with certain of our legacy products. Software license costs decreased to 12% of software license revenues in the fiscal year ended June 30, 2004 compared to 15% in the fiscal year ended June 30, 2003. The decrease in software license cost of revenues was due primarily to the decrease in software products licensed in the UK, which have historically had a higher cost of sale due in part to third party software which is incorporated into and sold with these products, partially offset by an increase in software license cost of revenues within the Licensed Technology segment as a result of the sale of Createform software. Based on current product plans, we anticipate that fiscal year 2005 software license costs, as a percentage of revenues, will approximate fiscal year 2004 levels.

Service and Maintenance. Service and maintenance costs include salaries and other related costs for our customer service, maintenance and help desk support staffs, as well as third party contractor expenses used to complement our professional services team. Service and maintenance costs decreased to 42% of service and maintenance revenues in the fiscal year ended June 30, 2004 compared to 50% of service and maintenance revenues in the fiscal year ended June 30, 2003. The decrease in service and maintenance costs was attributable to reduced personnel costs resulting from headcount reductions in both the US and UK and reduced costs on several long-term revenue contracts in the US, offset by expenses associated with Createform personnel and an increase in the foreign currency exchange rate in the UK. Based on current product plans, we anticipate that fiscal year 2005 service and maintenance costs, as a percentage of revenues, will decrease from fiscal 2004 levels.

Equipment and Supplies. Equipment and supplies costs include the costs associated with equipment and supplies that we resell, as well as freight, shipping and postage costs associated with the delivery of our products. Equipment and supplies costs increased to 81% of equipment and supplies revenues in the fiscal year ended June 30, 2004 compared to 78% of equipment and supplies revenues in the fiscal year ended June 30, 2003. The increase in equipment and supplies costs as a percentage of equipment and supplies revenue was attributable to reduced profit margins in the UK, resulting principally from an increase in shipping and postage costs which carry no gross margin and due to reduced profit margins in the US, resulting from selling price pressures on equipment and supplies that we resell to our customers. Based on current product plans, we anticipate that fiscal year 2005 equipment and supplies costs, as a percentage of revenues, will approximate fiscal year 2004 levels.

Operating Expenses

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2003	2004	2004 Compared to 2003
	(in thousands)		(in thousands)%
Operating expenses:
Sales and marketing	$18,372	$21,062	$2,690	14.6%
Product development and engineering
Product development and engineering	10,836	10,171	(665)	(6.1)
In-process research and development	—	842	842	—
Stock compensation expense	71	41	(30)	(42.3)
General and administrative	11,088	11,830	742	6.7
Amortization of intangible assets	8,830	4,277	(4,553)	(51.6)

Total operating expenses	$49,197	$48,223	$(974)	(2.0)

Sales and Marketing. Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, travel, public relations, marketing materials and trade shows. The increase in sales and marketing expenses was attributable to the operations of Createform and, to a lesser extent, an increase in the foreign currency exchange rate in the UK. This increase was offset in part by a decrease in personnel costs as a result of headcount reductions in the US and UK. We anticipate that sales and marketing expenses will decrease, as a percentage of revenues, in fiscal year 2005.

Product Development and Engineering. Product development and engineering expenses consist primarily of personnel costs to support product development, which continues to be focused on enhancements and revisions to our products based on customer feedback and general marketplace demands. The decrease in product development and engineering expenses was primarily the result of decreased personnel costs as a result of reduced headcount primarily in the US and, to a lesser extent, in the UK, offset in part by product development and engineering expenses attributable to Createform, increased contract labor costs and reduced utilization of research and development personnel on billable customer projects, the cost of which is classified as a component of cost of revenues. We anticipate that product development and engineering expenses will decrease, as a percentage of revenues, in fiscal year 2005.

In-Process Research and Development. In-process research and development of $842,000 in the fiscal year ended June 30, 2004 represents the expense associated with acquired in-process research and development of Createform of $789,000 and ABM of $53,000. There was no comparable expense in the fiscal year ended June 30, 2003. The in-process research and development projects were valued using an income approach, which included the application of a discounted cash flow methodology. Using this methodology, the value of in-process technology is comprised of the total present value of the future cash flow stream attributable to this technology over its anticipated life. As a basis for the valuation process, we made estimates of the revenue stream to be generated in each future period and the corresponding operating expenses and other charges, such as income taxes, that will be incurred to support this revenue stream. Based upon these assumptions, the projected cash flow streams relating to the in-process research and development were discounted to present value using a risk adjusted discount rate.

Stock Compensation Expense. In connection with our acquisition of Flashpoint in August 2000, we assumed all of the outstanding common stock options of Flashpoint, which were exchanged for our common stock options, and recorded deferred compensation of $1.3 million at the date of acquisition relating to the intrinsic value of the unvested options. The deferred compensation is being amortized to expense over the remaining vesting period of the options. The decrease in stock compensation expense was due principally to the forfeiture of unvested stock options as a result of employee separations. The remaining unamortized deferred compensation balance of $14,000 at June 30, 2004 will be fully amortized during fiscal year 2005.

General and Administrative. General and administrative expenses consist primarily of salaries and other related costs for operations and finance employees and legal and accounting services. The increase in general and administrative expenses was the result of the expense contribution from Createform and an increase in the foreign currency exchange rate in the UK, partially offset by lower personnel costs in the US and in the UK resulting from headcount reductions and reduced facility costs in the US as a result of closing certain offices. We anticipate that general and administrative expenses will decrease, as a percentage of revenues, in fiscal year 2005.

Amortization of Intangible Assets. The decrease in amortization expense was due principally to certain intangible assets of Bottomline Europe that became fully amortized in the three months ended September 30, 2003. We anticipate approximately $3.0 million of amortization expense for the fiscal year 2005.

Other Income (Expense), Net

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2003	2004	2004 Compared to 2003
	(in thousands)		(in thousands)%
Interest income	$272	$199	$(73)	(26.8)%
Interest expense	(28)	(14)	14	50.0
Other, net	(433)	103	536	123.8

Other income (expense), net	$(189)	$288	$477	252.4

Interest Income. The decrease in interest income was attributable to a decrease in the rate of return, due to declining interest rates, on our investments during fiscal year 2004.

Interest Expense. Interest expense relates predominantly to interest associated with a promissory note that we assumed in connection with the acquisition of certain assets of eVelocity in May 2002. The third and final principal and interest payment on this promissory note was made on February 15, 2004.

Other Income (Expense), Net. Other income (expense), net consists of foreign currency transaction gains and losses and losses on our equity investments. The other income (expense), net included impairment losses on our equity investments, which we judged to be other than temporary, in the amounts of $35,000 and $629,000 in the fiscal years ended June 30, 2004 and June 30, 2003. The investments are in non-public entities accounted for under the cost method. The carrying value of all of our equity investments was approximately $36,000 at June 30, 2004 and $71,000 at June 30, 2003.

Provision for Income Taxes. The provision for income taxes consists of a small amount of US state tax expense, which will be incurred irrespective of our net operating loss position, and a provision for income taxes in Australia. For the fiscal year ended June 30, 2004, our income tax loss carry-back had been fully utilized. Accordingly, we have maintained a full valuation allowance for our deferred tax assets since, based on the available evidence, we believe that our deferred tax assets are less likely, rather than more likely, to be realized.

Net Loss. The decrease in the net loss was primarily due to the contribution of revenue from Createform, an increase in the foreign currency exchange rate in the UK, cost control initiatives undertaken in recent fiscal years and the adoption of SFAS 142 under which goodwill is no longer subject to recurring amortization. We anticipate generating net income in fiscal year 2005, principally as the result of higher revenue and lower amortization expense.

Fiscal Year Ended June 30, 2003 Compared to Fiscal Year Ended June 30, 2002

Revenues

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2002	2003	2003 Compared to 2002
	(in thousands)		(in thousands)%
Revenues:
Software licenses	$16,023	$13,021	$(3,002)	(18.7)%
Service and maintenance	38,169	40,865	2,696	7.1
Equipment and supplies	19,794	17,379	(2,415)	(12.2)

Total revenues	$73,986	$71,265	$(2,721)	(3.7)

Software Licenses. The decrease in software license fees in dollars and as a percentage of revenues was primarily due to a reduction in software license revenues generated in the US as a result of a continued slowdown in overall information technology spending in the US, offset in part by an increase in the foreign currency exchange rate of the UK.

Service and Maintenance. The increase in service and maintenance fees in dollars and as a percentage of revenues was due to the revenue contribution from our WebSeries Legal eBilling offering which we introduced in May 2002 following our acquisition of substantially all of the assets of eVelocity, an increase in professional services revenues generated in Europe and an increase in the foreign currency exchange rate of the UK, offset in part by a reduction in professional services revenues generated in the US.

Equipment and Supplies. The decrease in equipment and supplies revenues was attributable to a decrease in revenues in the US and Europe as a result of the continued migration of customers to our web-based products and solutions, which are not equipment and supplies intensive, offset in part by an increase in the foreign currency exchange rate of the UK.

Cost of Revenues

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2002	2003	2003 Compared to 2002
	(in thousands)		(in thousands)%
Cost of revenues:
Software licenses	$1,455	$1,936	$481	33.1%
Service and maintenance	18,506	20,358	1,852	10.0
Equipment and supplies	14,457	13,615	(842)	(5.8)

Total cost of revenues	$34,418	$35,909	$1,491	4.3

Gross profit	$39,568	$35,356	$(4,212)	(10.6)

Software Licenses. Software license costs consist of expenses incurred by us to manufacture, package and distribute our software products and related documentation, costs of licensing third-party software incorporated into our products, and royalties to Northern Trust on revenues from our NetTransact product. Software license costs increased to 15% of software license fees in the fiscal year ended June 30, 2003 compared to 9% in the fiscal year ended June 30, 2002. The increase in software license costs was due primarily to an increased share of software license revenues generated in Europe and an increase in the volume of certain third party software used with some of our US products, on which we pay a royalty. Software revenues generated in Europe have historically carried a lower gross margin than US software revenues due to the cost of third party software, which is incorporated into and sold with the Europe software products.

Service and Maintenance. Service and maintenance costs were 50% of service and maintenance revenues in the fiscal year ended June 30, 2003 compared to 48% of service and maintenance revenues in the fiscal year ended June 30, 2002. The increase in service and maintenance costs was primarily attributable to the associated increase in professional services revenues generated in Europe as a result of an increase in the foreign currency exchange rate of the UK and an increase in US development personnel who were utilized to perform billable customer work, the cost of which is included as a component of services cost of revenues.

Equipment and Supplies. Equipment and supplies costs were 78% of equipment and supplies sales in the fiscal year ended June 30, 2003 compared to 73% in the fiscal year ended June 30, 2002. The decrease in equipment and supplies costs was attributable to the associated decrease in equipment and supplies revenues. The increase in equipment and supplies costs as a percentage of equipment and supplies revenues was attributable to reduced profit margins in Europe, resulting from an increase in shipping costs which carry no gross margin and, to a lesser extent, from higher third party costs associated with supplies that are sold in Europe.

Operating Expenses

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2002	2003	2003 Compared to 2002
	(in thousands)		(in thousands)%
Operating expenses:
Sales and marketing	$19,504	$18,372	$(1,132)	(5.8)%
Product development and engineering
Product development and engineering	13,795	10,836	(2,959)	(21.4)
Stock compensation expense	411	71	(340)	(82.7)
General and administrative	11,016	11,088	72	0.6
Amortization of intangible assets	33,634	8,830	(24,804)	(73.7)

Total operating expenses	$78,360	$49,197	$(29,163)	(37.2)

Sales and Marketing. Sales and marketing expenses decreased in the US as a result of a reduction in salaries and commissions, resulting from reduced headcount and lower revenues, particularly software revenues. These reductions were partially offset by employee severance and separation related costs as a result of cost reduction initiatives implemented in the US and in the UK during the first six months of fiscal year 2003 and by an increase in the foreign currency exchange rate of the UK.

Product Development and Engineering. The decrease in product development and engineering expenses was due to a reduction in salaries and employee related costs as a result of reduced US headcount and a shift in focus for certain US personnel from core development work to billable customer work, the cost of which is classified as a component of cost of revenues. The reductions in cost were partially offset by employee severance and separation related costs as a result of cost reduction initiatives implemented during fiscal year 2003, and by an increase in the foreign currency exchange rate of the UK.

Stock Compensation Expense. In connection with our acquisition of Flashpoint, we assumed all of the outstanding common stock options of Flashpoint, which were exchanged for options to purchase our common stock, and recorded deferred compensation of $1.3 million relating to the intrinsic value of the unvested options. The deferred compensation is being amortized to expense over the remaining vesting period of the options and resulted in $71,000 of stock compensation expense for fiscal 2003 and $411,000 of stock compensation expense for fiscal 2002. The decrease in stock compensation expense was due principally to the forfeiture of unvested stock options as a result of employee separations and the completion of the vesting period for certain of the stock options.

General and Administrative. The increase in general and administrative expenses was attributable to an increase in facility related expenses, due to a full year in our US headquarters facility, and an increase in the foreign currency exchange rate of the UK, offset in part by a reduction in salaries and related costs as a result of cost reduction initiatives implemented in the US and Europe.

Amortization of Intangible Assets. The decrease in amortization expense is due to the adoption of SFAS 142, effective July 1, 2002. Under SFAS 142, goodwill is no longer subject to recurring amortization but instead is tested for impairment annually, or more frequently when events or circumstances occur indicating that an asset might be impaired.

Other Income (Expense), Net

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2002	2003	2003 Compared to 2002
	(in thousands)		(in thousands)%
Interest income	$369	$272	$(97)	(26.3)%
Interest expense	(19)	(28)	(9)	47.4
Other, net	(287)	(433)	(146)	50.9

Other income (expense), net	$63	$(189)	$(252)	(400.0)

Interest Income. The decrease in interest income was attributable to a decrease in the rate of return, due to declining interest rates, on our investments during the fiscal year.

Interest Expense. Interest expense relates predominantly to interest associated with a promissory note that we assumed in connection with the acquisition of certain assets of eVelocity in May 2002.

Other Expense, Net. Other expense, net consists of losses on our equity investments and foreign currency transaction gains and losses. The other expense, net included impairment losses on our equity investments, which we judged to be other than temporary, in the amounts of $629,000 and $450,000 in the fiscal years ended June 30, 2003 and June 30, 2002. The investments are in non-public entities accounted for under the cost method. The carrying value of all of our equity investments was approximately $71,000 and $700,000 at June 30, 2003 and June 30, 2002, respectively.

Provision for Income Taxes. The provision for income taxes consists of a small amount of US state tax expense, which will be incurred irrespective of out net operating loss position.

Cumulative Effect of Accounting Change. Upon adoption of SFAS 142 on July 1, 2002, we recorded an impairment charge of $13.8 million associated with impairment of goodwill in the Bottomline Europe reporting unit. This amount has been reported as a cumulative effect of an accounting change, as required by SFAS 142, in the fiscal year ended June 30, 2003. There were no comparable items in the year ended June 30, 2002.

Net Loss. The decrease in the net loss was primarily due to the adoption of SFAS 142 under which goodwill is no longer subject to recurring amortization, offset by a goodwill impairment charge of $13.8 million, which was recorded as a cumulative effect of a change in accounting principle.

Liquidity and Capital Resources

We have financed our operations primarily from cash provided by operating activities and the sale of our common stock. We had net working capital of $17.3 million at June 30, 2004, including cash and cash equivalents and marketable securities totaling $25.0 million.

We have generated positive operating cash flows in each of our last three fiscal years. We believe that the cash generated from our operations and the cash, cash equivalents and marketable securities on hand, particularly given that we have no long-term debt obligations, will be sufficient to meet our working capital and capital expenditure requirements for the foreseeable future. We also may receive additional investments from, and make investments in, customers or other companies. However, any such transactions would be subject to the required Board of Directors, stockholders and potentially bank or regulatory approval. We also may undertake additional business or asset acquisitions.

Operating Activities

	Fiscal Year Ended June 30,
	2002	2003	2004
	(in thousands)
Net loss	$(38,789)	$(27,854)	$(2,418)
Non-cash adjustments	36,872	25,060	7,391
Decrease (increase) in accounts receivable	3,690	2,479	(3,098)
Decrease in refundable income taxes	2,520	—	—
All other, net	298	886	(92)

Net cash provided by operating activities	$4,591	$571	$1,783

Net cash provided by operating activities for the fiscal year ended June 30, 2004 was primarily due to the significant decrease in our net loss, partially offset by an increase in accounts receivable. Net cash provided by operating activities for the fiscal year ended June 30, 2003 was primarily due to the decrease in accounts receivable, partially offset by the net loss after non-cash items. Net cash provided by operating activities for the fiscal year ended June 30, 2002 was primarily due to the decrease in accounts receivable and refundable income taxes, partially offset by the net loss after non-cash items.

As of June 30, 2004 and 2003, our deferred tax assets had been fully reserved since, given the available evidence, it was deemed more likely than not that the deferred tax assets would not be realized.

At June 30, 2004, we have available US net operating loss carry-forwards of $22,771,000, which expire at various times through the year 2024. We also have $1,988,000 of foreign net operating loss carryforwards available with no statutory expiration date and $1,424,000 of research and development tax credits available, which expire at various points through the year 2024. Additionally, we have approximately $1,080,000 of tax benefit associated with non-qualified stock options that have been exercised. When realized against future period taxable income, this benefit will be recorded as an increase to additional paid in capital.

Investing Activities

	Fiscal Year Ended June 30,
	2002	2003	2004
	(in thousands)
Purchases of marketable securities, net	$—	$—	$(4,288)
Purchases of property and equipment	(3,707)	(1,840)	(1,752)
Acquisition of businesses and assets, net of cash acquired	(1,483)	(298)	(3,201)

Net cash used in investing activities	$(5,190)	$(2,138)	$(9,241)

Cash was primarily used in the fiscal year ended June 30, 2004 to acquire high quality marketable securities, to acquire Createform and ABM and, to a lesser extent, to acquire property and equipment. Cash was primarily used in the fiscal years ended June 30, 2003, and June 30, 2002, to acquire property and equipment and to acquire other businesses. We expect to incur capital expenditures in fiscal year 2005 consistent with 2004 levels.

Financing Activities

	Fiscal Year Ended June 30,
	2002	2003	2004
	(in thousands)
Proceeds from the sale of common stock, net	$17,246	$1,466	$—
Repurchase of common stock	(4,057)	(1,075)	(367)
Proceeds from exercise of stock options and employee stock purchase plan	1,060	1,133	3,010
Payment of long-term debt and liabilities assumed upon acquisition	(1,025)	(253)	(584)
Payment of bank financing fees	(25)	(25)	(25)

Net cash provided by financing activities	$13,199	$1,246	$2,034

Net cash provided by financing activities for the fiscal year ended June 30, 2004 was the result of proceeds received from the exercise of employee stock options and the employee stock purchase plan, partially offset by the repurchase of our common stock. Net cash provided by financing activities for the fiscal year ended June 30, 2003 was primarily the result of proceeds received from the sale of our common stock to General Atlantic LLC (General Atlantic), a global private equity investment firm, the exercise of stock options and the exercise of options under the employee stock purchase plan, partially offset by the repurchase of our common stock. Net cash provided by financing activities in the fiscal year ended June 30, 2002 was primarily the result of proceeds received from the sale of our common stock to General Atlantic, partially offset by the repurchase of our common stock.

Common Stock and Common Stock Warrants

In October 2001, we entered into a lease amendment for our corporate headquarters. In connection with the lease amendment, we issued a $2 million letter of credit to our landlord (see Note 8 to our 2004 consolidated financial statements included in this prospectus supplement). Also in connection with the lease amendment, we issued the landlord 100,000 shares of our common stock and a warrant to purchase an additional 100,000 shares of our common stock at an exercise price of $4.25 per share. The warrant was fully vested and exercisable upon issuance and expires in October 2004. The fair value of the common stock and warrant issued of $750,000 was capitalized and is being amortized as rent expense over the term of the lease. The warrant was valued using the Black-Scholes method of valuation.

In January 2002, we entered into a stock purchase agreement with entities affiliated with General Atlantic, whereby we issued 2.1 million shares of common stock at $8.25 per share, generating gross proceeds to us of approximately $17.3 million.

In March 2003, we entered into a stock purchase agreement with General Atlantic, an affiliate of ours, whereby we issued 270,000 shares of common stock at $5.54 per share, generating gross proceeds to us of approximately $1.5 million.

Note Payable and Credit Facilities

In May 2002, in connection with our acquisition of substantially all of the assets and assumption of certain liabilities of eVelocity, we assumed the obligation on a promissory note issued to a third party in the principal amount of $758,600 plus accrued interest. Under the terms of the promissory note, principal plus accrued interest was due in three equal installments. The third and final principal and interest payment was made on February 15, 2004.

In January 2004, we extended, through December 26, 2004, our Loan and Security Agreement (Credit Facility), which provides for aggregate borrowings of up to $5 million and requires us to maintain certain financial covenants. Additionally, we would be required to obtain the bank’s approval prior to the payment of any dividends on our common stock. Eligible borrowings are based on a borrowing base calculation of our eligible accounts receivable as defined in the Credit Facility. Borrowings under the Credit Facility are secured by substantially all of our US owned assets, bear interest at the bank’s prime rate (4.25% at June 30, 2004) plus one-half of one percent and are due on the expiration date of the Credit Facility. The Credit Facility also provides for the issuance of up to $2 million in letters of credit for, and on our behalf. The borrowing capacity under the Credit Facility is reduced by any outstanding letters of credit. At June 30, 2004, a $2 million letter of credit had been issued to our landlord as part of a lease amendment for our corporate headquarters. There were no outstanding borrowings under the Credit Facility at June 30, 2004.

In January 2004, our subsidiary, Bottomline Europe, renewed through December 30, 2004, our Committed Overdraft Facility (Overdraft Facility), which provides for borrowings of up to 2 million British Pound Sterling. Borrowings under this Overdraft Facility are secured by substantially all assets of Bottomline Europe, bear interest at the bank’s base rate (4.50% at June 30, 2004) plus 2% and are due on the expiration date of the Overdraft Facility. As disclosed in Note 14 to our 2004 consolidated financial statements included in this prospectus supplement, Bottomline US has guaranteed repayment of any amounts borrowed under the Overdraft Facility. There were no outstanding borrowings under the Overdraft Facility at June 30, 2004.

At June 30, 2004, a $50,000 Australian (approximately $35,000 US dollars based on the exchange rate in effect at June 30, 2004) letter of credit had been issued by our subsidiary CLS Research Pty Ltd. to its landlord as part of its office lease in Melbourne, Australia.

Product and Business Acquisitions

In May 2003, we acquired certain assets and assumed certain liabilities of the A1 Group of Companies (The) Limited (A1). The initial purchase consideration (based on exchange rates in effect at the date of the acquisition) was approximately $302,000 in cash. In addition to the initial purchase consideration, contingent consideration of $125,000 (based on the quarter ended December 31, 2003 exchange rates) was paid to A1 in December 2003, after the completion of a detailed review and evaluation of A1’s customer lists and customer contracts we acquired. The value of the contingent consideration was recorded as component of the acquired customer related intangible assets. From the date of acquisition forward, transactions associated with the A1 acquisition are included in our Outsourced Solutions segment.

In September 2003, we acquired all of the outstanding stock of Createform. The initial purchase consideration for Createform was approximately $7,900,000, consisting of approximately $2,800,000 in cash, 563,151 shares of our common stock with a value of approximately $4,800,000 and transaction costs. In addition to the initial purchase consideration, contingent consideration of 298,630 shares of our common stock with a value of approximately $3,165,000 was due to the selling shareholders of Createform as of June 2004, based on certain Createform operating results achieved during fiscal year 2004 (for expanded discussion see Note 3 to our 2004 consolidated financial statements included in this prospectus supplement). The value of the contingent consideration was recorded as component of the goodwill at June 30, 2004. From the date of acquisition forward, transactions associated with Createform are included in our Licensed Technology segment.

In May 2004, Bottomline Europe acquired certain assets and assumed certain liabilities of ABM. The initial purchase consideration was approximately $2,740,000 based on exchange rates in effect at the date of the acquisition. The initial purchase consideration consisted of 300,000 shares of our common stock with a value of approximately $2,319,000, cash of $303,000 and transaction costs. In addition to the initial purchase consideration, contingent consideration of approximately $245,000 in cash (based on the exchange rate at September 7, 2004) will be paid to the ABM shareholders in September 2004, after the conclusion of a detailed review and evaluation of ABM’s customer lists and customer contracts acquired. The value of the contingent consideration will be recorded as a component of goodwill upon issuance. From the date of acquisition forward, transactions associated with the ABM acquisition are included in our Licensed Technology segment.

Repurchase of Common Stock

In July 2002, our board of directors announced that it had authorized a repurchase program, for the repurchase of up to $3.0 million of our common stock. At June 30, 2004, we had repurchased 242,650 shares at an average repurchase price of $5.79 per share. The approximate remaining dollar value of shares available for repurchase under this program is $1.6 million. During the three months ended June 30, 2004, we did not repurchase any shares under this program.

Contractual Obligations

Following is a summary of future payments that we are required to make under existing contractual obligations as of June 30, 2004:

	Payments Due by Fiscal Period
	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years	Total
	(in thousands)
Operating lease obligations	$2,342	$3,776	$3,723	$3,915	$13,756
Amount due under overdraft facilities	—	—	—	—	—

Total	$2,342	$3,776	$3,723	$3,915	$13,756

Purchase orders are not included in the table above. Our purchase orders represent authorizations to purchase rather than binding agreements. The contractual obligation amounts in the table above are associated with agreements that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum services to be used; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Obligations under contract that we can cancel without a significant penalty are not included in the table above.

Off-Balance Sheet Arrangements

During the twelve months ended June 30, 2004, we did not engage in material off-balance sheet activities, including the use of structured finance, special purpose or variable interest entities; material trading activities in non-exchange traded commodity contracts; or transactions with persons or entities that benefit from their non-independent relationship with us.

BUSINESS

The Company

We provide software products and services for business payments and invoice management. Our solutions enable organizations to automate, manage, standardize and control transaction-based processes across the enterprise, particularly those that involve making payments, sending and receiving invoices, receiving payments, generating business documents and conducting electronic banking. We offer software designed to run on-site at the customer’s location as well as hosted solutions. Our software is sold both on a license and on a subscription basis.

Our software applications address the global payment and related process requirements of business enterprises, permitting them to achieve greater operating efficiency, increase visibility of the cash cycle and better comply with applicable regulations and standards. We support a broad range of global networks and payment standards, including Automated Clearing House (ACH), Financial Electronic Data Interchange (EDI), Fed Wire transfer, BACS (ACH for the UK), BACSTEL-IP and SWIFT, as well as new and evolving standards.

We have over 6,000 customers, in industries such as financial services, insurance, health care, technology, communications, education, media, manufacturing and government. We provide our products and services to approximately 60 of the Fortune 100 companies and 90 of the FTSE (Financial Times) 100 companies. Our customers include leading organizations such as British Airways, Cisco Systems, Citibank, GMAC and John Deere. Our solutions include a hosted offering that automates the receipt, review and approval of legal invoices used by American International Group, Liberty Mutual and Safeco Insurance, among others.

Strategy

Our objective is to be the leading global provider of business payment and invoice management software solutions and services. Key elements of our strategy include the following:

•	Leveraging our market position to capitalize on growth opportunities in electronic payments and invoice management.

•	Aggressively pursuing the sale of hosted solutions and subscription-based pricing in order to increase our recurring revenue contribution.

•	Expanding our software functionality and product set to support a broader array of financial business processes.

•	Continuing to build our presence outside of North America and the United Kingdom by leveraging our experience with changing global payment standards.

•	Broadening our relationships with our existing customer base by selling existing applications, as well as newly-developed products.

•	Pursuing strategic acquisitions that expand our geographic footprint or complement our product functionality.

Products and Services

Payments and Payments Lifecycle Management

We offer payment systems capable of producing a wide variety of domestic and international payment instructions along with consolidated bank reporting of cash activity, including ACH, EDI, Fed Wire transfer, BACS and BACSTEL-IP, as well as SWIFT messaging and paper checks in most currencies. Our products help customers reduce administrative expenses and strengthen control and fraud protection. Our web-based systems can gather and access via the Internet payment and bank account information, including account totals and detailed transaction data, providing improved workflow, financial reporting and bank communications. We also offer hosted solutions that allow our customers to outsource their payment processing.

Invoice Receipt and Invoice Presentment Management

We offer web-based invoice processing systems for businesses that reduce administrative costs by allowing organizations to electronically send, receive and manage invoices.

We also offer a payer side solution, In View A/P, which electronically aggregates, formats and transfers invoice data into customers’ accounting systems. For vendors unable to provide electronic files, a browser-accessed manual payment request screen lets them create “electronic invoices” on demand. Our biller-side product, NTX, is a secure, business-to-business electronic invoice presentment and payment system that allows organizations to present invoices and invoicing information, accommodate internal workflows for review and approval, provide online dispute resolution and accept payments over the Internet.

Our legal bill receipt service, Legal eXchange, automates the receipt, reconciliation, review, approval and management of legal invoices. The Legal eXchange system incorporates a rules engine, helping to ensure that charges are in conformity with preset billing parameters.

Document Output and Archive Management

Our electronic document solution, Create!form, offers advanced design, output formatting and delivery to allow organizations to streamline their business communications by replacing pre-printed forms with more efficient, attractive and cost-effective customized electronic documents. Our solutions allow customers to centrally manage, distribute and archive business documents such as invoices, checks, statements, purchase orders and other transactional documents. These products give customers the flexibility to select the most effective means of delivery, whether via the web, print, fax or archive, and to integrate these products with existing enterprise software applications.

Electronic Banking

Our electronic banking solutions allow financial service providers to deploy Internet-based services. Our software interfaces directly to a multitude of in-house systems to provide efficient application integration across one or more financial institutions. Our solutions support a variety of cash management functions, including balance and transaction reporting, lockbox reporting, controlled disbursements, positive pay, check imaging, stop payments, and a broad array of electronic funds transfer instructions. Real-time host links enable financial institutions to provide their corporate customers with up-to-the-minute access to critical data.

Professional Services

Our teams of service professionals draw on extensive experience to provide consulting, project implementation and training services to our clients. By easing the implementation of our products, these services help our customers accelerate the time to value. By improving the overall customer experience, these services help us retain customers and drive future revenues.

Equipment and Supplies

We offer consumable products for laser check printing, including magnetic ink character recognition toner and blank-paper check stock. We also provide printers and printer-related equipment, primarily through arrangements with our hardware vendors, to complement our software product offerings.

Product Development and Engineering

Our product development and engineering organization included 97 employees as of June 30, 2004. We have three primary development groups: software engineering, quality assurance and technical support. We spent $13.8 million, $10.8 million, and $10.2 million on product development and engineering costs in fiscal years 2002, 2003 and 2004 globally.

Our software engineers have substantial experience in advanced software development techniques as well as extensive knowledge of the complex processes involved in business payment and invoicing systems. Our engineers participate in the Microsoft Developer Network, IBM PartnerWorld for Developers, and the Oracle Partner Developer Program. They maintain extensive knowledge of software development trends and best practices. Our technology focuses on providing business solutions utilizing industry standards, providing a path for extendibility and scalability of our products. Security, control and fraud prevention, as well as data management and information reporting, are priorities in the technology we develop and deploy.

Our quality assurance engineers have extensive knowledge of our products and expertise in software quality assurance techniques. Members of the quality assurance group make use of automated software testing tools to facilitate comprehensive and timely testing of products. The quality assurance group members participate in beta releases, including tests of new products or enhancements, and provide initial training materials for customer support and service.

Our technical support group provides all product documentation as well as technical support for released products. The technical writers are versed in current document technology and work closely with the software engineers to create and maintain documentation that is clear, current and complete. The technical support engineers are responsible for the analysis of reported software problems and work closely with customers and customer support staff. The group’s broad knowledge of our products, our technology, and our customers’ infrastructure allows them to rapidly respond to customer support needs.

Financial Information About Geographic Areas and Segments

Revenues, based on the point of sales, not the location of the customer, are as follows:

	Fiscal Year Ended June 30,
	2002		2003		2004
United States	$45,471	61.5%	$40,965	57.5%	$45,942	55.9%
United Kingdom	28,515	38.5%	30,300	42.5%	34,883	42.5%
Australia	—	—	—	—	1,307	1.6%

Total	$73,986	100.0%	$71,265	100.0%	$82,132	100.0%

At June 30, 2004, long-lived assets of $24.2 million were located in the United States, $17.7 million were located in the United Kingdom and $106,000 were located in Australia. At June 30, 2003, long-lived assets of $15.7 million were located in the United States and $14.4 million were located in the United Kingdom.

A significant and growing percentage of our revenues have been generated by our international operations. Our future growth rates and success are in part dependent on our continued growth and success in international markets. As is the case with most international operations, the success and profitability of such operations are subject to numerous risks and uncertainties including currency exchange rate fluctuations that are not hedged currently. A number of other factors could also have a negative effect on our business and results from operations outside the US, including different regulatory and industry standards and certification requirements; reduced protection for intellectual property rights in some countries; import or export licensing requirements; the complexities of foreign tax jurisdictions; and difficulties and costs of staffing and managing our foreign operations.

Segment Information

Operating segments are components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. We are presenting segment information for our year ended June 30, 2004 according to the segment descriptions below. Segment information for years prior to 2004 cannot be prepared without significant allocation of resources and expense. Accordingly, as permitted by SFAS No. 131, we are not disclosing segment information for years prior to 2004 as it is impracticable to do so.

Our operating segments are organized principally by the type of products or services offered. We have aggregated similar operating segments into three reportable segments as follows:

Licensed Technology. Our Licensed Technology segment includes licensed software products that provide a range of financial business process management solutions including making and collecting payments, sending and receiving invoices, and generating and storing business documents. This segment also includes an array of standard professional services and equipment and supplies that complement and enhance the core software products.

Outsourced Solutions. The Outsourced Solutions segment provides customers with outsourced or hosted solutions offerings that facilitate payment processing and invoice receipt and presentment. Revenue for this segment is generally recognized on a per transaction basis or proportionately over the estimated life of the contract.

Tailored Solutions. The Tailored Solutions segment includes solutions specifically designed for banking and financial institutions customers. These solutions typically involve longer implementation periods and a significant level of professional services. Due to the customized nature of these products, revenue is generally recognized on a percentage of completion basis.

Each operating segment has a separate sales force and, periodically, a sales person in one operating segment will sell products or services that are typically sold within a different operating segment. In such cases, the transaction can be recorded by the operating segment to which the sales person is assigned. Accordingly, segment results can include the results of transactions that have been allocated to a specific segment based on the contributing sales resources, rather than the nature of the product or service. As an example, a long-term, percentage of completion contract with a financial institution could be reported under the Licensed Technology segment if the sales person of record is assigned to the sales force of that segment. Conversely, a transaction can be recorded by the operating segment primarily responsible for delivery to the customer, even if the sales person is assigned to a different operating segment.

Our chief operating decision makers assess performance based on segment revenue and a segment measure of profit or loss. Each segment’s measure of profit or loss is on a pre-tax basis, and excludes acquisition-related expenses such as amortization of intangible assets, charges related to acquired in-process research and development and stock compensation expense associated with stock options assumed in prior business acquisitions. There are no inter-segment sales; accordingly the measure of segment revenue and profit or loss reflects only revenues from external customers. The costs of certain corporate level expenses, primarily general and administrative expenses, are allocated to our operating segments at predetermined rates that approximate cost.

We do not track or assign assets by operating segment.

The following represents a summary of segment revenue, and a segment measure of profit or loss, for the year ended June 30, 2004:

(in thousands)
Revenues:
Licensed Technology	$58,721
Outsourced Solutions	14,099
Tailored Solutions	9,312

Total revenues	$82,132

Segment measure of profit (loss)
Licensed Technology	$4,302
Outsourced Solutions	(639)
Tailored Solutions	(1,040)

Total measure of segment profit	$2,623

A reconciliation of the measure of segment profit to our GAAP operating loss for 2004, before the provision for income taxes, is as follows:

(in thousands)
Segment measure of profit	$2,623
Less:
Amortization of intangible assets	(4,277)
Stock compensation expense	(41)
In-process research and development	(842)
Other income, net	288

Loss before provision for income taxes	$(2,249)

Customers

Our customer base, at over 6,000 companies, is in industries such as financial services, health care, technology, communications, education, media, manufacturing and government. We provide our products and services to leading organizations across this array of industries, which currently include approximately 60 of the Fortune 100 companies and 90 of the FTSE (Financial Times) 100 companies. Revenues within our Tailored Solutions segment, which contributed approximately 11% of our consolidated revenues for the year ended June 30, 2004, are derived from banking and financial institution customers. Revenues from our Legal eXchange product, which is a subset of our Outsourced Solutions segment (which constituted approximately 17% of consolidated revenue for the year ended June 30, 2004), have been derived principally from large global insurance companies.

Sales and Marketing

As of June 30, 2004, we employed 65 sales executives worldwide, of whom 35 were focused on the Americas markets, 28 were focused on European markets and 2 were focused on Asia Pacific markets. We market and sell our products directly through our sales forces and indirectly through channel partners and reseller relationships acquired through our acquisition of Createform. We market and sell our products domestically and internationally with a focus on the UK and, to a lesser degree, Australia. We also maintain an inside sales group, which provides a lower-cost channel into maintaining existing customers and expanding our customer base.

Competition

The markets in which we participate are highly competitive. We believe our ability to compete depends on factors within and beyond our control, including:

•	the performance, reliability, features, price and ease of use of our offerings as compared to competitor alternatives;

•	our industry knowledge and expertise;

•	the execution of our sales organizations;

•	our ability to secure and maintain strategic relationships;

•	our ability to support our customers; and

•	the timing and market acceptance of new products and enhancements to existing products by us and by our current and future competitors.

For financial business process management solutions, we compete primarily with companies that provide a broad offering of electronic data interchange products, such as CheckFree, Pegasystems, Velosant and Edocs, companies that provide solutions to create, publish, manage and archive electronic documents, such as Adobe and Optio Software, and companies that offer electronic payment and laser check printing software and services, such as Payformance, MHC Associates, and ACOM Solutions in the US and Microgen, Albany Software Ltd., Access Europe and Eiger Systems Limited in the UK. To a lesser extent, we compete with providers of enterprise resource planning solutions and providers of traditional payment products, including check stock and check printing software and services. In addition, some financial institutions compete with us as outsourced check printing and electronic payment services for their customers.

For electronic banking, we primarily compete with companies such as S1 Corporation and Digital Insight that offer a wide range of financial services including electronic banking applications. We also encounter competition to a lesser degree from Metavante, SunGard, Fundtech and Politzer and Haney, as well as companies that provide traditional treasury workstation solutions.

In the legal billing market, we compete with a number of companies, including DataCert, CT Corporation, Visibillity and Allegiant Systems.

Although we believe that we compete favorably, the markets for our products and services are intensely competitive and characterized by rapid technological change and a number of factors could adversely affect our ability to compete in the future, including those discussed in “Risk Factors”.

Backlog

At the end of fiscal year 2004, our backlog was $38.5 million, including deferred revenues of $17.6 million. At the end of fiscal year 2003, our backlog was $25.0 million, including deferred revenues of $13.7 million. We do not believe that backlog is a meaningful indicator of sales that can be expected for any period, and there can be no assurance that backlog at any point in time will translate into revenue in any subsequent period. However, we estimate that 90% to 100% of our deferred revenues and 65% to 75% of our backlog will be recognized as revenue in fiscal year 2005.

Proprietary Rights

We rely upon a combination of patents, copyrights, trademarks and trade-secret laws to establish and maintain proprietary rights in our technology and products. We had 39 active patent applications relating to our products as of June 30, 2004. We have been awarded two patents, which expire in July 2015, and expect to receive others. We intend to continue to file patent applications as we develop new technologies.

There can be no assurance, however, that our existing patent applications, or any others that may be filed in the future, will issue or will be of sufficient scope and strength to provide meaningful protection of our technology or any commercial advantage to us, or that the issued patents will not be challenged, invalidated or circumvented. In addition, we rely upon a combination of copyright and trademark laws and non-disclosure and other intellectual property contractual arrangements to protect our proprietary rights. Given the rapidly changing nature of the industry’s technology, the creative abilities of our development, marketing and service personnel may be as or more important to our competitive position as the legal protections and rights afforded by patents. We also enter into agreements with our employees and clients that seek to limit and protect our intellectual property and the distribution of proprietary information. However, there can be no assurance that the steps we have taken to protect our intellectual property will be adequate to deter misappropriation of proprietary information, and we may not be able to detect unauthorized use and take appropriate steps to enforce our proprietary rights.

Government Regulation

Although our operations have not been subject to any material industry-specific governmental regulation, some of our existing and potential customers are subject to extensive federal and state governmental regulations. In addition, governmental regulation in the financial services industry is evolving, particularly with respect to payment technology, and our customers may become subject to increased regulation in the future. Accordingly, our products and services must be designed to work within the regulatory constraints under which our customers operate.

Employees

As of June 30, 2004, we had 433 full-time employees, 127 of whom were in sales and marketing, 139 of whom were in customer support, 97 of whom were in development and 70 of whom were in administration and finance. None of our employees are represented by a labor union. We have not experienced any work stoppages and believe that employee relationships are good. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and managerial personnel in a highly competitive market.

Legal Proceedings

On August 10, 2001, a class action complaint was filed against us in the United States District Court for the Southern District of New York: Paul Cyrek v. Bottomline Technologies, Inc.; Daniel M. McGurl; Robert A. Eberle; FleetBoston Robertson Stephens, Inc.; Deutsche Banc Alex Brown Inc.; CIBC World Markets; and J.P. Morgan Chase & Co. A consolidated amended class action complaint, In re Bottomline Technologies Inc. Initial Public Offering Securities Litigation, was filed on April 20, 2002. The amended complaint supersedes the class action complaint filed against us in the United States District Court for the Southern District of New York on August 10, 2001.

The amended complaint filed in the action asserts claims under Sections 11, 12(2) and 15 of the Securities Act of 1933, as amended, and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (Exchange Act). The amended complaint asserts, among other things, that the description in our prospectus for our initial public offering was materially false and misleading in describing the compensation to be earned by the underwriters of our offering, and in not describing certain alleged arrangements among underwriters and initial purchasers of our common stock from the underwriters. The amended complaint seeks damages (or, in the alternative, tender of the plaintiffs’ and the class’s Bottomline common stock and rescission of their purchases of our common stock purchased in the initial public offering), costs, attorneys’ fees, experts’ fees and other expenses.

In July 2002, Bottomline, Daniel M. McGurl and Robert A. Eberle joined in an omnibus motion to dismiss, which challenged the legal sufficiency of plaintiffs’ claims. The motion was filed on behalf of hundreds of issuer and individual defendants named in similar lawsuits. Plaintiffs opposed the motion, and the court heard oral argument on the motion in early November 2002. On February 19, 2003, the court issued an order denying the motion to dismiss as to Bottomline. In addition, in early October 2002, Daniel M. McGurl and Robert A. Eberle were dismissed from this case without prejudice. A special litigation committee of the board of directors of Bottomline authorized Bottomline to negotiate a settlement of the pending claims substantially consistent with a memorandum of understanding negotiated among class plaintiffs, all issuer defendants and their insurers. The parties have negotiated a settlement, which is subject to approval by the court. If the settlement is not approved, we intend to vigorously defend ourselves against this amended complaint. On February 15, 2005, the court issued an Opinion and Order preliminarily approving the settlement, provided that the defendants and plaintiffs agree to a modification narrowing the scope of the bar order set forth in the original settlement agreement. We do not currently believe that the outcome of this proceeding will have a material adverse impact on our financial condition.

We have learned that a suit was filed against Bottomline in the United States District Court, Central District of California, Western Division, on June 3, 2005 by R&N Check, Corp., alleging that a feature of our Legal eXchange product infringes plaintiff’s U.S. patent 6,622,128. We have not yet been served in this matter, and while we are in the process of doing so, at this early stage, we are not yet in a position to evaluate the merits, if any, of plaintiff’s assertions.

MANAGEMENT

Our executive officers, other key employees and directors and their respective ages as of May 31, 2005, are as follows:

Name	Age	Positions
Joseph L. Mullen	52	Chief Executive Officer and Director
Robert A. Eberle	44	President, Chief Operating Officer and Director
Peter S. Fortune	46	President of Bottomline Europe
Kevin M. Donovan	35	Chief Financial Officer and Treasurer
Paul J. Fannon	37	Managing Director, Transaction Services Europe
Thomas D. Gaillard	42	Vice President and General Manager, Transaction Services North America
Craig A. Jones	48	Vice President and General Manager, Banking and Financial Solutions North America
Kurt A. Mueffelmann	39	Vice President and General Manager, Business Process Solutions and President of Create!form International, Inc.
Chris W. Peck	40	Managing Director, Group Sales Europe
Nigel K. Savory	38	Managing Director, Payment Solutions Europe
Daniel M. McGurl	69	Director
James L. Loomis	55	Director
John W. Barter	58	Director
Joseph L. Barry, Jr.	71	Director
Dianne Gregg	49	Director
William O. Grabe	67	Director
James W. Zilinski	61	Director

Joseph L. Mullen has served as a director since July 1996 and Chief Executive Officer since August 2002. Mr. Mullen has served as President from September 2000 to August 2004. From September 2000 to April 2001, Mr. Mullen also served as Chief Operating Officer. From July 1996 to September 2000, Mr. Mullen served as Executive Vice President of Operations, and from July 1991 to July 1996, he served as Vice President of Sales and Marketing.

Robert A. Eberle has served as a director since September 2000. Mr. Eberle has served as President since August 2004 and as Chief Operating Officer since April 2001. Mr. Eberle served as Chief Financial Officer from September 1998 to August 2004. From September 1998 to May 2001, Mr. Eberle also served as Treasurer.

Peter S. Fortune has served as President of Bottomline Europe since we acquired the predecessor company in August 2000. From May 1993 to August 2000, Mr. Fortune served as Executive Director of Checkpoint Security Services Limited, an electronic payment software company in the UK and from March 1999 to August 2000, Mr. Fortune served as Chief Executive Officer of Checkpoint Holdings. From January 1990 to March 1999, Mr. Fortune held a variety of positions at Checkpoint, including Managing Director for Security Print and Outsourced Services, General Manager of Security Print Operations and Head of Product Management. Prior to January 1990, Mr. Fortune held various positions at Unisys Corporation, including Director of Customer Services for U.K. Printing Operations.

Kevin M. Donovan has served as Chief Financial Officer since August 2004 and as Treasurer since May 2001. Mr. Donovan served as Vice President, Finance from January 2000 to August 2004. From February 1999 through December 1999, Mr. Donovan served as Corporate Controller.

Paul J. Fannon has served as Managing Director, Transaction Services Europe since December 2003. From December 2001 through December 2003, Mr. Fannon served as Managing Director, Payment Solutions. From August 2000, the date we acquired the predecessor company, to December 2001, Mr. Fannon served as Client

Services Director of Bottomline Europe. From November 1999 through August 2000, Mr. Fannon served as Client Services Director of Checkpoint Security Services Limited. From January 1998 to November 1999, Mr. Fannon served as Director of Outsourcing Services for Checkpoint Security Services Limited.

Thomas D. Gaillard has served as Vice President and General Manager, Transaction Services North America since July 2003. From May 2002 to June 2003, Mr. Gaillard served as Vice President, Corporate Development. From December 2001 to May 2002, Mr. Gaillard served as Chief Operating Officer of eVelocity Corporation, a provider of legal electronic invoicing solutions. From November 1999 to June 2001, Mr. Gaillard served as Chief Financial Officer for Newmarket International, a software company. From January 1992 to November 1999, Mr. Gaillard held a variety of senior management positions at NovaNET Learning, Inc, an educational software company.

Craig A. Jones has served as Vice President and General Manager, Banking and Financial Solutions North America since July 2003. From July 2002 to June 2003, Mr. Jones served as Vice President of Product Management. From September 1999 to July 2002 Mr. Jones served as Vice President of Marketing. From October 1997 to September 1999, Mr. Jones served as Vice President of Product Management at GTE CyberTrust, an Internet based security division of GTE.

Kurt A. Mueffelmann has served as Vice President and General Manager, Business Process Solutions North America since January 2004. Mr. Mueffelmann has also served as President of Create!form, Inc. since we acquired the predecessor company in September 2003. From April 2000 through September 2003, Mr. Mueffelmann served as President and Chief Executive Officer of Create!form International, Inc. From August 1997 to January 2000, Mr. Mueffelmann served as President and CEO of RealWorld Corporation, a financial accounting and e-commerce software provider.

Christopher W. Peck has served as Managing Director, Group Sales Europe since July 2003. From August 2000, the date we acquired the predecessor company, through June 2003, Mr. Peck served as Group Sales Director of Bottomline Europe. From March 1994 to August 2000, Mr. Peck served as Group Sales Director of Checkpoint Security Services Limited and from March 1999 to August 2000, Mr. Peck served in the same capacity for Checkpoint Holdings.

Nigel K. Savory has served as Managing Director, Payment Solutions Europe since December 2003. From December 2001 through December 2003, Mr. Savory served as the Managing Director Transaction Services group. From August 2000, the date we acquired the predecessor company, through December 2001, Mr. Savory served as the European Business Development Director of Bottomline Europe. From January 1998 through August 2000, Mr. Savory served as the European Business Development Director of Checkpoint Security Services Limited.

Daniel M. McGurl has served as a director since 1989. Mr. McGurl co-founded Bottomline in May 1989, and has served as Chairman of the Board of Directors of Bottomline since May 1989. From May 1989 to August 2002, Mr. McGurl also served as Chief Executive Officer of Bottomline and from May 1989 to September 2000, Mr. McGurl also served as President of Bottomline. From 1987 to 1989, Mr. McGurl served as Senior Vice President of State Street Bank and Trust Company. Prior to 1987, Mr. McGurl held a variety of positions at IBM Corporation, including Director of Marketing Planning and Director of Far East Operations. Mr. McGurl is also a director of Newmarket International, a developer of hospitality software.

James L. Loomis has served as a director since 1989. Mr. Loomis co-founded Bottomline in May 1989. From August 1998 until his retirement in September 2000, Mr. Loomis served as Senior Executive Advisor of Bottomline. From July 1996 to August 1998, Mr. Loomis served as Executive Vice President of Bottomline and from May 1989 to July 1996, Mr. Loomis served as Vice President and Treasurer. Prior to 1989, Mr. Loomis held a variety of positions with Nashua Corporation, a manufacturer of imaging supply products, including Director of International Finance and Treasurer of a foreign subsidiary of that company.

John W. Barter has served as a director since 2002. Mr. Barter is a private investor. From January 2000 to May 2001, Mr. Barter served as Chief Financial Officer of Kestrel Solutions, Inc., an optical networking company. Kestrel filed a voluntary petition for bankruptcy protection in October 2002. From October 1994 until his retirement in December 1997, Mr. Barter served as Executive Vice President of AlliedSignal, Inc. (now Honeywell International Inc.), a manufacturing and technology company, and President of AlliedSignal Automotive. From July 1988 to September 1994, Mr. Barter served as Senior Vice President and Chief Financial Officer of AlliedSignal, Inc. From 1977 to July 1988, Mr. Barter served in various other financial and executive positions at AlliedSignal, Inc. Mr. Barter is also a director of BMC Software, Inc., a developer of enterprise management software, SRA International, Inc., a provider of information technology services, and SSA Global Technologies, Inc., a private company which is a developer of ERP and related software products. Mr. Barter is a member of our audit committee.

Joseph L. Barry, Jr. has served as a director since 1990. Mr. Barry has served as President of Hallmark Mechanical Corp., a machinery service company, since 1990, and as President of Hallamore Corp., a transportation and rigging company, since 1956. Since 1975, Mr. Barry has served as Chairman of Northeast Concrete Products and since 1978 as co-chairman of New England Teamsters Pension Fund. Mr. Barry is also a director of Heritage Property Investment Trust, Inc., a real estate investment trust. Mr. Barry is a member of our compensation committee, nominations and corporate governance committee and audit committee.

Dianne Gregg has served as a director since 1999. Ms. Gregg served as Vice President of Leadership Initiatives for Microsoft US from September 2001 until her retirement in February 2002. From 1996 to September 2001, Ms. Gregg served as a Vice President of Microsoft. In June 1994, Ms. Gregg joined Microsoft as General Manager of the Eastern Region. Prior to Ms. Gregg’s affiliation with Microsoft, Ms. Gregg held various sales and consulting positions at IBM Corporation. Ms. Gregg is also a director of Meridio Software which is a developer of electronic document and records management software. Ms. Gregg is a member of our audit committee.

William O. Grabe has served as a director since 2002. Mr. Grabe has served as a Managing Director of General Atlantic LLC, a private equity investment firm that invests in information technology and IT-enabled business on a global basis, since 1992. Investment entities affiliated with General Atlantic LLC are stockholders of Bottomline. Mr. Grabe is also a director of Digital China Holdings Limited, Lenovo Group Limited, Patni Computer Systems Limited, Compuware Corporation, Gartner, Inc. and several private companies in which investment entities affiliated with General Atlantic LLC are investors. Mr. Grabe is a member of our compensation committee and nominations and corporate governance committee.

James W. Zilinski has served as a director since 1994. Mr. Zilinski served as President and Chief Executive Officer of Berkshire Life Insurance Company of America and as a director of its subsidiary, Berkshire Securities Corp., from July 1995 to December 2004. From February 1995 to July 1995, Mr. Zilinski served as an independent consultant. From August 1994 to January 1995, Mr. Zilinski served as President of the Investment Services Group of The BISYS Group, Inc., a provider of outsourcing services to financial institutions. Prior to August 1994, Mr. Zilinski served as Executive Vice President and Chief Marketing Officer of New England Mutual Life Insurance Company. Mr. Zilinski is a member of our compensation committee, nominations and corporate governance committee and audit committee.

SELLING STOCKHOLDERS

The following table sets forth, to our knowledge, certain information about the selling stockholders as of June 13, 2005. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after June 13, 2005 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering(1)
	Number	Percentage		Number	Percentage
General Atlantic Partners 74, L.P.(2)	2,377,845	12.8%	1,028,231	1,349,614	6.3%
GAP Coinvestment Partners II, L.P.(2)	323,391	1.7%	139,841	183,550	*
GapStar, LLC(2)	185,762	1.0%	80,327	105,435	*
GAPCO GmbH & Co. KG(2)	3,702	*	1,601	2,101	*

*	Less than one percent.

(1)	Of the 250,000 shares that may be offered pursuant to the underwriters’ overallotment option, 205,646 are owned by General Atlantic Partners 74, L.P. (“GAP LP”), 27,968 are owned by GAP Coinvestment Partners II, L.P. (“GAPCO II”), 16,066 are owned by GapStar, LLC (“GapStar”) and 320 are owned by GAPCO GmbH & Co. KG (“GAPCO KG”).

(2)	General Atlantic LLC (“GA LLC”) is the general partner of GAP LP and the sole member of GapStar. The general partners of GAPCO II are also Managing Directors of GA LLC. William O. Grabe, a director of Bottomline, is a Managing Director of GA LLC and a general partner of GAPCO II. The general partner of GAPCO KG is GAPCO Management GmbH (“Management GmbH” and, together with GAP LP, GAPCO II, GapStar, GAPCO KG and GA LLC, the “GA Group”). The Managing Directors of GA LLC are authorized and empowered to vote and dispose of the securities owned by GAPCO KG and Management GmbH. The GA Group is a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934.

RELATIONSHIP WITH SELLING STOCKHOLDERS

Pursuant to the terms of a stock purchase agreement dated as of January 8, 2002, among Bottomline and GAP LP, GAPCO II, GapStar and GAPCO KG (collectively, “General Atlantic”) and certain stockholders of Bottomline, we issued and sold an aggregate of 2,100,000 shares of our common stock to General Atlantic for gross proceeds to us of $17,325,000. Pursuant to the agreement, General Atlantic has the right to designate one person to serve on our board of directors so long as General Atlantic holds in the aggregate either (1) at least 5% of the outstanding shares of our common stock or (2) 30% of the 2,700,000 shares of common stock purchased pursuant to the stock purchase agreement. We agreed to use our reasonable best efforts to have such director nominee elected to our board of directors, including causing officers of Bottomline who hold proxies (unless otherwise directed by the stockholder submitting such proxy) to vote such proxies in favor of the election of the designee. William O. Grabe, a director and a member of the compensation committee and nominations and corporate governance committee of our board of directors, currently serves as General Atlantic’s director nominee. On March 20, 2003, we entered into a second stock purchase agreement with General Atlantic pursuant to which we issued and sold 270,000 shares of our common stock to General Atlantic for gross proceeds to us of $1,495,800.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share, and 4,000,000 shares of preferred stock, $.001 par value per share. As of March 31, 2005, we had 18,312,252 shares of common stock and no shares of preferred stock outstanding.

The following summary of certain provisions of our common stock, preferred stock, charter and amended and restated by-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our charter and by-laws.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any such dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Bottomline, the holders of our common stock are entitled to receive ratably the net assets of Bottomline available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Under the terms of our charter, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Delaware Law and Certain Charter and By-law Provisions

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Our by-laws divide our board of directors into three classes with staggered three-year terms. Under the by-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Bottomline.

Our by-laws also provide that stockholders can only take action at an annual meeting or special meeting, and not by written action in lieu of a meeting. The by-laws further provide that only the Chairman of the Board, the President or the board of directors may call a special meeting of the stockholders.

A stockholder must comply with advance notice and information disclosure requirements in order for any matter to be considered “properly brought” before a meeting. The stockholder must deliver written notice to us between 60 and 90 days prior to the meeting. If we give less than 70 days’ notice or prior public disclosure of the meeting date, the stockholder must deliver written notice to us within ten days following the date upon which the notice of the meeting was mailed or the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If the matter relates to the election of directors, the notice must set forth specific information regarding each nominee and the nominating stockholder. For any other matter, the notice must set forth a brief description of the proposed matter and certain information regarding the proponent stockholder. These provisions could delay until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder only at a duly called stockholders’ meeting, and not by written consent.

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws require the affirmative vote of holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors to amend or repeal any of the provisions described in the prior two paragraphs.

Our charter contains certain provisions permitted under the General Corporation Law of the State of Delaware relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the charter contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Computershare (formerly EquiServe).

UNDERWRITING

We intend to offer the shares through the underwriters. Needham & Company, LLC, Adams Harkness, Inc., A.G. Edwards & Sons, Inc. and Thomas Weisel Partners LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling stockholders, the number of shares listed opposite their names below. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares, but is not responsible for the commitment of any other underwriter to purchase shares.

Underwriter	Number of Shares
Needham & Company, LLC
Adams Harkness, Inc.
A.G. Edwards & Sons, Inc.
Thomas Weisel Partners LLC

Total	4,000,000

The underwriters have agreed to purchase all the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $                 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $                 per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us and the selling stockholders. This information assumes either no exercise or full exercise by the underwriters of their overallotment options.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Bottomline	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

Overallotment Option

We and the selling stockholders have granted an option to the underwriters to purchase up to 600,000 shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We have agreed, subject to customary exceptions, not to offer, sell, contract to sell, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 90 days after the date of this prospectus supplement without the prior consent of Needham & Company, LLC.

Our directors and executive officers and the selling stockholders have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell, grant options to purchase, or otherwise dispose of any shares of common stock or securities exchangeable for or convertible into shares of common stock for a period of 90 days after the date of this prospectus supplement without the prior written consent of Needham & Company, LLC; provided that each such director and executive officer may, after August 15, 2005, offer, sell, contract to sell or otherwise dispose of shares of common stock if the number of shares sold or transferred does not in the aggregate exceed ten percent of the aggregate number of (1) shares of common stock and (2) shares of common stock issuable upon the exercise of options to acquire common stock held by such director or executive officer on the date of this prospectus supplement. Needham & Company, LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.

Quotation on The NASDAQ National Market

The shares are quoted on The NASDAQ National Market under the symbol “EPAY.”

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus supplement. This creates a short position in our common stock for their own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price of our common stock, the underwriters may bid for, and purchase, common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase that stock in stabilizing or short covering transactions.

The underwriters may also bid for, and purchase, shares of our common stock in market making transactions. These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on The NASDAQ National Market or otherwise.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on The NASDAQ National Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

LEGAL MATTERS

The validity of the common stock offered hereby and certain other legal matters will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters with respect to this offering will be passed upon for the underwriters by Brown Rudnick Berlack Israels LLP, Boston, Massachusetts.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus supplement regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate” into this prospectus supplement information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus supplement. Information contained in this prospectus supplement and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus supplement.

(i)	the Annual Report on Form 10-K for the fiscal year ended June 30, 2004, as amended on September 23, 2004 and June 2, 2005;

(ii)	the Current Report on Form 8-K filed with the SEC on August 31, 2004;

(iii)	the Current Report on Form 8-K filed with the SEC on September 13, 2004;

(iv)	the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004;

(v)	the Current Report on Form 8-K filed with the SEC on November 24, 2004;

(vi)	the Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004;

(vii)	the Current Report on Form 8-K filed with the SEC on May 3, 2005;

(viii)	the Current Report on Form 8-K/A filed with the SEC on May 6, 2005;

(ix)	the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005;

(x)	the Current Report on Form 8-K filed with the SEC on June 8, 2005; and

(xi)	the description of our common stock contained in our Registration Statement on Form 8-A dated January 12, 1999.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information: Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, (603) 436-0700.

FINANCIAL STATEMENTS

BOTTOMLINE TECHNOLOGIES (DE), INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2005	June 30, 2004
Assets
Current assets:
Cash and cash equivalents	$23,817	$20,724
Marketable securities	14,581	4,291
Accounts receivable, net of allowance for doubtful accounts and returns of $1,742 at March 31, 2005 and $1,787 at June 30, 2004	18,834	18,530
Other current assets	4,734	4,533

Total current assets	61,966	48,078
Property and equipment, net	6,265	6,468
Intangible assets, net	33,154	34,686
Other assets	864	835

Total assets	$102,249	$90,067

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,795	$5,327
Accrued expenses	8,682	7,901
Deferred revenue and deposits	21,040	17,586

Total liabilities	34,517	30,814
Stockholders’ equity:
Common stock	18	18
Additional paid-in-capital	178,121	177,205
Deferred compensation	—	(14)
Accumulated other comprehensive income	3,907	3,026
Treasury stock	(1,149)	(4,133)
Retained deficit	(113,165)	(116,849)

Total stockholders’ equity	67,732	59,253

Total liabilities and stockholders’ equity	$102,249	$90,067

See accompanying notes.

BOTTOMLINE TECHNOLOGIES (DE), INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Revenues:
Software licenses	$4,629	$3,598
Service and maintenance	15,540	13,801
Equipment and supplies	4,319	4,168

Total revenues	24,488	21,567
Cost of revenues:
Software licenses	492	456
Service and maintenance	6,931	5,925
Equipment and supplies	3,265	3,406

Total cost of revenues	10,688	9,787

Gross profit	13,800	11,780
Operating expenses:
Sales and marketing	6,012	5,474
Product development and engineering:
Product development and engineering	2,298	2,429
Stock compensation expense	—	9
General and administrative	3,042	3,305
Amortization of intangible assets	707	866

Total operating expenses	12,059	12,083

Income (loss) from operations	1,741	(303)
Other income, net	108	103

Income (loss) before provision for income taxes	1,849	(200)
Provision for income taxes	84	41

Net income (loss)	$1,765	$(241)

Net income (loss) per share:
Basic	$0.10	$(0.01)
Diluted	$0.09	$(0.01)

Shares used in computing net income (loss) per share:
Basic	18,180	16,775

Diluted	19,464	16,775

See accompanying notes.

BOTTOMLINE TECHNOLOGIES (DE), INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Nine Months Ended March 31,
	2005	2004
Revenues:
Software licenses	$13,649	$10,740
Service and maintenance	44,724	36,741
Equipment and supplies	11,813	12,212

Total revenues	70,186	59,693
Cost of revenues:
Software licenses	1,868	1,310
Service and maintenance	19,028	16,213
Equipment and supplies	8,970	9,872

Total cost of revenues	29,866	27,395

Gross profit	40,320	32,298
Operating expenses:
Sales and marketing	17,806	15,484
Product development and engineering:
Product development and engineering	7,170	6,962
In-process research and development	—	789
Stock compensation expense	14	32
General and administrative	9,349	8,610
Amortization of intangible assets	2,349	3,368

Total operating expenses	36,688	35,245

Income (loss) from operations	3,632	(2,947)
Other income, net	401	200

Income (loss) before provision for income taxes	4,033	(2,747)
Provision for income taxes	349	88

Net income (loss)	$3,684	$(2,835)

Net income (loss) per share:
Basic	$0.21	$(0.17)

Diluted	$0.19	$(0.17)

Shares used in computing net income (loss) per share:
Basic	17,878	16,480

Diluted	18,911	16,480

See accompanying notes.

BOTTOMLINE TECHNOLOGIES (DE), INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended March 31,
	2005	2004
Operating activities:
Net income (loss)	$3,684	$(2,835)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of intangible assets	2,349	3,368
In-process research and development	—	789
Depreciation and amortization of property and equipment	1,845	1,670
Provision for allowances on accounts receivable	121	79
Provision for allowances for obsolescence of inventory	4	15
Stock compensation expense	14	32
Gain on foreign exchange	(50)	(62)
Changes in operating assets and liabilities:
Accounts receivable	104	(386)
Inventory, other current assets and other assets	128	(33)
Accounts payable, accrued expenses and deferred revenue and deposits	2,730	(1,108)

Net cash provided by operating activities	10,929	1,529
Investing activities:
Purchases and sales of marketable securities, net	(10,285)	(3,515)
Purchases of property, plant and equipment, net	(1,515)	(1,413)
Payment for business and asset acquisitions, net of cash acquired	—	(2,819)

Net cash used in investing activities	(11,800)	(7,747)
Financing activities:
Proceeds from employee stock purchase plan and exercise of stock options	3,476	2,342
Proceeds from exercise of warrants	425	—
Payment of principal on long term debt	—	(253)
Payment of bank financing fees	—	(25)
Repurchase of common stock	—	(367)
Payment of debt assumed upon acquisition	—	(331)

Net cash provided by financing activities	3,901	1,366
Effect of exchange rate changes on cash and cash equivalents	63	432

Increase (decrease) in cash and cash equivalents	3,093	(4,420)
Cash and cash equivalents at beginning of period	20,724	25,802

Cash and cash equivalents at end of period	$23,817	$21,382

See accompanying notes.

BOTTOMLINE TECHNOLOGIES (DE), INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2005

Note 1—Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals and adjustments) considered necessary for a fair presentation of the interim financial information have been included. Operating results for the three and nine months ended March 31, 2005 are not necessarily indicative of the results that may be expected for any other interim period or the fiscal year ending June 30, 2005. For further information, refer to the financial statements and footnotes included in the Company’s Annual Report on Form 10-K/A as filed with the Securities and Exchange Commission (SEC) on September 23, 2004.

Certain prior period amounts have been reclassified to conform to the current year presentation.

Note 2—Stock Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, since the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of the grant and, in the case of the Company’s stock purchase plans since the plans are non-compensatory, no compensation expense is recorded in the financial statements.

The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock Based Compensation,” to its stock-based employee compensation.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
	(in thousands, except per share amounts)
Net income (loss), as reported	$1,765	$(241)	$3,684	$(2,835)
Add: Stock-based employee compensation expense included in reported net income (loss)	—	9	14	32
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,648)	(1,495)	(4,294)	(5,599)

Pro forma net income (loss)	$117	$(1,727)	$(596)	$(8,402)

Net income (loss) per share, as reported:
Basic	$0.10	$(0.01)	$0.21	$(0.17)

Diluted	$0.09	$(0.01)	$0.19	$(0.17)

Pro forma net income (loss) per share
Basic and diluted	$0.01	$(0.10)	$(0.03)	$(0.51)

BOTTOMLINE TECHNOLOGIES (DE), INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2005

Note 3–Short-Term Investments

The Company accounts for short-term investments in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS 115). SFAS 115 establishes the accounting and reporting requirements for all debt securities and for investments in equity securities that have determinable fair values. All short-term investments must be classified as one of the following: held to maturity, available-for-sale, or trading. In accordance with SFAS 115, the Company classifies auction rate debt securities as available-for-sale and all other investments in debt securities as held to maturity. At March 31, 2005 the Company had investments classified as available-for-sale and held to maturity of $10.6 million and $4.0 million, respectively. At June 30, 2004, the Company had investments classified as held to maturity of $4.3 million.

Note 4—Business Combinations

Create!form International, Inc.

In September 2003, the Company acquired all of the outstanding stock of Create!form International, Inc. (Createform). The initial purchase consideration for Createform was approximately $7,900,000, consisting of approximately $2,800,000 in cash, 563,151 shares of the Company’s common stock with a value of approximately $4,800,000 and transaction costs. In addition to the initial purchase consideration, contingent consideration of 298,630 shares of the Company’s common stock was issued to the selling shareholders of Createform in September 2004 based on certain Createform operating results that were achieved during fiscal year 2004.

The value of the additional shares issued, approximately $3,165,000, was recorded as additional goodwill at June 30, 2004 since the contingent consideration had been earned, but not yet issued, as of that date. At June 30, 2004, the contingent consideration was valued assuming un-issued shares of common stock would be issued to the Createform selling stockholders. At the time of the actual share issuance, in September 2004, the shares were issued using the Company’s treasury shares. Accordingly, in September 2004, the Company reclassified the value of the treasury shares issued as a reduction to the treasury stock and additional paid-in-capital accounts.

Albion Business Machines Ltd.

In May 2004, Bottomline Europe acquired certain assets and assumed certain liabilities of Albion Business Machines Ltd. (ABM). The initial purchase consideration was approximately $2,740,000 and consisted of 300,000 shares of the Company’s common stock with a value of approximately $2,319,000, cash of $303,000 and transaction costs. In addition to the initial purchase consideration, contingent consideration of approximately $247,000 in cash was paid to the ABM shareholders in September 2004, after the completion of a detailed review and evaluation of the acquired ABM customer lists and customer contracts. The value of the contingent consideration was recorded as a component of goodwill upon payment.

BOTTOMLINE TECHNOLOGIES (DE), INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2005

Note 5—Net Income (Loss) Per Share

The following table sets forth the computation of basic and diluted net income (loss) per share:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
	(in thousands, except per share amounts)
Numerator:
Net income (loss)	$1,765	$(241)	$3,684	$(2,835)

Denominator:
Weighted average shares outstanding used in computing income (loss) per share:
Basic	18,180	16,775	17,878	16,480

Diluted	19,464	16,775	18,911	16,480

Net income (loss) per share:
Basic	$0.10	$(0.01)	$0.21	$(0.17)

Diluted	$0.09	$(0.01)	$0.19	$(0.17)

The following table denotes the number of outstanding stock options and warrants that have been excluded from the calculation of diluted net income per share as their effect would be anti-dilutive:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
	(in thousands)
Stock Options	859	5,275	1,418	5,098
Warrants	100	200	100	200

	959	5,475	1,518	5,298

Note 6—Comprehensive Income or Loss

Comprehensive income or loss represents net income or loss plus the results of certain stockholders’ equity changes not reflected in the unaudited condensed consolidated statements of operations. The components of comprehensive income or loss, net of tax, are as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
	(in thousands)
Net income (loss)	$1,765	$(241)	$3,684	$(2,835)
Other comprehensive income (loss):
Foreign currency translation adjustments	(306)	515	881	1,708

Comprehensive income (loss)	$1,459	$274	$4,565	$(1,127)

BOTTOMLINE TECHNOLOGIES (DE), INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2005

Note 7—Operations by Segments and Geographic Areas

Segment Information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

The Company’s operating segments are organized principally by the type of products or services offered, and to a lesser degree, by geography. In accordance with SFAS 131, the Company has aggregated similar operating segments into three reportable segments as follows:

Licensed Technology. The Company’s Licensed Technology segment is a supplier of licensed software products that provide a range of financial business process management solutions including making and collecting payments, sending and receiving invoices, and generating and storing business documents. This segment also provides an array of standard professional services and equipment and supplies that complement and enhance the core software products.

Outsourced Solutions. The Outsourced Solutions segment provides customers with outsourced or hosted solutions offerings that facilitate payment processing and invoice receipt and presentment. Revenue for this segment is generally recognized on a per transaction basis or proportionately over the estimated life of the contract.

Tailored Solutions. The Tailored Solutions segment is a provider of solutions specifically designed for banking and financial institution customers. These solutions typically involve longer implementation periods and a significant level of professional services. Due to the customized nature of these products, revenue is generally recognized on a percentage of completion basis.

Each operating segment has a separate sales force and, periodically, a sales person in one operating segment will sell products and services that are typically sold within a different operating segment. In such cases, the transaction can be recorded by the operating segment to which the sales person is assigned. Accordingly, segment results can include the results of transactions that have been allocated to a specific segment based on the contributing sales resources, rather than the nature of the product or service. As an example, a long-term, percentage of completion contract with a financial institution could be reported under the Licensed Technology segment if the sales person of record is assigned to the sales force of that segment. Conversely, a transaction can be recorded by the operating segment primarily responsible for delivery to the customer, even if the sales person is assigned to a different operating segment.

The Company’s chief operating decision maker assesses performance based on segment revenue and a segment measure of profit or loss. Each segment’s measure of profit or loss is on a pre-tax basis, and excludes acquisition-related expenses such as amortization of intangible assets, charges related to acquired in-process research and development and stock compensation expense associated with stock options assumed in prior business acquisitions. There are no inter-segment sales; accordingly the measure of segment revenue and profit or loss reflects only revenues from external customers. The costs of certain corporate level expenses, primarily general and administrative expenses, are allocated to the Company’s operating segments at predetermined rates that approximate cost.

The Company does not track or assign its assets by operating segment.

BOTTOMLINE TECHNOLOGIES (DE), INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2005

The following represents a summary of the Company’s reportable segments:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
	(in thousands)
Revenues:
Licensed Technology	$18,717	$15,456	$52,519	$42,278
Outsourced Solutions	3,544	3,522	10,730	9,396
Tailored Solutions	2,227	2,589	6,937	8,019

Total revenues	$24,488	$21,567	$70,186	$59,693

Segment measure of profit (loss)
Licensed Technology	$2,373	$871	$5,624	$2,573
Outsourced Solutions	286	(110)	940	(707)
Tailored Solutions	(211)	(189)	(569)	(624)

Total measure of segment profit	$2,448	$572	$5,995	$1,242

A reconciliation of the measure of segment profit to GAAP operating income (loss) before provision for income taxes is as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
	(in thousands)
Segment measure of profit	$2,448	$572	$5,995	$1,242
Less:
Amortization of intangible assets	(707)	(866)	(2,349)	(3,368)
Stock compensation expense	—	(9)	(14)	(32)
In-process research and development	—	—	—	(789)
Add:
Other income, net	108	103	401	200

Income (loss) before provision for income taxes	$1,849	$(200)	$4,033	$(2,747)

The following depreciation expense amounts are included in the segment measure of profit (loss):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
	(in thousands)
Depreciation expense:
Licensed Technology	$340	$290	$1,038	$854
Outsourced Solutions	191	192	583	579
Tailored Solutions	74	76	224	237

Total depreciation expense	$605	$558	$1,845	$1,670

BOTTOMLINE TECHNOLOGIES (DE), INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2005

Geographic Information

Revenues, based on the point of sales, not the location of the customer, by geographic area were as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
	(in thousands)
Revenues from unaffiliated customers:
United States	$11,538	$11,652	$33,850	$34,167
United Kingdom	12,592	9,567	35,150	24,677
Australia	358	348	1,186	849

Total revenues from unaffiliated customers	$24,488	$21,567	$70,186	$59,693

Long-lived assets, including intangible assets, which are based on geographical designation were as follows:

	March 31, 2005	June 30, 2004
	(in thousands)
Long-lived assets
United States	$22,109	$24,152
United Kingdom	18,008	17,731
Australia	166	106

Total long-lived assets	$40,283	$41,989

Note 8—Income Taxes

In the three and nine month periods ended March 31, 2005, the Company recorded tax expense of $84,000 and $349,000, respectively. The provision for income taxes in each of these periods consists of a small amount of US state income tax expense, which will be incurred irrespective of our net operating loss position in the US, and a provision for income taxes in Australia and the UK. In the three and nine month periods ended March 31, 2004, the Company recorded tax expense of $41,000 and $88,000, respectively, consisting of a small amount of US state income tax expense and a provision for income taxes in Australia. The Company has provided a valuation allowance for the majority of its deferred tax assets as it has concluded that it is more likely than not that these assets will not be realized. A portion of this valuation allowance pertains to deferred tax assets established in connection with purchase business combinations. To the extent that this portion of the valuation allowance is reversed in the future, goodwill will be reduced.

BOTTOMLINE TECHNOLOGIES (DE), INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2005

Note 9—Goodwill and Other Intangible Assets

The following tables set forth the information for intangible assets subject to amortization and for intangible assets not subject to amortization:

	As of March 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
	(in thousands)
Amortized intangible assets:
Core technology	$15,154	$(13,545)	$1,609
Customer related	7,584	(3,004)	4,580

Total	$22,738	$(16,549)	6,189

Unamortized intangible assets:
Goodwill			26,965

Total intangible assets			$33,154

	As of June 30, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
	(in thousands)
Amortized intangible assets:
Core technology	$14,944	$(12,479)	$2,465
Customer related	7,496	(1,503)	5,993

Total	$22,440	$(13,982)	8,458

Unamortized intangible assets:
Goodwill			26,228

Total intangible assets			$34,686

Estimated amortization expense for the current fiscal year and each of the five succeeding fiscal years, is as follows:

In thousands
2005	$3,067
2006	2,165
2007	1,379
2008	721
2009	533
2010	266

The amounts above do not include any estimates associated with the HMSL acquisition, as the purchase price allocation for this acquisition has not been completed.

The increase in the carrying value of goodwill since June 30, 2004 is due to the issuance of the ABM contingent consideration, partially offset by a reduction in deferred tax asset valuation allowances related to

BOTTOMLINE TECHNOLOGIES (DE), INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2005

deferred tax assets that had been fully reserved at the time of prior business acquisitions and an increase in foreign currency exchange rates. The deferred tax valuation allowances were established in the initial purchase price allocation of prior business acquisitions and, as disclosed in the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2004, were expected to result in a reduction to goodwill upon reversal.

Note 10—Credit Facility

In May 2005, the Company extended, through March 26, 2007, its Loan and Security Agreement (Credit Facility), which provides for aggregate borrowings of up to $3 million and requires the Company to maintain certain financial covenants Borrowings under the Credit Facility are secured by substantially all US owned assets of the Company, bear interest at the bank’s prime rate (5.75% at March 31, 2005) and are due on the expiration date of the Credit Facility. The Credit Facility also provides for the issuance of up to $2 million in letters of credit for, and on behalf of, the Company. The borrowing capacity under the Credit Facility is reduced by any outstanding letters of credit. At March 31, 2005, a $2 million letter of credit had been issued to the Company’s landlord as part of a lease amendment for its corporate headquarters. There were no borrowings under the Credit Facility as of March 31, 2005.

In February 2005, the Company’s subsidiary, Bottomline Europe, renewed through December 31, 2005 its Committed Overdraft Facility (Overdraft Facility), which provides for borrowings of up to 2 million British Pound Sterling. Borrowings under this Overdraft Facility are secured by substantially all assets of Bottomline Europe, bear interest at the bank’s base rate (4.75% at March 31, 2005) plus 2% and are due on the expiration date of the Overdraft Facility. There were no outstanding borrowings under this Overdraft Facility at March 31, 2005.

Note 11—Commitments

In December 2004, Bottomline Europe entered into a contract with a vendor to provide software installation services to certain Bottomline Europe customers. Under the terms of the arrangement, Bottomline Europe has agreed to a minimum purchase commitment of £450,000 (approximately $850,000 based on exchange rates in effect at March 31, 2005) from this vendor. The services procured by Bottomline Europe will be used to supplement the Company’s existing professional services team with respect to UK product installations. In the event that Bottomline Europe has not expended the minimum purchase commitment by June 30, 2006, any remaining, unused amount is due and payable to the vendor. As of March 31, 2005, Bottomline Europe had expended approximately £75,000 under this arrangement (approximately $142,000). The Company believes that it will satisfy the minimum commitment through ongoing operations, and accordingly has not accrued for any amount beyond the actual costs of services rendered by the vendor as of March 31, 2005.

Note 12—Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123 (revised 2004), “Share Based Payment” (SFAS 123R). Under SFAS 123R, companies will be required to recognize as expense the estimated fair value of all share-based payments to employees, including the fair value of employee stock options. Pro forma disclosure of the estimated impact of such awards is no longer an alternative to financial statement recognition. SFAS 123R is effective for public companies in the first annual reporting period beginning after June 15, 2005. Accordingly, the Company will adopt the provisions of SFAS 123R effective July 1, 2005, the first quarter of its 2006 fiscal year.

BOTTOMLINE TECHNOLOGIES (DE), INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2005

There are two transition alternatives for public companies adopting the statement: the modified prospective method and the modified retrospective method. Under the modified prospective method, companies are required to recognize compensation cost for share-based payments to employees, based on the grant date estimate of fair value, from the beginning of the fiscal period in which the recognition provisions of SFAS 123R are first applied. Prior period financial information would not be restated under this method. Under the modified retrospective method, companies would restate prior periods to include the recognition of compensation cost based on amounts previously reported in the pro-forma disclosures relating to stock based compensation under the existing requirements of SFAS 123, “Accounting for Stock-Based Compensation”, such as is presented in Note 2 to the Company’s unaudited financial statements. The Company has not yet determined which method of adoption it will elect.

The Company expects the adoption of SFAS 123R to have a material effect on its financial statements, in the form of additional compensation expense, on a quarterly and annual basis. It is not possible to precisely determine the expense impact of adoption since a portion of the ultimate expense that is recorded will likely relate to awards that have not yet been granted, but are likely to be granted prior to the July 1, 2005 adoption date. The expense associated with these future awards can only be determined based on factors such as the price of the Company’s common stock, volatility of the Company’s stock price and risk-free interest rates as measured at the grant date. However, the Company’s historic financial statements, as well as the financial results for the three and nine months ended March 31, 2005, are relevant data points for gauging the potential level of expense that might be recorded in future periods. Based on these results, the Company estimates that quarterly and annual compensation costs, after the adoption of SFAS 123R, could increase by $2 million and $8 million, respectively. There can be no assurance that the actual expense recognition upon adoption of SFAS 123R will not exceed these estimates.

Note 13—Subsequent Events

On April 27, 2005, the Company acquired all of the outstanding stock of HMSL Group, Ltd. (“HMSL”). HMSL is a services company that provides organizations with the ability to streamline financial processes by outsourcing the front-end of their accounts payable function. HMSL’s outsourced offerings will complement the Company’s existing product set. The HMSL offerings will be made available to the Company’s existing UK based customers and will ultimately be extended to the Company’s global customer base. HMSL has operations in the United Kingdom.

The initial purchase consideration for HMSL is approximately $9.7 million consisting of approximately $7.6 million of cash and $2.1 million of the Company’s common stock. HMSL results will be included in the Company’s results from the acquisition date forward.

The Company is in the early stages of making preliminary assessments of the purchase price allocation, however it is likely that a significant portion of the purchase price will be allocated to intangible assets. Specifically identifiable intangible assets arising from the acquisition that have finite useful lives will be amortized, with the majority of amortization expense expected to occur within a three to five year period.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Bottomline Technologies (de), Inc.

We have audited the accompanying consolidated balance sheets of Bottomline Technologies (de), Inc. as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the three years in the period ended June 30, 2004. Our audits also included the consolidated financial statement schedule listed in the index at Item 15(a). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bottomline Technologies (de), Inc. at June 30, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/S/    ERNST & YOUNG LLP

Boston, Massachusetts

July 29, 2004, except for Note 11,

as to which the date is June 1, 2005

CONSOLIDATED BALANCE SHEETS

	June 30,
	2003	2004
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$25,802	$20,724
Marketable securities	—	4,291
Accounts receivable, net of allowances for doubtful accounts and returns of $1,682 at June 30, 2003 and $1,765 at June 30, 2004	13,281	18,530
Inventory, net	1,036	1,124
Prepaid expenses and other current assets	3,112	3,409

Total current assets	43,231	48,078
Property, plant and equipment, net	6,447	6,468
Customer related intangible assets, net	2,267	5,993
Core technology intangible assets, net	2,563	2,465
Goodwill	17,830	26,228
Other assets	1,024	835

Total assets	$73,362	$90,067

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,712	$5,327
Accrued expenses	6,005	7,901
Deferred revenue and deposits	13,697	17,586
Current portion of long-term debt	253	—

Total current liabilities	25,667	30,814
Stockholders’ equity:
Preferred Stock, $.001 par value:
Authorized shares—4,000; issued and outstanding shares—none	—	—
Common Stock, $.001 par value:
Authorized shares—50,000; issued shares—16,501 at June 30, 2003, and 18,173 at June 30, 2004; outstanding shares—15,961 at June 30, 2003, and 17,656 at June 30, 2004	17	18
Additional paid-in-capital	164,809	177,205
Deferred compensation	(78)	(14)
Accumulated other comprehensive income	1,628	3,026
Treasury stock: 540 shares at June 30, 2003, and 517 shares at June 30, 2004, at cost	(4,250)	(4,133)
Accumulated deficit	(114,431)	(116,849)

Total stockholders’ equity	47,695	59,253

Total liabilities and stockholders’ equity	$73,362	$90,067

See accompanying notes.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended June 30,
	2002	2003	2004
	(in thousands, except per share data)
Revenues:
Software licenses	$16,023	$13,021	$14,366
Service and maintenance	38,169	40,865	51,364
Equipment and supplies	19,794	17,379	16,402

Total revenues	73,986	71,265	82,132
Cost of revenues:
Software licenses	1,455	1,936	1,678
Service and maintenance	18,506	20,358	21,456
Equipment and supplies	14,457	13,615	13,312

Total cost of revenues	34,418	35,909	36,446

Gross profit	39,568	35,356	45,686
Operating expenses:
Sales and marketing	19,504	18,372	21,062
Product development and engineering:
Product development and engineering	13,795	10,836	10,171
In-process research and development	—	—	842
Stock compensation expense	411	71	41
General and administrative	11,016	11,088	11,830
Amortization of intangible assets	33,634	8,830	4,277

Total operating expenses	78,360	49,197	48,223

Loss from operations	(38,792)	(13,841)	(2,537)
Interest income	369	272	199
Interest expense	(19)	(28)	(14)
Other, net	(287)	(433)	103

Other income (expense), net	63	(189)	288

Loss before provision for income taxes and cumulative effect of accounting change	(38,729)	(14,030)	(2,249)
Provision for income taxes	60	60	169

Loss before cumulative effect of accounting change	(38,789)	(14,090)	(2,418)
Cumulative effect of accounting change	—	(13,764)	—

Net loss	$(38,789)	$(27,854)	$(2,418)

Basic and diluted loss per common share before cumulative effect of accounting change	$(2.63)	$(0.90)	$(0.15)
Cumulative effect of accounting change	—	(0.88)	—

Basic and diluted net loss per common share	$(2.63)	$(1.78)	$(0.15)

Shares used in computing basic and diluted net loss per share	14,725	15,667	16,514

See accompanying notes.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE LOSS

	Year ended June 30, 2002, 2003 and 2004
	Common Stock		Treasury Stock		Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
	(in thousands)
Balances at June 30, 2001	13,774	$14			$144,709	$(902)	$(3,069)	$(47,788)	$92,964
Repurchase of common stock to be held in treasury	—	—	530	$(4,057)	—	—	—	—	(4,057)
Issuance of common stock for employee stock purchase plan and upon exercise of stock options	115	—	(149)	619	441	—	—	—	1,060
Receipt of common stock in connection with customer payment	—	—	124	(1,100)	—	—	—	—	(1,100)
Issuance of common stock and warrants in connection with property lease	100	—	—	—	750	—	—	—	750
Proceeds from sale of common stock	2,100	2	—	—	17,244	—	—	—	17,246
Tax benefit associated with non qualified stock option exercises	—	—	—	—	895	—	—	—	895
Amortization of deferred stock compensation	—	—	—	—	(17)	428	—	—	411
Net loss								(38,789)	(38,789)
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(6)	—	(6)
Foreign currency translation adjustment	—	—	—	—	—	—	3,257	—	3,257

Comprehensive loss									(35,538)

Balances at June 30, 2002	16,089	$16	505	$(4,538)	$164,022	$(474)	$182	$(86,577)	$72,631
Repurchase of common stock to be held in treasury	—	—	201	(1,075)	—	—	—	—	(1,075)
Issuance of common stock for employee stock purchase plan and upon exercise of stock options	142	—	(166)	1,363	(230)	—	—	—	1,133
Proceeds from sale of common stock	270	1	—	—	1,465	—	—	—	1,466
Tax benefit associated with non qualified stock option exercises	—	—	—	—	(123)	—	—	—	(123)
Amortization of deferred stock compensation	—	—	—	—	(325)	396	—	—	71
Net loss								(27,854)	(27,854)
Foreign currency translation adjustment	—	—	—	—	—	—	1,446	—	1,446

Comprehensive loss									(26,408)

Balances at June 30, 2003	16,501	$17	540	$(4,250)	$164,809	$(78)	$1,628	$(114,431)	$47,695
Repurchase of common stock to be held in treasury	—	—	49	(367)	—	—	—	—	(367)
Issuance of common stock for employee stock purchase plan and upon exercise of stock options	510	—	(110)	864	2,146	—	—	—	3,010
Issuance of common stock in connection with acquisitions	1,162	1	38	(380)	10,273	—	—	—	9,894
Amortization of deferred stock compensation	—	—	—	—	(23)	64	—	—	41
Net loss								(2,418)	(2,418)
Foreign currency translation adjustment	—	—	—	—	—	—	1,398	—	1,398

Comprehensive income									1,020

Balances at June 30, 2004	18,173	$18	517	$(4,133)	$177,205	$(14)	$3,026	$(116,849)	$59,253

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended June 30,
	2002	2003	2004
	(in thousands)
Operating activities
Net loss	$(38,789)	$(27,854)	$(2,418)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of accounting change	—	13,764	—
Amortization of intangible assets	33,634	8,830	4,277
Depreciation and amortization of property, plant and equipment	3,035	2,523	2,253
In-process research and development	—	—	842
Deferred income tax expense	—	—	31
Provision for allowances on accounts receivable	466	76	106
Provision for allowances for obsolescence of inventory	242	—	15
Deferred compensation expense	411	71	41
Common stock accepted as payment from customer	(811)	—	—
Gain on foreign exchange	(105)	(204)	(174)
Changes in operating assets and liabilities:
Accounts receivable	3,690	2,479	(3,098)
Inventory, prepaid expenses and other current assets and other assets	164	671	268
Refundable income taxes	2,520	—	—
Accounts payable, accrued expenses and deferred revenue and deposits	134	215	(360)

Net cash provided by operating activities	4,591	571	1,783
Investing activities
Purchases of marketable securities	(2,248)	—	(6,298)
Proceeds from sales and maturities of marketable securities	2,248	—	2,010
Purchases of property and equipment, net	(3,707)	(1,840)	(1,752)
Acquisition of businesses and assets, net of cash acquired	(1,483)	(298)	(3,201)

Net cash used in investing activities	(5,190)	(2,138)	(9,241)
Financing activities
Proceeds from exercise of stock options and employee stock purchase plan	1,060	1,133	3,010
Payment of certain liabilities assumed upon acquisition	(772)	—	(331)
Payment of principal on long term debt	(253)	(253)	(253)
Payment of bank financing fees	(25)	(25)	(25)
Repurchase of common stock	(4,057)	(1,075)	(367)
Proceeds from sale of common stock, net	17,246	1,466	—

Net cash provided by financing activities	13,199	1,246	2,034
Effect of exchange rate changes on cash	84	192	346

Increase (decrease) in cash and cash equivalents	12,684	(129)	(5,078)
Cash and cash equivalents at beginning of year	13,247	25,931	25,802

Cash and cash equivalents at end of year	$25,931	$25,802	$20,724

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$36	$36	$17
Income taxes	$123	$49	$135
Non-cash investing and financing activities:
Issuance of common stock and warrants in connection with property lease	$750	—	—
Issuance of common stock in connection with acquisitions	—	—	$10,284

See accompanying notes.

YEAR ENDED JUNE 30, 2002, 2003 AND 2004

1. Organization and Nature of Business

Bottomline Technologies (de), Inc. (the Company) is a Delaware corporation that markets and provides a comprehensive set of solutions for financial business process management (fBPM). The Company’s fBPM products and services enable businesses and financial institutions to more effectively make and collect payments, send and receive invoices and conduct electronic banking. The Company’s products also allow customers to leverage the Internet in automating existing systems, accounting applications and banking functions. The Company’s products and services are sold to customers operating in many different industries throughout the world, but principally in the US, UK and Australia.

2. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates include, but are not limited to, revenue recognition (particularly revenue recognition associated with contracts accounted for on a percentage of completion basis), allowances for doubtful accounts and returns, asset impairment and accrued liabilities. Actual results could differ from those estimates.

Foreign Currency Translation

The Company has three non-U.S. subsidiaries, Bottomline Europe, whose functional currency is the British Pound Sterling, and CLS Research Pty Ltd and Create!form International Pty Ltd (collectively “Createform Australia”), whose functional currency is the Australian Dollar. Accordingly, assets and liabilities of Bottomline Europe and Createform Australia are translated into U.S. dollars at year-end exchange rates, and results of operations and cash flows are translated at the average exchange rates during the year. Gains or losses resulting from foreign currency translations are included as a component of accumulated other comprehensive income or loss. Realized foreign currency transaction gains and losses are included in results of operations as incurred, and are not significant to the Company’s operating results.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of ninety days or less to be cash equivalents. The carrying value of these instruments approximates their fair value.

Marketable Securities

The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investments in Debt and Equity Securities” (SFAS 115). SFAS 115 establishes the accounting and reporting requirements for all debt securities and for investments in equity securities that have determinable fair values. All marketable securities must be classified as one of the following: held to maturity, available-for-sale, or trading. The Company has classified its marketable securities as held to maturity and, as such, carries them at amortized cost that approximates fair value due to the short-term nature (maturity dates of less than one year) of these instruments. At June 30, 2004 the marketable securities balance was approximately $4.3 million and consisted entirely of debt securities.

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents, marketable securities and accounts receivable. The Company had approximately $25.0 million of cash and marketable securities invested primarily with four financial institutions at June 30, 2004. From time to time the Company may invest its excess cash and cash equivalents in high quality marketable securities. Concentration of credit risk with respect to any marketable securities is generally limited as the Company’s marketable securities are primarily negotiable debt obligations issued by the US government and its agencies and investment-grade corporate bonds with high-quality credit financial institutions.

The Company’s accounts receivable are reported in its consolidated balance sheet net of allowances for uncollectible accounts and customer returns. Concentration of credit risk with respect to accounts receivable is limited due to the large number of companies and diverse industries comprising the Company’s customer base. At June 30, 2003 and 2004, there were no individual customers that accounted for greater than 10% of the Company’s accounts receivable. On-going credit evaluations of customers’ financial condition are performed and collateral is generally not required. The Company maintains reserves for potential credit losses based on customer specific situations as well as historic experience and such losses, in the aggregate, have not exceeded management’s expectations.

Financial Instruments

The fair value of the Company’s financial instruments, which include cash and cash equivalents, marketable securities, accounts receivable, and accounts payable are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk. The carrying value of these financial instruments approximated their fair value at June 30, 2003 and 2004, respectively, due to the short-term nature of these instruments.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets (generally three to six years). Software is depreciated on a straight-line basis over the estimated useful lives of the assets (generally one to three years). The building is depreciated on a straight-line basis over the estimated useful life of the asset (fifty years). Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the respective lease term.

Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets at their estimated fair values in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” which the Company adopted effective July 1, 2002. In connection with prior business and asset acquisitions, the Company recorded goodwill based on the excess of the purchase price over the identifiable tangible and intangible assets acquired and liabilities assumed. Upon adoption of SFAS 142, the Company ceased recognizing recurring amortization of goodwill and certain other intangibles which, upon adoption of FAS 142, were reclassified to goodwill (such as assembled workforce) and goodwill is now tested annually, or more frequently if certain indicators are present, for impairment.

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

Specifically identifiable intangible assets, which consist of acquired core technology and customer related intangible assets are reported at cost, net of accumulated amortization. These intangible assets are being amortized over their estimated useful lives, which range from one to ten years, at amortization rates that are proportional to each asset’s estimated economic benefit to the Company. The carrying value of these intangible assets is reviewed annually by the Company, or more frequently when indicators of impairment are present, in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

In performing its review of the recoverability of goodwill and other intangible assets, the Company considers several factors. These factors include the expected cash flows that an asset, or in the case of goodwill that a reporting unit, is expected to generate over its estimated economic life. The Company also considers whether there have been significant changes in legal factors or the overall business climate that could affect the underlying value of an asset or whether there is an expectation that the asset will be sold or disposed of before the end of its originally estimated useful life. If, as a result of examining any of these factors, the Company concludes that the carrying value of its goodwill or other intangible assets exceeds the estimated fair value of that asset, the Company will record an impairment charge and reduce the carrying value of the asset to its estimated fair value.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs were $583,000, $497,000 and $1,055,000 for the years ended June 30, 2002, 2003 and 2004, respectively.

Shipping and Handling Costs

The Company expenses all shipping, handling and delivery costs in the period incurred as a component of equipment and supplies cost of revenues.

Research and Development Expenditures

The Company expenses research and development costs in the period incurred.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under SFAS 109, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities, and are measured by applying tax rates that are expected to be in effect when the differences reverse. SFAS 109 requires a valuation allowance to reduce the deferred tax assets recorded if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Since the Company has concluded that it is more likely than not that its deferred tax assets will not be realized, a full valuation allowance has been recorded.

Stock-Based Compensation

Statement of Financial Accounting Standards No 148, “Accounting for Stock-Based Compensation-Transition and Disclosure on Amendment to FASB Statement No. 123” (SFAS 148) encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principals Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations (APB 25). Under APB 25 and the intrinsic value method, when the exercise price of the

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

Company’s employee stock options equals the market price of the underlying stock on the date of grant or, in the case of the Company’s employee stock purchase plans since the plans are non-compensatory, no compensation expense is recognized.

The following table illustrates the effect on the Company’s net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS 148 to its stock based employee compensation awards, and recognized expense over the applicable award vesting period:

	Year Ended June 30,
	2002	2003	2004
	(in thousands, except per share amounts)
Net loss, as reported	$(38,789)	$(27,854)	$(2,418)
Add: Stock-based employee compensation expense included in reported net loss	411	71	41
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(11,039)	(8,534)	(7,163)

Pro-forma net loss	$(49,417)	$(36,317)	$(9,540)

Basic and diluted net loss per share, as reported	$(2.63)	$(1.78)	$(0.15)

Pro-forma basic and diluted net loss per share	$(3.36)	$(2.32)	$(0.58)

The Company’s assumptions made for purposes of estimating the fair value of its stock options, as well as a summary of the activity under the Company’s stock option and stock purchase plans, is included in Note 9.

Capitalized Software Costs

Capitalization of software development costs under SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” begins upon the establishment of technological feasibility. In the development of our products and enhancements to existing products, the technological feasibility of the software is not established until substantially all product development is complete, including the development of a working model. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. For the years ended June 30, 2002, 2003 and 2004, there were no costs capitalized since all costs were incurred prior to attaining technological feasibility.

Revenue Recognition

The Company recognizes revenue on its software license arrangements in accordance with Statement of Position (SOP) 97-2 “Software Revenue Recognition” and related pronouncements. Consistent with SOP 97-2, revenue is recognized when four basic criteria are met: persuasive evidence of an arrangement exists, delivery of the product has occurred, the fee is fixed and determinable and collectibility is deemed probable. The Company’s software arrangements may contain multiple revenue elements, such as software licenses, professional services, hardware and post-contract customer support (PCS).

For multiple element arrangements, which qualify for separate element accounting treatment, revenue is recognized for each element when each of the four basic criteria is met. Revenue for PCS under software maintenance agreements is recognized ratably over the term of the agreement, which is generally one year. For

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

software arrangements involving multiple elements, which qualify for separate element treatment, revenue is allocated to each element based on vendor specific objective evidence of fair value. Vendor specific objective evidence of fair value is limited to the price charged when the element is sold separately or, for an element not yet being sold separately, the price established by management having the relevant authority. For multiple element revenue arrangements for which the Company does not have vendor specific evidence of fair value for the software license but does have vendor specific evidence of fair value for all of the other elements in the arrangement, revenues are allocated to each element according to the residual method. Under the residual method, revenue equal to the fair value of each undelivered element is deferred, and recognized upon delivery of that element. Any “residual” arrangement fee is then allocated to the software license.

Certain of the Company’s software development arrangements require significant customization and modification and involve extended implementation periods. Such arrangements are accounted for using percentage of completion contract accounting as defined by Statement of Position No. 81-1 (“SOP 81-1”), “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” In such arrangements, revenue is recognized over the life of the project. Revenue earned in each reporting period is determined based on the percentage of costs incurred on the project as a percentage of the estimated total project costs.

For arrangements not involving a software license fee, such as certain of our transactional service offerings or equipment and supplies only sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104 (SAB 104), “Revision of Topic 13-Revenue Recognition” which supersedes SAB 101, “Revenue Recognition in Financial Statements” and summarizes certain of the SEC’s views in applying generally accepted accounting principles to revenue recognition in financial statements. Under SAB 104, revenue is recognized when four basic criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the arrangement fee is fixed or determinable and collectibility is reasonably assured. SAB 104 also requires that up-front fees, even if non-refundable, that do not represent the completion of a separate earnings process be deferred and recognized as revenue over the period of performance. The Company does charge up-front fees, generally related to installation and integration services, in connection with certain of its hosted services offerings. Accordingly, these fees are deferred and recognized as revenue ratably over the estimated customer relationship period, which is generally not more than four years.

Customer Returns

The sales value of customer returns are estimated and accrued for based upon return authorizations issued and past history. Actual returns, in the aggregate, have been consistent with management’s expectations.

Earnings per Share

The Company computes earnings per share in accordance with Statement of Financial Accounting Standards No. 128 “Earnings Per Share” (SFAS 128). SFAS 128 requires the calculation and presentation of basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of shares of common stock outstanding and excludes any dilutive effects of warrants, stock options or other type of convertible securities. Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding and the dilutive effect of stock options, warrants and other types of convertible securities calculated using the treasury stock method. Dilutive securities are excluded from the diluted earnings per share calculation if their effect is anti-dilutive.

401(k) and Pension Plans

The Company has a 401(k) Profit Sharing Plan (the Plan), whereby eligible US employees may contribute up to 20% of their compensation, subject to limitations established by the Internal Revenue Code. The Company

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

may contribute a discretionary matching contribution annually equal to 50% of each such participant’s deferred compensation up to 5% of their annual compensation. The Company charged $397,000, $363,000 and $323,000 to expense in the fiscal years ended 2002, 2003 and 2004, respectively, under the Plan.

The Company has a Group Personal Pension Plan (GPPP) for employees in the UK, whereby eligible employees may contribute a portion of their compensation, subject to their age and other limitations established by the Inland Revenue. The Company contributes 1.5% of the employee’s annual compensation for those employees who make personal contributions of at least 1% of their annual earnings. The Company charged $219,000, $286,000 and $404,000 to expense in the fiscal years ended 2002, 2003 and 2004, respectively, under the GPPP.

The Company is required by Australian government regulation to pay a certain percentage, currently 9%, of gross payroll to a compliant Superannuation Fund for the benefit of its Australian employees. The Company charged $115,000 to expense for the fiscal year ended June 30, 2004, reflecting the contribution to the Superannuation Fund. Prior to fiscal year 2004, the Company did not have operations in Australia.

Comprehensive Income (Loss)

The Company records comprehensive income or loss in accordance with Statement of Financial Accounting Standard No. 130, “Reporting Comprehensive Income” (SFAS 130). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources, such as foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities.

Recent Accounting Pronouncements

In November 2002, the Emerging Issues Task Force reached consensus on EITF No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which addresses how to account for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The guidance of EITF 00-21 is applicable to agreements entered into in fiscal periods beginning after June 15, 2003 (fiscal 2004 for the Company) and companies are permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle. The adoption of EITF 00-21 on July 1, 2003 did not have a material impact on our consolidated financial statements.

Effective January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses the financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires that costs associated with an exit or disposal activity be recognized when a liability is incurred, rather than at the date of an entity’s commitment to an exit plan. The adoption of SFAS 146 did not have a material impact on our consolidated financial statements.

Effective January 1, 2003, the Company adopted FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 requires certain guarantees to be recorded at fair value and requires new disclosures related to guarantees. The initial recognition and measurement provisions of FIN 45 were effective for guarantees issued or modified after December 31, 2002. Additionally, new disclosure requirements applicable to all guarantees subject to the scope of FIN 45, including guarantees that arose prior to December 31, 2002, are effective for financial statements issued for periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on the Company’s consolidated financial statements, however, the Company has modified its disclosures in its consolidated financial statements as required by the pronouncement.

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

Effective January 1, 2003, the Company adopted SFAS No. 148, “Accounting for Stock Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.” SFAS 148 provides for alternative methods of voluntary transition to the fair value based method of accounting for stock-based employee compensation, and it requires more prominent disclosures, in both interim and annual financial statements, about the method of accounting for stock-based employee compensation and the effect of the method used on reported financial results. SFAS 148 is effective for interim periods beginning after December 15, 2002, and for annual periods ending after December 15, 2002. The adoption of SFAS 148 did not have a material impact on the Company’s consolidated financial statements, since the Company elected to continue to account for its stock based compensation using the intrinsic value method prescribed in APB 25. However, the Company has modified its disclosures in its consolidated financial statements as required by the pronouncement.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51”, and in December 2003, the FASB issued a revised Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, (collectively FIN 46), both of which address consolidation of variable interest entities. FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other interests in the entity. Previously, entities were generally consolidated by an enterprise only when it had a controlling financial interest through ownership of a majority of the voting interests in the entity. The consolidation requirements of FIN 46 apply to variable interest entities created after January 31, 2003 and to older entities in the first fiscal year or interim period ending after March 15, 2004. The adoption of FIN 46 did not have a material impact on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 requires an issuer to classify specified financial instruments with characteristics of both liabilities and equity as liabilities that were previously classified either entirely as equity or between the liabilities section and the equity section of the statement of financial position. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material effect on the Company’s consolidated financial statements.

In December 2003, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. (“SAB”) 104, “Revenue Recognition,” which supersedes SAB 101, “Revenue Recognition in Financial Statements.” SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” The issuance of SAB 104 reflects the concepts contained in EITF 00-21; the other revenue recognition concepts contained in SAB 101 remain largely unchanged. The adoption of SAB 104 during fiscal 2004 did not have a material impact on the Company’s consolidated financial statements.

In March 2004, the Emerging Issues Task Force reached consensus on EITF No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, which sets forth a basic model to evaluate whether investments within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, are other-than temporarily impaired. The guidance of EITF 03-1 will be applied prospectively to all current and future investments in interim or annual reporting periods beginning after June 15, 2004 (fiscal 2005 for the Company). The Company does not expect the adoption of EITF 03-1 to have a material impact on its consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

3. Product and Business Acquisitions

A summary of acquisitions completed in each of the last three fiscal years is as follows:

eVelocity Corporation

In May 2002, the Company acquired substantially all of the assets and assumed certain liabilities of eVelocity Corporation (“eVelocity”). eVelocity provided an electronic billing service for corporate legal departments, enabling them to receive and process invoices from outside law firms. The consideration for the acquisition was approximately $3,100,000, consisting of approximately $1,355,000 in cash, $1,573,000 in liabilities assumed and payment of transaction costs. As a result of the acquisition, the Company recorded intangible assets of $2,785,000, consisting of $1,142,000 of core technology, $1,007,000 of customer contracts and $636,000 of goodwill. The finite lived intangible assets, core technology and customer contracts, are being amortized over their estimated useful lives of five and ten years, respectively. Since eVelocity had only limited operations prior to the acquisition, pro forma information has not been included. eVelocity results are reported within the Company’s Outsourced Solutions segment.

A1 Group of Companies (The) Limited

In May 2003, Bottomline Europe acquired certain assets and assumed certain liabilities of the A1 Group of Companies (The) Limited (“A1”). A1 provides electronic funds transfer software and payment managed services to the UK market. The initial purchase consideration, as measured at exchange rates in effect at the date of acquisition, was approximately $504,000. In addition to the initial purchase consideration, contingent consideration of $125,000, based on exchange rates in effect when paid in December 2003, was paid to A1 shareholders. The value of the contingent consideration was recorded as a component of the acquired customer related intangible assets. The total purchase price consisted of $427,000 in cash, $151,000 in liabilities assumed and $51,000 in transaction costs. As a result of the acquisition, the Company recorded intangible assets, including the impact of contingent consideration, of approximately $626,000, consisting of $536,000 of customer related intangible assets and $90,000 of core technology, which are being amortized over three, two and a half and three years, respectively. A1 results are reported within the Company’s Outsourced Solutions segment.

Create!form International, Inc.

In September 2003, the Company acquired all of the outstanding stock of Create!form International, Inc. (Createform). Createform’s products are complementary to the Company’s existing product offerings and the acquisition expanded the Company’s global reach through Createform’s operating subsidiaries in the United States, Australia and the United Kingdom. Createform results have been included in the Company’s results from the date of acquisition forward. The initial purchase consideration for Createform was approximately $7,900,000, consisting of approximately $2,800,000 in cash, 563,151 shares of the Company’s common stock with a value of approximately $4,800,000 and transaction costs. In addition to the initial purchase consideration, contingent consideration of 298,630 shares of the Company’s common stock with a value of approximately $3,165,000 is due to the selling shareholders of Createform as of June 2004, based on certain Createform operating results achieved during fiscal year 2004. The value of the contingent consideration was recorded as a component of goodwill at June 30, 2004. As a result of the acquisition, the Company recorded intangible assets of approximately $12,226,000, consisting of $1,595,000 of core technology, $4,403,000 of customer related intangible assets, and $6,229,000 of goodwill. The finite lived intangible assets, core technology and customer related intangible assets are being amortized over their estimated useful lives of five and ten years, respectively. However, since the amortization rate of the finite lived intangible assets occurs in proportion to their estimated contribution of economic benefit to the Company, approximately 85% of the value assigned to the core technology and customer related intangible assets will be amortized within three and five years, respectively. Createform results are reported within the Company’s Licensed Technology segment.

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

In-Process Research and Development

In connection with the acquisition of Createform, the Company recorded an in-process research and development charge of $789,000, which represented purchased in-process research and development that had not reached technological feasibility. The Company made certain assessments with respect to the determination of all identifiable assets resulting from, or to be used in, research and development activities as of the acquisition date. The in-process research and development projects were valued using an income approach, which included the application of a discounted cash flow methodology. Using this methodology, the value of in-process technology is comprised of the total present value of the future cash flow stream attributable to this technology over its anticipated life. As a basis for the valuation process, the Company made estimates of the revenue stream to be generated in each future period and the corresponding level of operating expenses and other charges, such as income taxes, that will be incurred to support this revenue stream. Based upon these assumptions, the projected cash flow streams relating to the in-process research and development were discounted to present value using a risk adjusted discount rate.

Australian Tax Claim

During the fourth quarter of fiscal year 2004, the Company was contacted by the Australian Tax Office (ATO) and advised of a potential tax assessment to CLS Research Party Ltd., one of Createform’s Australian subsidiaries, which arose from the operations of Createform prior to its acquisition by the Company. On June 17, 2004, the shareholder representatives of Createform agreed with the settlement proposed by the ATO, which resulted in a tax liability to the Company of approximately $292,000 (based on foreign exchange rates in effect at June 17, 2004, the date of the settlement). As a result of this assessment the Company, with the concurrence of the shareholder representatives of Createform, submitted a claim against a share escrow account as a result of this tax liability. The share escrow was one of two escrow accounts established pursuant to the Agreement and Plan of Merger dated September 18, 2003, to support the indemnification of the Createform selling stockholders with respect to breaches of representations, warranties and covenants of Createform and the Createform selling shareholders in the merger agreement. As a result of the escrow claim, the Company recovered 38,055 shares of its common stock, originally issued as part of the initial purchase consideration of Createform.

Albion Business Machines Ltd (ABM)

In May 2004, Bottomline Europe acquired certain assets and assumed certain liabilities of Albion Business Machines Ltd. (ABM), a software company whose products allow customers to make electronic payments through the BACSTEL IP format in the UK. The ABM acquisition is expected to increase the Company’s customer base and broaden its existing BACSTEL IP product offerings in the UK. The initial purchase consideration was approximately $2,740,000 based on exchange rates in effect at the date of the acquisition. The total purchase price consisted of 300,000 shares of our common stock with a value of approximately $2,319,000, cash of $303,000 and transaction costs. In addition to the initial purchase consideration, contingent consideration of approximately $245,000 in cash (based on the exchange rate at September 7, 2004) will be paid to the ABM shareholders in September 2004, after the conclusion of a detailed review and evaluation of ABM’s customer lists and customer contracts acquired. The value of the additional consideration will be recorded as a component of goodwill upon issuance. As a result of the acquisition, the Company recorded, excluding the impact of contingent consideration, intangible assets of approximately $3,071,000, consisting of $1,505,000 of customer related intangible assets, $268,000 of core technology and $1,298,000 of goodwill. The finite lived intangible assets, customer related intangible assets and core technology are being amortized over their estimated useful lives of five years. Also, in connection with the acquisition of ABM, the Company recorded an in-process research and development charge of $53,000, which represented purchased in-process research and development that had not reached technological feasibility. ABM’s operating results were included in the Company’s operating results from the acquisition date forward. Since ABM had only limited operations prior to the

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

acquisition, pro forma information has not been included. ABM results are reported within the Company’s Licensed Technology segment.

Unaudited Pro forma Information

The following unaudited pro forma financial information presents the combined results of operations of the Company and Createform as if the acquisition had occurred as of July 1, 2002 and 2003, after giving effect to certain adjustments such as increased amortization expense of acquired intangible assets. The impact of the charge for acquired in-process research and development, and certain other acquisition related costs, have been excluded from the pro forma amounts. This pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Createform been a single entity during these periods.

	Pro Forma June 30,
	2003	2004
	(unaudited)
	(in thousands)
Revenues	$80,730	$83,597
Loss before cumulative effect of accounting change	$(16,597)	$(2,872)
Loss before cumulative effect of accounting change, per basic and diluted share	$(1.02)	$(0.17)
Net loss	$(30,361)	$(2,872)
Net loss per basic and diluted share	$(1.87)	$(0.17)

4. Property, Plant and Equipment

Property, plant and equipment consists of the following:

	June 30,
	2003	2004
	(in thousands)
Land	$313	$343
Buildings and improvements	3,457	3,608
Furniture and fixtures	1,563	1,532
Technical equipment	9,013	11,079
Software	3,065	3,172

	17,411	19,734
Less: Accumulated depreciation and amortization	10,964	13,266

	$6,447	$6,468

5. Goodwill and Other Intangible Assets

The Company adopted the provisions of SFAS 142 on July 1, 2002. The adoption of SFAS 142 required the Company to complete a transitional impairment test of its indefinite lived intangible assets within the first year of adoption. The first phase of this test, which was completed by the Company in September 2002, required a comparison of the carrying value of each of the Company’s reporting units to the reporting unit’s fair value. To the extent that the carrying value of any reporting unit exceeded its estimated fair value, an indication of potential impairment was deemed to exist and a second phase of the transitional impairment test was required to determine the actual amount of impairment.

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

The Company has two reporting units, represented by its two geographic operating segments—Bottomline US and Bottomline Europe. Based on the results of the first phase of the transitional impairment test, the Company was required to perform the second phase of the test for Bottomline Europe, which was completed in the quarter ended December 31, 2002. Based on the results of the phase two impairment test, the Company recorded an impairment charge of $13.8 million associated with impairment of goodwill in Bottomline Europe. In accordance with the transition provisions of SFAS 142, this amount has been reported as a cumulative effect of a change in accounting principle in the Company’s consolidated statement of operations.

At June 30, 2004, the carrying value of the Company’s goodwill in the Bottomline US and Bottomline Europe reporting units was approximately $13,385,000 and $12,843,000, respectively. At June 30, 2003, the carrying value of the Company’s goodwill in the Bottomline US and Bottomline Europe reporting units was approximately $7,156,000 and $10,674,000, respectively. The increase in goodwill since fiscal 2003 was due to the acquisitions of Createform and ABM and the impact of the foreign currency exchange rates.

The following tables set forth the information for intangible assets subject to amortization and for intangible assets not subject to amortization under SFAS 142:

	As of June 30, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
	(in thousands)
Amortized intangible assets:
Core technology	$14,944	$(12,479)	$2,465
Customer related	7,496	(1,503)	5,993

Total	$22,440	$(13,982)	$8,458

Unamortized intangible assets:
Goodwill			26,228

Total intangible assets			$34,686

	As of June 30, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
	(in thousands)
Amortized intangible assets:
Core technology	$12,664	$(10,101)	$2,563
Customer related	19,239	(16,972)	2,267

Total	$31,903	$(27,073)	$4,830

Unamortized intangible assets:
Goodwill			17,830

Total intangible assets			$22,660

Estimated amortization expense for each of the five subsequent fiscal years, is as follows:

In thousands
2005	$3,030
2006	2,139
2007	1,365
2008	714
2009	527

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

With the adoption of SFAS 142, the Company ceased amortization of goodwill and the intangible assets that were reclassified to goodwill (such as assembled workforce). The following table summarizes and reconciles the Company’s reported loss, before the cumulative effect of a change in accounting principle, for the years ended June 30, 2002, 2003 and 2004. The comparable prior period amounts have been adjusted to exclude amortization expense relating to goodwill and other intangible assets that, upon adoption of SFAS 142, are no longer amortized. This illustrates the impact that ceasing amortization of indefinite lived intangible assets would have had on the Company’s operating results for fiscal years 2002, 2003 and 2004, as if SFAS 142 had been applicable for each of these years:

	Year Ended June 30,
	2002	2003	2004
	(in thousands except per share amounts)
Loss before cumulative effect of a change in accounting principle, as originally reported	$(38,789)	$(14,090)	$(2,418)
Add back: goodwill amortization	25,492	—	—

Adjusted loss, before cumulative effect of a change in accounting principle	$(13,297)	$(14,090)	$(2,418)

Basic and diluted loss per share, before cumulative effect of a change in accounting principle, as originally reported	$(2.63)	$(0.90)	$(0.15)
Add back: goodwill amortization	1.73	—	—

Adjusted basic and diluted loss per share before cumulative effect of a change in accounting principle	$(0.90)	$(0.90)	$(0.15)

6. Accrued Expenses

Accrued expenses consist of the following:

	June 30,
	2003	2004
	(in thousands)
Employee compensation and benefits	$2,680	$3,515
Sales and value added taxes	1,099	1,581
Other	2,226	2,805

	$6,005	$7,901

7. Commitments

The Company leases its principal office facility in Portsmouth, New Hampshire under a non-cancelable operating lease expiring in fiscal year 2012. In addition to the base term, the Company has two five-year options to extend the term of the lease. Rent payments are fixed for the term of the lease, subject to increases each year based on fluctuations in the consumer price index. The Company is additionally obligated to pay certain incremental operating expenses over the base rent.

The Company also leases office space in certain other cities worldwide. All such leases expire by fiscal year 2010.

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

Future minimum annual rental commitments under the Company’s facilities, equipment, and vehicle leases at June 30, 2004 are as follows:

(in thousands)
2005	$2,342
2006	1,899
2007	1,877
2008	1,860
2009	1,863
2010 and thereafter	3,915

$13,756

Rent expense charged to operations for the fiscal years ended June 30, 2002, 2003 and 2004 was $2,092,000, $2,879,000, and $2,947,000 respectively. The Company subleases space in several of its offices. Sublease income recorded for the fiscal years ended June 30, 2002, 2003 and 2004 was $185,000, $300,000 and $204,000, respectively.

8. Notes Payable and Credit Facility

In May 2002, in connection with the Company’s acquisition of substantially all of the assets and assumption of certain liabilities of eVelocity, the Company assumed the obligation on a promissory note issued to a third party in the principal amount of $758,600 plus accrued interest. Under the terms of the promissory note, principal plus accrued interest was due in three equal installments. The third and final principal and interest payment was made on February 15, 2004.

In September 2003, in connection with the Company’s acquisition of Createform, the Company initially was a party to an overdraft facility in the UK that provided for borrowings of up to 40,000 British Pound Sterling. Borrowings under this overdraft facility were unsecured, bore interest at the bank’s base rate plus 5% and were due on demand. There were no outstanding borrowings under this overdraft facility when it was cancelled in February 2004. Also in connection with the acquisition of Createform, the Company initially was a party to two overdraft facilities in Australia, which provided for borrowings of up to 300,000 Australian Dollars. Borrowings under these overdraft facilities were secured by substantially all of the assets of the Company’s Australian operations and bore interest at the bank’s prime rate plus 2.35%. There were no outstanding borrowings under these overdraft facilities when they were cancelled in January 2004.

In January 2004, the Company extended, through December 26, 2004, its Loan and Security Agreement (Credit Facility), which provides for aggregate borrowings of up to $5 million and requires the Company to maintain certain financial covenants. Under the terms of the Credit Facility, the Company would be required to obtain the bank’s approval prior to the payment of any dividends on its common stock. Eligible borrowings are based on a borrowing base calculation of the Company’s eligible accounts receivable as defined in the Credit Facility. Borrowings under the Credit Facility are secured by substantially all US owned assets of the Company, bear interest at the bank’s prime rate (4.25% at June 30, 2004) plus one-half of one percent and are due on the expiration date of the Credit Facility. The Credit Facility also provides for the issuance of up to $2 million in letters of credit for, and on behalf of, the Company. The borrowing capacity under the Credit Facility is reduced by any outstanding letters of credit. At June 30, 2004, a $2 million letter of credit had been issued to the Company’s landlord as part of a lease amendment for its corporate headquarters. There were no outstanding borrowings under the Credit Facility at June 30, 2004.

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

In January 2004, the Company’s subsidiary, Bottomline Europe, renewed through December 30, 2004, its Committed Overdraft Facility (Overdraft Facility), which provides for borrowings of up to 2 million British Pound Sterling. Borrowings under this Overdraft Facility are secured by substantially all assets of Bottomline Europe, bear interest at the bank’s base rate (4.50% at June 30, 2004) plus 2% and are due on the expiration date of the Overdraft Facility. As disclosed in Note 14, Bottomline US has guaranteed repayment of any amounts borrowed under the Overdraft Facility. There were no outstanding borrowings under the Overdraft Facility at June 30, 2004.

At June 30, 2004, a $50,000 Australian (approximately $35,000 US dollars based on the exchange rate in effect at June 30, 2004) letter of credit had been issued by the Company’s subsidiary CLS Research Pty Ltd. to its landlord as part of its office lease in Melbourne, Australia.

9. Stockholders’ Equity

Common Stock and Common Stock Warrants

In June 2000, the Company issued 307,882 shares of common stock to a customer for aggregate consideration of $9,951,000, net of expenses. The Company also issued a warrant to this customer for the purchase of 307,882 shares of common stock at an exercise price of $38.00 per share. The warrant was fully vested and exercisable upon issuance, and expired unexercised in June 2003. In March 2002, the Company accepted as payment, for an existing customer contract, 124,200 of these shares of common stock. The shares accepted by the Company were recorded as a component of treasury stock upon receipt.

In October 2001, in connection with a lease amendment for its corporate headquarters, the Company issued its landlord 100,000 shares of common stock and a warrant, valued using the Black-Scholes method, to purchase an additional 100,000 shares of common stock at an exercise price of $4.25 per share. The warrant, which expires in October 2004, was fully vested and exercisable upon issuance and at June 30, 2004, had not been exercised. The fair value of the common stock and warrant issued of $750,000, was capitalized and is being amortized as rent expense over the initial term of the lease.

In January 2002, the Company entered into a stock purchase agreement with entities affiliated with General Atlantic Partners, LLC (“General Atlantic”), a global private equity investment firm, whereby the Company issued 2.1 million shares of common stock at $8.25 per share, generating gross proceeds of approximately $17.3 million to the Company.

In March 2003, the Company entered into a stock purchase agreement with General Atlantic, whereby the Company issued 270,000 shares of common stock at $5.54 per share, generating gross proceeds of approximately $1.5 million to the Company.

The Company has 7,846,000 common shares reserved for future issuance with respect to stock options, the Company’s employee stock purchase plan and warrants.

Equity Plans

Employee Stock Purchase Plans

1998 Employee Stock Purchase Plan

On November 12, 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the Stock Purchase Plan), which provides for the issuance of up to a total of 750,000 shares of common stock to participating employees. Eligible employees may contribute between 1% and 10% of their base pay to the Stock Purchase

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

Plan. At the end of a designated offering period, employees purchase shares of the Company’s common stock with their contributions at an amount equal to 85% of the closing market price per share of the common stock on either the first day or the last day of the offering period, whichever is lower. The Company no longer issues shares under this plan.

2000 Employee Stock Purchase Plan

On November 16, 2000, the Company adopted the 2000 Employee Stock Purchase Plan (2000 Stock Purchase Plan), which provides for the issuance of up to a total of 750,000 shares of common stock to participating employees. Eligible employees may contribute between 1% and 10% of their base pay to the 2000 Stock Purchase Plan. At the end of a designated offering period, employees purchase shares of the Company’s common stock with their contributions at an amount equal to 85% of the lower of the fair market value of the common stock on the first day of each 24-month offering period or the last day of the applicable six-month purchase period.

The assumptions made for purposes of the options issued under the employee stock purchase plan, based on the Black-Scholes method of valuation, are as follows:

	2002	2003	2004
Dividend yield	0%	0%	0%
Expected life of options (years)	2	2	2
Risk-free interest rate	2.35-3.10%	1.38-1.60%	1.19-2.48%
Volatility	131%	120-125%	112-117%

During the fiscal years ended June 30, 2002, 2003, and 2004, the Company issued 181,000, 166,000 and 110,000 shares of common stock under the 2000 Stock Purchase Plan. The estimated weighted average fair value at the date of grant for options granted under the 2000 Stock Purchase Plan during fiscal years 2002, 2003 and 2004 was $4.93, $4.91, and $6.70 per option, respectively.

Stock Incentive Plans

1989 Stock Option Plan

The Company adopted the Bottomline Technologies, Inc. Stock Option Plan, as amended, (the Plan) on August 1, 1989, which provides for the issuance of incentive stock options and non-statutory stock options. The Plan is administered by the Board of Directors, which has the authority to determine to whom options may be granted, the period of exercise and what other restrictions, if any, should apply. Vesting for options granted under the Plan is principally over three years from the date of the grant. The Company reserved 1,440,000 shares of its common stock for issuance under the Plan. Incentive stock options may be granted to employees at a price of no less than 100% of the fair market value of the common stock at the date of grant. Options expire a maximum of ten years from the date of grant. At June 30, 2004, options for the purchase of 45,000 shares of common stock of the Company were outstanding under this plan. The Company no longer issues options under this plan.

1997 Stock Incentive Plan

On August 21, 1997, the Company adopted the 1997 Stock Incentive Plan (the 1997 Plan), which provides for the issuance of stock options and non-statutory stock options. The 1997 Plan is administered by the Board of Directors, which has the authority to determine to whom options may be granted, the period of exercise and what other restrictions, if any, should apply. Vesting for options granted under the 1997 Plan is principally over four years from the date of the grant. The Company reserved 2,700,000 shares of its common stock for issuance under

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

the 1997 Plan to employees at a price of no less than 100% of the fair market value of the common stock at the date of grant. Options expire a maximum of ten years from the date of grant. At June 30, 2004, options for the purchase of 1,064,993 shares of common stock of the Company were outstanding under this plan. The Company no longer issues options under this plan. In addition, up to 800,000 shares of common stock originally reserved for issuance under the 1997 Plan, which have not been issued or which have been terminated or otherwise surrendered, are available for issuance under the 2000 Employee Stock Incentive Plan.

1998 Non-Employee Director Stock Option Plan

On November 12, 1998, the Company adopted the 1998 Non-Employee Director Stock Option Plan (the Director Plan), which provides for the issuance of non-statutory stock options. The Company has reserved up to 300,000 shares of its common stock for issuance under the Director Plan. Under the terms of the Director Plan, each non-employee director is granted an option to purchase 15,000 shares of common stock upon his or her initial election to the Board of Directors. Such options vest ratably over four years from the date of the grant. Additionally, each non-employee director is granted an option to purchase 7,500 shares of common stock at each annual meeting of stockholders following the annual meeting of the initial year of the election. Such options vest one year from the date of the grant. At June 30, 2004, options for the purchase of 202,500 shares of common stock of the Company were outstanding under this plan.

2000 Employee Stock Incentive Plan

On November 16, 2000, the Company adopted the 2000 Employee Stock Incentive Plan (the 2000 Plan), which provides for the issuance of stock options and non-statutory stock options. The 2000 Plan is administered by the Board of Directors, which has the authority to determine to whom options may be granted, the period of exercise and what other restrictions, if any, should apply. Vesting for options granted under the 2000 Plan is principally over four years from the date of the grant. The Company initially reserved 1,350,000 shares of its common stock for issuance under the 2000 Plan.

On the first day of each fiscal year, beginning in fiscal year 2001 and ending in fiscal year 2010, the number of shares of common stock authorized for issuance under the 2000 Plan will automatically increase, without additional Board or stockholder approvals. The number of shares authorized for issuance will increase, when added to the remaining available shares, to total an amount equal to 12% of the number of shares of common stock outstanding on the first day of the fiscal year, or such lesser number as the Board of Directors may determine prior to such increase. The annual increase can never exceed 5,000,000 shares. On July 1, 2003, 463,519 additional shares were authorized for issuance under the 2000 Plan. Stock options issued under the 2000 Plan must be issued at a price not less than 100% of the fair market value of the common stock at the date of grant. At June 30, 2004, 3,724,879 options were outstanding under this plan.

Flashpoint Employee Stock Option Plan

On August 28, 2000, the Company adopted the Flashpoint Employee Stock Option Plan (the Flashpoint Plan) as part of the acquisition of Flashpoint. Included in the acquisition was the assumption of all outstanding stock options of Flashpoint, which were issued under the Flashpoint Plan. At June 30, 2004, 25,720 options were outstanding under this plan. At June 30, 2004, there were 108,320 shares available for grant under the Flashpoint Plan. The Company does not intend to grant these options.

Stock-Based Compensation

The Company has elected to follow APB 25, and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS 123 requires the use of option

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, or, in the case of the Company’s employee stock purchase plans since the plans are non-compensatory, no compensation expense is recognized. Had the Company elected to account for its stock compensation under the provisions of SFAS 123 using the Black-Scholes method of valuation, its reported net loss and loss per share would have been different. The impact of this difference is disclosed in Note 2.

The assumptions made for purposes of the options issued under the Company’s stock option plans, based on the Black Scholes method of valuation, are as follows:

	2002	2003	2004
Dividend yield	0%	0%	0%
Expected life of options (years)	4	4	4
Risk-free interest rate	3.43-4.69%	1.96-3.00%	2.38-3.54%
Volatility	131%	120-127%	109-111%

A summary of stock option plan activity is as follows:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
	(in thousands, except per share data)
Options outstanding at June 30, 2001	440	3,801	$14.12
Additional shares reserved	1,619	—	—
Options granted	(1,370)	1,370	7.33
Options exercised	—	(83)	4.03
Options canceled	181	(181)	17.32

Options outstanding at June 30, 2002	870	4,907	$12.27
Additional shares reserved	1,222	—	—
Options granted	(902)	902	5.40
Options exercised	—	(141)	3.53
Options canceled	882	(882)	14.49

Options outstanding at June 30, 2003	2,072	4,786	$10.82
Additional shares reserved	463	—	—
Options granted	(1,124)	1,124	9.01
Options exercised	—	(510)	4.86
Options canceled	337	(337)	13.61

Options outstanding at June 30, 2004	1,748	5,063	$10.82

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

The estimated weighted-average fair value of options granted during fiscal years ended June 30, 2002, 2003, and 2004 was $6.04, $4.28 and $6.81. The following table presents weighted-average price and life information about significant option groups outstanding at June 30, 2004:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
	(in thousands, except per share data)
$ 2.33 – $ 5.40	1,171	7.56 years	$4.37	714	$3.92
$ 5.51 – $ 8.19	1,460	7.37 years	7.39	771	7.60
$ 8.30 – $10.00	1,034	8.98 years	9.40	115	9.90
$10.18 – $14.31	755	6.18 years	12.96	729	13.05
$14.75 – $31.50	366	5.48 years	23.02	361	22.98
$32.06 – $59.00	277	5.58 years	39.45	264	39.69

	5,063			2,955	$12.90

At June 30, 2002 and 2003, options to purchase 2,096,000 and 2,585,000 shares of common stock were exercisable at a weighted average price of $14.02 and $13.03, respectively.

10. Earnings Per Share

The following table sets forth the computation of basic and diluted loss per share:

	Year Ended June 30,
	2002	2003	2004
	(in thousands, except per share data)
Numerator:
Loss before cumulative effect of accounting change	$(38,789)	$(14,090)	$(2,418)
Cumulative effect of accounting change	—	(13,764)	—

Net loss	$(38,789)	$(27,854)	$(2,418)

Denominator:
Denominator for basic and diluted loss per share—weighted-average shares outstanding	14,725	15,667	16,514

Net loss per share:
Loss before cumulative effect of accounting change	$(2.63)	$(0.90)	$(0.15)
Cumulative effect of accounting change	—	(0.88)	—

Net loss per share—basic and diluted	$(2.63)	$(1.78)	$(0.15)

Options to purchase 4,907,000, 4,786,000 and 5,063,000 shares of the Company’s common stock for the years ended June 30, 2002, 2003 and 2004, respectively, were excluded from the calculation of diluted earnings per share as the effect would have been anti-dilutive. Warrants for 832,000 shares for the fiscal year ended June 30, 2002 and 200,000 shares for each of the fiscal years ended June 30, 2003 and 2004, respectively, were excluded from the calculation of diluted earnings per share as the effect would have been anti-dilutive.

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

11. Operations by Industry Segments and Geographic Area

Segment Information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

The Company is presenting segment information for its year ended June 30, 2004 according to the segment descriptions below. Segment information for years prior to 2004 can not be prepared without significant allocation of resources and expense. Accordingly, as permitted by SFAS No. 131, the Company is not disclosing segment information for years prior to 2004 as it is impracticable to do so.

The Company’s operating segments are organized principally by the type of products or services offered, and to a lesser degree, by geography. In accordance with SFAS 131, the Company has aggregated similar operating segments into three reportable segments as follows:

Licensed Technology. The Company’s Licensed Technology segment is a supplier of licensed software products that provide a range of financial business process management solutions including making and collecting payments, sending and receiving invoices, and generating and storing business documents. This segment also provides an array of standard professional services and equipment and supplies that complement and enhance the core software products.

Outsourced Solutions. The Outsourced Solutions segment provides customers with outsourced or hosted solutions offerings that facilitate payment processing and invoice receipt and presentment. Revenue for this segment is generally recognized on a per transaction basis or proportionately over the estimated life of the contract.

Tailored Solutions. The Tailored Solutions segment is a provider of solutions specifically designed for banking and financial institutions customers. These solutions typically involve longer implementation periods and a significant level of professional services. Due to the customized nature of these products, revenue is generally recognized on a percentage of completion basis.

Each operating segment has separate sales forces and, periodically, a sales person in one operating segment will sell products and services that are typically sold within a different operating segment. In such cases, the transaction can be recorded by the operating segment to which the sales person is assigned. Accordingly, segment results can include the results of transactions that have been allocated to a specific segment based on the contributing sales resources, rather than the nature of the product or service. As an example, a long-term, percentage of completion contract with a financial institution could be reported under the Licensed Technology segment if the sales person of record is assigned to the sales force of that segment. Conversely, a transaction can be recorded by the operating segment primarily responsible for delivery to the customer, even if the sales person is assigned to a different operating segment.

The Company’s chief operating decision makers assess performance based on segment revenue and a segment measure of profit or loss. Each segment’s measure of profit or loss is on a pre-tax basis, and excludes acquisition-related expenses such as amortization of intangible assets, charges related to acquired in-process research and development and stock compensation expense associated with stock options assumed in prior business acquisitions. There are no inter-segment sales; accordingly the measure of segment revenue and profit

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

or loss reflects only revenues from external customers. The costs of certain corporate level expenses, primarily general and administrative expenses, are allocated to the Company’s operating segments at predetermined rates that approximate cost.

The Company does not track or assign its assets by operating segment.

The following represents a summary of the Company’s reportable segments for the year ended June 30, 2004:

(in thousands)
Revenues:
Licensed Technology	$58,721
Outsourced Solutions	14,099
Tailored Solutions	9,312

Total revenues	$82,132

Segment measure of profit (loss)
Licensed Technology	$4,302
Outsourced Solutions	(639)
Tailored Solutions	(1,040)

Total measure of segment profit	$2,623

A reconciliation of the measure of segment profit to the Company’s GAAP operating loss for 2004, before the provision for income taxes, is as follows:

(in thousands)
Segment measure of profit	$2,623
Less:
Amortization of intangible assets	(4,277)
Stock compensation expense	(41)
In-process research and development	(842)
Other income, net	288

Loss before provision for income taxes	$(2,249)

The following depreciation expense amounts are included in the segment measure of profit (loss):

(in thousands)
Depreciation expense:
Licensed Technology	$1,178
Outsourced Solutions	762
Tailored Solutions	313

Total depreciation expense	$2,253

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

Net sales, based on the point of sales, not the location of the customer are as follows:

	Year Ended June 30,
	2002	2003	2004
	(in thousands)
Sales to unaffiliated customers:
United States	$45,471	$40,965	$45,942
United Kingdom	28,515	30,300	34,883
Australia	—	—	1,307

Total sales to unaffiliated customers	$73,986	$71,265	$82,132

At June 30, 2004, long-lived assets of approximately $24,152,000 were located in the United States and $17,731,000 were located in the United Kingdom and $106,000 were located in Australia. At June 30, 2003, long-lived assets of approximately $15,700,000 were located in the United States and $14,400,000 were located in the United Kingdom.

12. Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109. Under SFAS 109, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities, and are measured by applying tax rates that are expected to be in effect when the differences reverse. At June 30, 2003 and 2004, there were no deferred tax liabilities. Significant components of the Company’s deferred tax assets are as follows:

	June 30,
	2003	2004
	(in thousands)
Deferred tax assets:
Allowances	$672	$784
Various accrued expenses	879	804
Inventory	171	116
Deferred revenue	127	163
Intangible assets	18,447	15,769
Net operating loss carry forward	8,311	10,770
Property, plant and equipment	527	732
Capital loss and impairment losses on equity investments	531	544
Research and development credits	1,181	1,424

	30,846	31,106
Less: valuation allowance	(30,846)	(31,106)

Net deferred tax assets	$—	$—

SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $31,106,000 valuation allowance at June 30, 2004 is necessary. The change in the valuation allowance for the current year is $260,000. Upon liquidation of the valuation allowance, approximately $977,000 will be reversed through goodwill as this amount relates to valuation allowances established in the initial purchase price allocations of certain of the Company’s prior business acquisitions.

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

At June 30, 2004, the Company has available US net operating loss carry-forwards of $22,771,000, which expire at various times through the year 2024. The Company also has $1,988,000 of foreign net operating loss carryforwards available with no statutory expiration date and $1,424,000 of research and development tax credits available, which expire at various points through the year 2024. Additionally, the Company has approximately $1,080,000 of tax benefit associated with non-qualified stock options that have been exercised. When realized against future period taxable income this benefit will be recorded as an increase to additional paid in capital. The operating losses and tax credit carryforwards may be subject to limitations under provisions of the Internal Revenue Code.

The provision for income taxes consists of the following:

	Year Ended June 30,
	2002	2003	2004
	(in thousands)
Current:
Federal	—	—	—
State	$60	$60	$60
Foreign	—	—	78

	60	60	138
Deferred:
Federal	—	—	—
State	—	—	—
Foreign	—	—	31

	—	—	31

	$60	$60	$169

Net income (loss) before income taxes and before the cumulative effect of the accounting change by geographic area is as follows:

	Year Ended June 30,
	2002	2003	2004
	(in thousands)
United States	$(11,802)	$(4,873)	$898
United Kingdom	(26,927)	(9,157)	(3,374)
Australia	—	—	227

	$(38,729)	$(14,030)	$(2,249)

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

A reconciliation of the federal statutory rate to the effective income tax rate is as follows:

	Year Ended June 30,
	2002	2003	2004
Tax benefit at federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal benefit	0.2	0.2	2.7
Valuation allowance and deferred tax assets	22.9	24.0	31.0
Foreign income taxes	—	—	4.8
Non-deductible goodwill amortization	10.7	9.7	4.0
Non-deductible expenses	0.4	0.4	—
Other	—	(0.1)	(1.0)

	0.2%	0.2%	7.5%

13. Severance and Exit Costs

During fiscal year 2003, the Company implemented several expense reduction initiatives to better align its cost structure with existing market conditions. As part of this plan, the Company consolidated its workforce, in both the US and Europe, and closed a facility in the US. In connection with these initiatives, the Company recorded charges of approximately $1,131,000 in the fiscal year ended June 30, 2003. At June 30, 2004, no severance and facility exit costs remained accrued for payment in future periods.

14. Guarantees

The Company generally offers a standard warranty on its products and services, specifying that its software products will perform in accordance with published product specifications and that any professional services will conform with applicable specifications and industry standards. Further, the Company offers, as an element of its standard licensing arrangements, an indemnification clause that protects the licensee against liability and damages, including legal defense costs, arising from claims of patent, copyright, trademark or other similar infringements by the Company’s software products. To date, the Company has not had any significant warranty or indemnification claims against its software products and there were no accruals for product warranties or indemnification claims at June 30, 2003 or 2004.

As disclosed in Note 8, Bottomline Europe is a party to an Overdraft Facility, which provides for aggregate borrowings of up to 2.0 million British Pound Sterling. Bottomline US has guaranteed repayment of any amounts borrowed under the Overdraft Facility and at June 30, 2004, there were no outstanding borrowings under the Overdraft Facility.

YEAR ENDED JUNE 30, 2002, 2003 AND 2004—(Continued)

15. Quarterly Financial Data (unaudited)

	For the quarters ended
	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004
	(in thousands, except per share data)
Revenues	$16,280	$17,724	$18,644	$18,617	$16,871	$21,254	$21,567	$22,440
Gross profit	7,685	8,319	9,630	9,722	9,134	11,824	12,013	12,715
(Loss) income before cumulative effect of accounting change	(5,862)	(4,205)	(2,225)	(1,798)	(2,145)	(449)	(241)	417
Basic and diluted (loss) income per share before cumulative effect of accounting change	$(0.38)	$(0.27)	$(0.14)	$(0.11)	$(0.13)	$(0.03)	$(0.01)	$0.02
Net (loss) income	$(19,626)	$(4,205)	$(2,225)	$(1,798)	$(2,145)	$(449)	$(241)	$417
Shares used in computing (loss) income per share before cumulative effect of accounting change:
Basic	15,545	15,567	15,619	15,938	16,044	16,621	16,775	17,003
Diluted	15,545	15,567	15,619	15,938	16,044	16,621	16,775	18,078

Net loss differs from the Company’s previously filed quarterly report on Form 10-Q for the quarter ended September 30, 2002, due to a goodwill impairment charge of approximately $13.8 million. This item was reported retroactively to the first quarter of the fiscal year, as a cumulative effect of a change in accounting principle, in accordance with the transition provisions of SFAS 142.

PROSPECTUS

BOTTOMLINE TECHNOLOGIES (DE), INC.

6,000,000 SHARES OF COMMON STOCK

($.001 par value per share)

We may offer from time to time up to 4,500,000 shares of our common stock, and the selling stockholders may offer from time to time up to 1,500,000 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

We and the selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

We will provide a prospectus supplement each time we issue common stock under this prospectus, which will contain information about the specific terms of that offering and may also update or amend information contained or incorporated by reference into this prospectus.

Our common stock is traded on The NASDAQ National Market under the symbol “EPAY”. On June 6, 2005, the closing sale price of our common stock on The NASDAQ National Market was $13.65.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 17, 2005.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell up to a total of 4,500,000 shares of common stock in one or more offerings and the selling stockholders may sell up to a total of 1,500,000 shares of common stock in one or more offerings. We have provided to you in this prospectus a general description of the securities we and the selling stockholders may offer. Each time we or the selling stockholders sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also update or amend in a prospectus supplement any of the information contained or incorporated by referenced into this prospectus.

BOTTOMLINE

We provide a comprehensive set of solutions for financial business process management (fBPM). Our software products and services enable organizations to automate, manage, standardize and control transaction-based processes across the enterprise, particularly those that involve making and collecting payments, sending and receiving invoices, generating business documents and conducting electronic banking. We offer software designed to run on-site at the customer’s location as well as hosted solutions.

Our end-to-end products complement and leverage our customers’ existing information systems, accounting applications and banking relationships. As a result, our solutions can be deployed quickly and efficiently. To help our customers receive the maximum value from our products and meet their own particular needs, we also provide professional services for installation, training, consulting and product enhancement. Additionally, we offer our customers a broad range of equipment and supplies products that complement their laser check printing systems.

Our principal executive offices are located at 325 Corporate Drive, Portsmouth, New Hampshire 03801, our telephone number is (603) 436-0700 and our Internet address is www.bottomline.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to “Bottomline,” “the Registrant,” “we,” “us” and “our” refers to Bottomline Technologies (de), Inc.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before making an investment decision involving our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Our common stock has experienced and may continue to undergo extreme market price and volume fluctuations

Stock markets in general, and The NASDAQ Stock Market in particular, have experienced extreme price and volume fluctuations, particularly in recent years. Broad market fluctuations of this type may adversely affect the market price of our common stock. The stock prices for many companies in the technology sector have experienced wide fluctuations that often have been unrelated to their operating performance. The market price of our common stock has experienced and may continue to undergo extreme fluctuations due to a variety of factors, including:

•	general and industry-specific business, economic and market conditions;

•	actual or anticipated fluctuations in operating results, including those arising as a result of any impairment of goodwill or other intangible assets related to past or future acquisitions;

•	changes in or our failure to meet analysts’ or investors’ estimates or expectations;

•	public announcements concerning us, including announcements of litigation, our competitors or our industry;

•	introductions of new products or services or announcements of significant contracts by us or our competitors;

•	acquisitions, strategic partnerships, joint ventures, or capital commitments by us or our competitors;

•	adverse developments in patent or other proprietary rights; and

•	announcements of technological innovations by our competitors.

If we are unable to complete the work required under Section 404 of the Sarbanes-Oxley Act, or if we detect internal control weaknesses that we are unable to remediate prior to the Section 404 implementation date, our stock price could be materially and adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we establish and maintain an adequate internal control structure and procedures for financial reporting and assess on an ongoing basis the design and operating effectiveness of our internal control structure and procedures for financial reporting. Beginning with our Annual Report on Form 10-K for the year ending June 30, 2005, we will be required to report on, and our independent auditors will be required to attest to, the effectiveness of our internal controls over financial reporting. The rules governing the standards that must be met for management to assess internal controls over financial reporting are new and complex, and require significant documentation, testing and, where weaknesses are identified, remediation. This effort has and will likely continue to result in increased expenses, significant attention of management and the devotion of other internal resources. We may encounter unforeseen problems or delays in completing the work required under Section 404, and we may detect weaknesses in the internal control structure that we are unable to remediate prior to the Section 404 implementation date. To the extent this occurs, our stock price could be materially and adversely affected.

Our fixed costs may lead to operating results below analyst or investor expectations if our revenues are below anticipated levels, which could adversely affect the market price of our common stock

A significant percentage of our expenses, particularly personnel and facilities costs, are relatively fixed and based in part on anticipated revenue levels. We have recently experienced slowing growth rates with certain of our licensed software products due to the challenging economic climate in the technology arena. A decline in revenues without a corresponding and timely slowdown in expense growth could negatively affect our business. Significant revenue shortfalls in any quarter may cause significant declines in operating results since we may be unable to reduce spending in a timely manner.

Quarterly operating results that are below the expectations of public market analysts could adversely affect the market price of our common stock. Factors that could cause fluctuations in our operating results include the following:

•	economic conditions, which may affect our customers’ and potential customers’ budgets for information technology expenditures;

•	the timing of orders and longer sales cycles;

•	the timing of product implementations, which are highly dependent on customers’ resources and discretion;

•	the incurrence of costs relating to the integration of software products and operations in connection with acquisitions of technologies or businesses; and

•	the timing and market acceptance of new products or product enhancements by either us or our competitors.

Because of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful.

Our mix of products and services could have a significant effect on our financial condition, results of operations and the market price of our common stock

The gross margins for our products and services vary considerably. Our software revenues generally yield significantly higher gross margins than do our service, maintenance, and equipment and supplies revenue streams. In recent fiscal years we have experienced a decrease in our software license fees, particularly in the US, as a result of the continued slowdown in overall IT spending. If software license fees continue to decline or if the mix of our products and services in any given period does not match our expectations, our results of operations and the market price of our common stock could be significantly affected.

The demand for our BACSTEL-IP product in the UK, which is currently generating significant revenue growth, is expected to decline after the UK mandated conversion date for this new technology has passed.

We have experienced, and are continuing to experience, strong market demand in the UK as a result of demand for our products that address the new payment standard for electronic payments in the UK called BACSTEL-IP. Under the existing regulatory requirements, UK businesses have until the end of December 2005 to be in compliance with this standard. There is a possibility that the current deadline could be extended. If the deadline is extended, it could extend or delay customer buying decisions, potentially having an impact on our operating results, in which case our stock price could be materially and adversely affected.

We plan to introduce new products to the UK market at the conclusion of the BACSTEL-IP initiative. In addition, we offer the current BACSTEL-IP solution on a subscription basis to a portion of our customers, which we expect will generate ongoing recurring revenues. However, there can be no assurance that the combination of new product sales and recurring subscription revenues will be sufficient to offset the revenue from our BACSTEL-IP products in which case our operating results and stock price could be materially and adversely affected.

We face risks associated with our international operations that could harm our financial condition and results of operations

In recent periods, a significant percentage of our revenues have been generated by our international operations, and our future growth rates and success are in part dependent on our continued growth and success in international markets. We have operations in Australia, in addition to the US and the UK. As is the case with most international operations, the success and profitability of such operations are subject to numerous risks and uncertainties that include, in addition to the risks our business as a whole faces, the following:

•	difficulties and costs of staffing and managing foreign operations;

•	differing regulatory and industry standards and certification requirements;

•	the complexities of foreign tax jurisdictions;

•	reduced protection for intellectual property rights in some countries;

•	currency exchange rate fluctuations; and

•	import or export licensing requirements.

A significant percentage of our revenues to date have come from our payment management offerings and our performance will depend on continued market acceptance of these solutions

A significant percentage of our revenues to date have come from the license and maintenance of our payment management offerings and sales of associated products and services. Any significant reduction in demand for our payment management offerings could have a material adverse effect on our business, operating results and financial condition. Our future performance could depend on the following factors:

•	continued market acceptance of our payment management offerings as a payment management solution;

•	prospective customers’ dependence upon enterprises seeking to enhance their payment functions to integrate electronic payment capabilities;

•	our ability to introduce enhancements to meet the market’s evolving needs for secure payments and cash management solutions; and

•	continued acceptance of desktop and enterprise software, and laser check printing solutions.

Our future financial results will depend on our ability to manage growth effectively

In the past, rapid growth has strained our managerial and other resources. Recently, and particularly in the US, we have experienced slowing growth rates due to challenging economic conditions. If our historical growth rate resumes, our ability to manage that growth will depend in part on our ability to continue to enhance our operating, financial and management information systems. Presently we are experiencing significant revenue growth and increasing product demand in the UK as a result of the BACSTEL-IP conversion. While we believe that this creates a significant opportunity, our ultimate ability to capitalize on this opportunity will be dependent on our ability to effectively manage our BACSTEL-IP product deployment, including product installations. We cannot assure you that our personnel, systems and controls will be adequate to support future growth. If we are unable to manage growth effectively, the quality of our services, our ability to retain key personnel and our business, operating results and financial condition could be materially adversely affected.

Our future financial results will be affected by the acceptance of electronic invoice presentment product offerings in an emerging market

Our electronic invoice presentment business model is in the early stages of market adoption, even though the product has been generally available from us and our competitors for some time. Customers and potential customers may not be ready to adopt our electronic invoice presentment business model, or may be slower to adopt the model than we, or the public market analysts, anticipate. If this emerging market does not adopt our business model or the market does not respond as quickly as we expect, our future results could be materially and adversely affected.

We face significant competition in our targeted markets, including competition from companies with significantly greater resources

In recent years we have encountered increasing competition in our targeted markets. We compete with a wide range of companies, ranging from small start-up enterprises with limited resources, which compete principally on the basis of technology features or specific customer relationships, to large companies, which can leverage significant customer bases and financial resources. Given the size and nature of our targeted markets, the implementation of our growth strategy and our success in competing for market share generally may be dependent on our ability to grow our sales and marketing capabilities and maintain a critical level of financial resources.

Integration of acquisitions could interrupt our business and our financial condition could be harmed

We have made several acquisitions of companies and assets in the past, including our acquisitions of Createform and ABM during fiscal 2004 and HMSL in April 2005, and may, in the future, acquire or make investments in other businesses, products or technologies. Any acquisition or strategic investment we have made in the past or may make in the future may entail numerous risks, including the following:

•	difficulties integrating acquired operations, personnel, technologies or products;

•	inadequacy of existing operating, financial and management information systems to support the combined organization or new operations;

•	write-offs related to impairment of goodwill and other intangible assets;

•	entrance into markets in which we have no or limited prior experience or knowledge;

•	diversion of management’s focus from our core business concerns;

•	dilution to existing stockholders and earnings per share;

•	incurrence of substantial debt; and

•	exposure to litigation from third parties, including claims related to intellectual property or other assets acquired or liabilities assumed.

Any such difficulties encountered as a result of any merger, acquisition or strategic investment could have a material adverse effect on our business, operating results and financial condition.

As a result of our acquisitions, we could be subject to significant future write-offs with respect to intangible assets, which may adversely affect our future operating results

We review our intangible assets, including goodwill, periodically for impairment. At March 31, 2005, the carrying value of our goodwill and our other intangible assets was $27.0 million and $6.2 million, respectively. While we reviewed our goodwill during our fourth quarter of fiscal year 2004 and concluded that there was no impairment, we could be subject to future impairment charges with respect to these intangible assets, or intangible assets arising as a result of additional acquisitions in future periods. Such charges, to the extent occurring, would likely have a material adverse effect on our operating results.

The slowdown in the economy experienced in recent fiscal years has affected the market for information technology solutions, including our products and services, and if this slowdown continues our future financial results could be materially adversely affected

As a result of recent unfavorable economic conditions and reduced capital spending by our customers and potential customers, demand for certain of our licensed software products and services has been adversely affected. In recent years, this has resulted in decreased revenues, particularly software license revenues, and a decline in our historic growth rate. To date, the US marketplace has been particularly affected but there can be no assurance that this trend will not extend, to the same degree, to the UK marketplace where we also have significant operations. Our future results will be materially and adversely affected if this slowdown continues or worsens and our revenues continue to be adversely impacted. During recent fiscal years, we implemented several cost reduction initiatives in an attempt to improve our profitability. If current economic conditions continue or worsen, those cost reductions may prove to be inadequate and we may experience a material adverse impact on our business, operating results, and financial condition.

We depend on key employees who are skilled in e-commerce, payment, cash and document management and invoice presentment methodology and Internet and other technologies

Our success depends upon the efforts and abilities of our executive officers and key technical employees who are skilled in e-commerce, payment methodology and regulation, and Internet, database and network technologies. The loss of one or more of these individuals could have a material adverse effect on our business. We currently do not maintain “key man” life insurance policies on any of our employees. While some of our executive officers have employment or retention agreements with us, the loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, operating results and financial condition.

We must attract and retain highly skilled personnel with knowledge in e-commerce, payment, cash and document management and invoice presentment methodology and Internet and other technologies

We believe that our success is in part dependent upon our ability to attract, hire, train and retain highly skilled technical, sales and marketing, and support personnel, particularly with expertise in e-commerce, payment, cash management and invoice methodology and Internet and other technologies. Competition for qualified personnel is intense. As a result, we may experience increased compensation costs that may not be offset through either improved productivity or higher sales prices. There can be no assurances that we will be successful in attracting, recruiting or retaining existing personnel. Based on our experience, it takes an average of nine months for a salesperson to become fully productive. We cannot assure you that we will be successful in increasing the productivity of our sales personnel, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

An increasing number of large and more complex customer contracts, or contracts that involve the delivery of services over contractually committed periods, may delay the timing of our revenue recognition and affect our operating results, financial condition and the market price of our stock

Due to an increasing number of large and more complex customer contracts, we have experienced, and will likely continue to experience, delays in the timing of our revenue recognition. These large and complex customer contracts generally require significant implementation work, product customization and modification resulting in the recognition of revenue over the period of project completion, which normally spans several quarters. Additionally, certain of our products and services are sold on a hosted basis, which can involve contractually defined service periods. In such cases, revenue is typically recorded over the expected life of the arrangement, rather than at the outset of the arrangement, thus lengthening the period of revenue recognition. Delays in revenue recognition on these contracts could affect our operating results, financial condition and the market price of our common stock.

Increased competition may result in price reductions and decreased demand for our product solutions

The markets in which we compete are intensely competitive and characterized by rapid technological change. Some competitors in our targeted markets have longer operating histories, significantly greater financial, technical, and marketing resources, greater brand recognition and a larger installed customer base than we do. We expect to face additional competition as other established and emerging companies enter the markets we address. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships to expand their product offerings and to offer more comprehensive solutions. This growing competition may result in price reductions of our products and services, reduced revenues and gross margins and loss of market share, any one of which could have a material adverse effect on our business, operating results and financial condition.

Our success depends on our ability to develop new and enhanced software, services and strategic partner relationships

The markets in which we compete are subject to rapid technological change and our success is dependent on our ability to develop new and enhanced software, services and strategic partner relationships that meet evolving market needs. Trends that could have a critical impact on us include:

•	the adoption of the newly mandated BACSTEL-IP electronic payment format in the UK marketplace, which refers to the payments technology upgrade mandated by UK BACS (Bankers Automated Clearing Services), which could cause delay and uncertainty with our customers’ and potential customers’ purchase decisions;

•	other evolving industry standards, mandates and laws, such as those mandated by the National Automated Clearing House Association and the Association for Payment Clearing Services;

•	rapidly changing technology, which could cause our software to become suddenly outdated or could require us to make our products compatible with new database or network systems;

•	developments and changes relating to the Internet that we must address as we maintain existing products and introduce any new products; and

•	the loss of any of our key strategic partners who serve as a valuable network from which we can leverage industry expertise and respond to changing marketplace demands.

There can be no assurance that technological advances will not cause our technology to become obsolete or uneconomical. If we are unable to develop and introduce new products, or enhancements to existing products, in a timely and successful manner, our business, operating results and financial condition could be materially adversely affected. Similarly, if we were to lose support from any of our key strategic partner relationships, our results could be negatively affected.

Our products could be subject to future legal or regulatory actions, which could have a material adverse effect on our operating results

Our software products and hosted services offerings facilitate the transmission of business documents and information including, in some cases, confidential financial data related to payments, invoices and cash management. Our web-based software products, and certain of our hosted services offerings, transmit this data electronically. While we believe that all of our product and service offerings comply with current regulatory and security requirements, there can be no assurance that future legal or regulatory actions will not impact our product and service offerings. To the extent that regulatory or legal developments mandate a change in any of our products or services, or alter the demand for or the competitive environment of our products and services, we might not be able to respond to such requirements in a timely or successful manner. If this were to occur, our business, operating results and financial condition could be materially adversely affected.

Any unanticipated performance problems or bugs in our product offerings could have a material adverse effect on our future financial results

If the products that we offer do not continue to achieve market acceptance, our future financial results will be adversely affected. Since many of our software solutions are still in early stages of adoption and since most of our software products are continually being enhanced or further developed in response to general marketplace demands, any unanticipated performance problems or bugs that we have not been able to detect could result in additional development costs, diversion of technical and other resources from our other development efforts, negative publicity regarding us and our products, harm to our customer relationships and exposure to potential liability claims. In addition, if our products do not enjoy wide commercial success, our long-term business strategy will be adversely affected, which could have a material adverse effect on our business, operating results and financial condition.

We could incur substantial costs resulting from warranty claims or product liability claims

Our software license agreements typically contain provisions that afford customers a degree of warranty protection in the event that our software fails to conform to its written specifications. These agreements typically contain provisions intended to limit the nature and extent of our risk of warranty and product liability claims. There is a risk, however, that a court might interpret these terms in a limited way or could hold part or all of these terms to be unenforceable. Furthermore, some of our licenses with our customers are governed by non-U.S. law, and there is a risk that foreign law might provide us less or different protection. While we maintain general liability insurance, including coverage for errors and omissions, we cannot be sure that our existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims. Although we have not experienced any material warranty or product liability claims to date, a warranty or product liability claim, whether or not meritorious, could result in substantial costs and a diversion of management’s attention and our resources, which could have an adverse effect on our business, operating results and financial condition.

We could be adversely affected if we are unable to protect our proprietary technology and could be subject to litigation regarding our intellectual property rights, causing serious harm to our business

We rely upon a combination of patent, copyright and trademark laws and non-disclosure and other intellectual property contractual arrangements to protect our proprietary rights. However, we cannot assure you that our patents, pending applications for patents that may issue in the future, or other intellectual property will be of sufficient scope and strength to provide meaningful protection of our technology or any commercial advantage to us, or that the patents will not be challenged, invalidated or circumvented. We enter into agreements with our employees and customers that seek to limit and protect the distribution of proprietary information. Despite our efforts to safeguard and maintain our proprietary rights, there can be no assurance that such rights will remain protected or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may be a party to litigation in the future to protect our intellectual property rights or as a result of an alleged infringement of the intellectual property rights of others. These claims, whether or not meritorious, could require us to spend significant sums in litigation, pay damages, delay product implementations, develop non-infringing intellectual property or acquire licenses to intellectual property that is the subject of the infringement claim. These claims could have a material adverse effect on our business, operating results and financial condition.

We may incur significant costs from class action litigation as a result of expected volatility in our common stock

In the past, companies that have experienced market price volatility of their stock have been the targets of securities class action litigation. In August 2001, we were named as a party in one of the so-called “laddering” securities class action suits relating to the underwriting of our initial public offering. We could incur substantial costs and experience a diversion of our management’s attention and resources in connection with such litigation, which could have a material adverse effect on our business, financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

Unless otherwise indicated in the accompanying prospectus supplement, we expect to use the net proceeds from the sale of any securities sold by us hereby for general corporate purposes, including working capital, product development and capital expenditures. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to ours. We do not currently have any commitments or agreements with respect to any material acquisition. Pending such uses, we intend to invest any net proceeds in investment-grade, interest-bearing securities.

We will not receive any of the proceeds from the sale of shares by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth, to our knowledge, certain information about the selling stockholders as of May 31, 2005. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after May 31, 2005 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering(1)
	Number	Percentage		Number	Percentage
General Atlantic Partners 74, L.P.(2)	2,562,927	14.1%	1,233,877	1,329,050	5.9%
GAP Coinvestment Partners II, L.P.(2)	348,562	1.9%	167,809	180,753	*
GapStar, LLC(2)	200,221	1.1%	96,393	103,828	*
GAPCO GmbH & Co. KG(2)	3,990	*	1,921	2,069	*

*	Less than one percent.
1.	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.
2.	General Atlantic LLC (“GA LLC”) is the general partner of General Atlantic Partners 74, L.P. (“GAP LP”) and the sole member of GapStar, LLC (“GapStar”). The general partners of GAP Coinvestment Partners II, L.P. (“GAPCO II”) are also Managing Directors of GA LLC. William O. Grabe, a director of Bottomline, is a Managing Director of GA LLC and a general partner of GAPCO II. The general partner of GAPCO GmbH & Co. KG (“GAPCO KG”) is GAPCO Management GmbH (“Management GmbH” and, together with GAP LP, GAPCO II, GapStar, GAPCO KG and GA LLC, the “GA Group”). The Managing Directors of GA LLC are authorized and empowered to vote and dispose of the securities owned by GAPCO KG and Management GmbH. The GA Group is a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended.

RELATIONSHIP WITH SELLING STOCKHOLDERS

Pursuant to the terms of a stock purchase agreement dated as of January 8, 2002, between Bottomline and GAP LP, GAPCO II, GapStar and GAPCO KG (collectively, “General Atlantic”), we issued and sold an aggregate of 2,100,000 shares of our common stock to General Atlantic for gross proceeds to us of $17,325,000. Pursuant to the agreement, General Atlantic has the right to designate one person to serve on our board of directors so long as General Atlantic holds in the aggregate either (i) at least 5% of the outstanding shares of our common stock or (ii) 30% of the 2,700,000 shares of common stock purchased pursuant to the stock purchase agreement. We agreed to use our reasonable best efforts to have such director nominee elected to our board of directors, including causing officers of Bottomline who hold proxies (unless otherwise directed by the stockholder submitting such proxy) to vote such proxies in favor of the election of the designee. William O. Grabe, a director and a member of the compensation committee and nominations and corporate governance committee of our board of directors, currently serves as General Atlantic’s director nominee. On March 20, 2003, we entered into a second stock purchase agreement with General Atlantic pursuant to which we issued and sold 270,000 shares of our common stock to General Atlantic for gross proceeds to us of $1,495,800.

PLAN OF DISTRIBUTION

We and the selling stockholders may sell the securities being offered hereby in one or more of the following methods from time to time:

•	to underwriters for resale to the public or to investors;

•	a block trade, which may involve crosses, in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer, including purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	through ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through agents to the public or to investors;

•	directly to investors in privately negotiated transactions; or

•	through a combination of any of these methods of sale.

We will describe in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities being offered and the proceeds we or the selling stockholders will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us and the selling stockholders;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Sales of shares of common stock by the selling stockholders referred to in this prospectus may be made from time to time in one or more transactions on the NASDAQ National Market, in the over-the-counter market or any other exchange or quotation system on which shares of our common stock may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares may be offered directly to or through underwriters or agents designated from time to time, or to or through brokers or dealers, or through any combination of these methods of sale.

Underwriters and Agents

If we and the selling stockholders use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We and the selling stockholders may change from time to time any initial public offering price and any discounts or concessions the underwriters allow, reallow or pay to dealers. We and the selling stockholders may use underwriters with whom we or the selling stockholders have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

An underwriter, agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an exchange on which our common stock is traded may be engaged to act as a selling stockholder’s agent in the sale of shares by such selling stockholder.

We and the selling stockholders may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions they receive from us or the selling stockholders and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We and the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries and the selling stockholders in the ordinary course of their businesses.

Direct Sales

We and the selling stockholders may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.

Any underwriters who are qualified market markers on the NASDAQ National Market may engage in passive market making transactions in the securities on the NASDAQ National Market in accordance with Rule 103 of Regulation M. Passive market markers must comply with applicable volume, price and other limitations of Rule 103.

LEGAL MATTERS

The validity of the shares being offered by this prospectus will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Bottomline Technologies (de), Inc. appearing in Bottomline Technologies (de), Inc.’s Annual Report (Form 10-K/A Amendment No. 2) for the year ended June 30, 2004 and Current Report on Form 8-K, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

(i)	the Annual Report on Form 10-K/A for the fiscal year ended June 30, 2004, as amended on September 23, 2004 and June 2, 2005;

(ii)	the Current Report on Form 8-K filed with the SEC on August 31, 2004;

(iii)	the Current Report on Form 8-K filed with the SEC on September 13, 2004;

(iv)	the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004;

(v)	the Current Report on Form 8-K filed with the SEC on November 24, 2004;

(vi)	the Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004;

(vii)	the Current Report on Form 8-K filed with the SEC on May 3, 2005;

(viii)	the Current Report on Form 8-K filed with the SEC on May 6, 2005;

(ix)	the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005;

(x)	the Current Report on Form 8-K filed with the SEC on June 8, 2005;

(xi)	all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

(xii)	the description of our common stock contained in our Registration Statement on Form 8-A dated January 12, 1999.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information: Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, (603) 436-0700.